                                                                  RULE 424(b)(3)
                                                               REG. NO. 333-5396
                                PLD TELEKOM INC.
                    (FORMERLY PETERSBURG LONG DISTANCE INC.)

             $26,500,000 9% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                                      AND

                        3,840,645 SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

     The securities offered hereby consist of (i) $26,500,000 aggregate principal amount of 9% Convertible Subordinated Notes due 2006 (the "Convertible Notes") of PLD Telekom Inc. (the "Company" or "PLD"), which are owned by the selling holders listed herein under "Selling Holders" (collectively, the "Selling Holders") and (ii) Common Shares (the "Convertible Note Shares", and together with the Convertible Notes, the "Offered Securities") of the Company which may be acquired from time to time by the Selling Holders upon conversion of the Convertible Notes. The Convertible Notes may be offered from time to time by the Selling Holders and the Convertible Note Shares may be offered from time to time by the Selling Holders following exercise of their Convertible Notes. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by a Selling Holder will be borne by the Selling Holder. The Company will not receive any of the proceeds from the sale of the Offered Securities by the Selling Holders.

     The Selling Holders have not advised the Company of any specific plans for the distribution of the Offered Securities covered by this Prospectus, but it is anticipated that the Offered Securities may be sold on one or more exchanges or in the over-the-counter market (including, in the case of the Convertible Note Shares, the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Holders and the brokers and dealers through whom sale of the Offered Securities may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Convertible Notes were issued in a private placement transaction (the "Private Placement Offering"). In addition, as part of the Private Placement Offering, the Company issued units (the "Units") consisting of (a) $123,000,000 aggregate principal amount at maturity of its 14% Senior Discount Notes due 2004 (the "Senior Notes", and together with the Convertible Notes, the "Notes") and
(b) warrants (the "Warrants") to purchase an aggregate of 4,182,000 Common Shares. The Convertible Notes and the Units were sold by the Company to Smith Barney Inc. (the "Initial Purchaser") on June 12, 1996 (the "Issue Date") pursuant to a Purchase Agreement dated May 24, 1996 (the "Purchase Agreement") between the Company and the Initial Purchaser. The Initial Purchaser subsequently resold the Convertible Notes and the Units in reliance on Rule 144A under the Securities Act.

     Pursuant to a supplemental indenture dated March 20, 1998 (the "Supplemental Indenture") various amendments to the indentures relating to the Senior Notes and the Convertible Notes and various related documents were made, following the receipt of the required number of approvals from holders of such Notes for such amendments. Pursuant to the Second Supplemental Indenture, dated June 15, 1998 (the "Second Supplemental Indenture" and, together with the First Supplemental Indenture, the "Supplemental Indentures"), PLD Capital Asset (U.S.) Inc. became a guarantor of the Senior Notes and the Convertible Notes and a Leasing Company, as defined in the Indentures, as amended. See "Summary -- The Company -- The Private Placement of Notes and Warrants;" "-- Recent
Developments -- The Consent Solicitation" and "-- Registration." Unless the context clearly requires otherwise, references to the "Notes", the "Senior Notes", the "Outstanding Notes" and the "Convertible Notes" shall refer to such securities as heretofore amended, and references to the "Senior Note Indenture", the "Convertible Note Indenture" and the "Indentures" shall refer to such indentures as heretofore amended.

     The Convertible Notes are unconditionally and irrevocably guaranteed on a senior subordinated basis by certain wholly owned subsidiaries of the Company (the "Guarantors"). The Guarantors have guaranteed the Company's obligations under the Senior Notes on a senior secured basis. The guarantees of the Convertible Notes are senior subordinated obligations of the Guarantors and are subordinated to the guarantees of the Senior Notes. See "Description of the Convertible Notes and Other Private Placement Securities -- The
Notes -- Guarantees."

     The Company's Common Stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market under the symbol "PLDI." On August 24, 1998, the last reported closing price of the Common Stock was $4.00 per share.
                            ------------------------
     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 27 TO 51 OF THIS PROSPECTUS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                 THE DATE OF THIS PROSPECTUS IS AUGUST 25, 1998

                           FORWARD LOOKING STATEMENTS

     Certain sections of this Prospectus contain various forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Although the Company's management believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from management's current expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. In addition, in the preparation of its financial statements, the Company makes certain estimates and assumptions which are also forward-looking statements. See the notes to the Company's consolidated financial statements.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 800 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is http://www.sec.gov.

     This Prospectus constitutes a part of a registration statement on Amendment No. 3 to Registration Statement on Form F-10 on Form S-3 (File No. 333-5396) (herein, together with all exhibits thereto, referred to as the "Registration Statement") filed by the Company and the Guarantors with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. The Registration Statement was filed originally at a time when the Company was a Canadian corporation. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company, the Guarantors and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

          (a) Amendment No. 2 to Annual Report on Form 10-K/A, filed with the Commission on July 22, 1998, for the fiscal year ended December 31, 1997;

          (b) Quarterly Report on Form 10-Q, filed with the Commission on May 15, 1998, for the quarter ended March 31, 1998, as amended by the Form 10-Q/A filed with the Commission on July 22, 1998;

          (c) Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1998, for the quarter ended June 30, 1998;

          (d) Current Report on Form 8-K, filed with the Commission on April 22, 1998; and

          (e) The descriptions of the Common Stock of the Registrant set forth in the Registrant's Registration Statements pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) are available without charge to each person to whom a prospectus is delivered upon written or oral request. Requests should be directed to: PLD Telekom Inc., 680 Fifth Avenue, 24th Floor, New York, New York 10019, Attention:
Secretary (telephone number (212) 262-6060).

                                    SUMMARY

                                  THE COMPANY

     PLD Telekom Inc. ("PLD" or the "Company"), through its operating subsidiaries, is a major provider of local, long distance and international telecommunications services in the Russian Federation and Kazakhstan. The Company's four principal operating subsidiaries are: (i) PeterStar Company Limited ("PeterStar"), which provides integrated local, long distance and international telecommunications services in St. Petersburg through a fully digital fiber optic network; (ii) Technocom Limited ("Technocom"), which, through Teleport-TP, provides dedicated international telecommunications services to Russian and foreign businesses in Moscow and operates a satellite-based pan-Russian long distance network; (iii) Baltic Communications Limited ("BCL"), which provides dedicated international telecommunications services in St. Petersburg; and (iv) ALTEL (known until May 1998 as BECET International) ("ALTEL"), which currently provides the only national cellular service in Kazakhstan.

     In August 1998, News America Incorporated, through an affiliate ("News"), acquired a 38% interest in the Company in a series of transactions with the Company and Cable and Wireless plc ("Cable & Wireless"). Prior to the completion of these transactions, Cable & Wireless had been, since 1994, the Company's principal shareholder. As part of the transactions, the Company acquired an additional 11% interest in PeterStar and a 50% interest in Belarus-Netherlands BELCEL Joint Venture ("BELCEL"), a mobile telephone business in Belarus. See
"-- Recent Developments -- Transactions with Cable & Wireless and News."

     The Company's objective is to be a leading participant in the targeted development of telecommunications infrastructure in the emerging markets of the Russian Federation and other countries of the former Soviet Union. The Company expects to achieve this goal through: (i) expanding and further integrating its existing business and network infrastructure into the public telecommunications networks; (ii) providing high quality national long distance services in the Russian Federation to complement the international long distance services it currently provides to its business customers; (iii) providing additional value-added services such as wireless communications, fax, data and Internet service as a means of developing new traffic streams; and (iv) further developing relationships with local and national strategic partners in the Russian Federation and other countries of the former Soviet Union.

     The Company has several potential sources of cash flows, including fees from management services, dividends, repayment of intercompany advances, lease payments and payments under equipment sales contracts. The Company currently generates fees from management services provided to certain of its operating subsidiaries. Although its ability to generate dividend income in the near future may be limited due to the cash flow requirements of its operating businesses, the Company expects to receive dividends in the future. One of its operating subsidiaries, ALTEL, paid two dividends in 1997 and has paid a further two dividends to date in 1998. The Company received payments in respect of intercompany advances during the course of 1997 and expects this to continue in 1998. In relation to leases and equipment sales contracts entered into with its operating subsidiaries, the Company started to receive payments in 1998.

     The Company's receivables are all denominated in U.S. Dollars, as are its Senior Notes, its Convertible Notes and its Revolving Credit Notes (as hereinafter defined), which represent all of its outstanding indebtedness. Certain of its operating subsidiaries have incurred bank indebtedness, and are expected to continue to do so from time to time. All such indebtedness has been, and is expected to continue to be denominated in U.S. Dollars. The Company's operating subsidiaries invoice in U.S. Dollars, but receive payment in local currency at the then-current rate of exchange for the U.S. Dollar. The Company faces an exchange risk to the extent that payment is delayed, or the operating subsidiary experiences any difficulty in converting the local currency payment received into U.S. Dollars. The Company does not attempt to hedge this exchange risk. To date, this exchange risk has not been significant. However, there can be no assurance that delays or difficulties in converting local currencies may not occur and that such developments, in conjunction with volatility in the local currencies, may not have a material adverse effect upon the Company.

     The fostering of existing, and the creation of new, partnerships with local and regional partners is crucial to the long-term success of the Company in this environment. In its operating businesses, the Company's partners include: Petersburg Telephone System ("PTN"), the local telephone system operator in St. Petersburg, and St. Petersburg Intercity & International Telephone ("SPMMTS"), the gateway for national and international long distance calls to and from St. Petersburg, which together hold an indirect 14% interest in PeterStar; Kazakhtelekom, the state-owned national telecommunications operator in Kazakhstan and the holder of a 50% interest in ALTEL; and AO Rostelecom ("Rostelecom"), the primary long distance and international carrier in the Russian Federation and a 44% shareholder in Teleport-TP. The Company will seek to continue developing ventures with local partners who can provide: (i) assistance in obtaining telecommunications operating licenses; (ii) access to network facilities; and (iii) political support.

PETERSTAR COMPANY LIMITED

     PeterStar, in which the Company owns a 71% interest, operates a fully digital, city-wide fiber optic telecommunications network in St. Petersburg that is interconnected with the network of PTN, the local telephone company, as well as the Russian national and international long distance systems. PeterStar provides integrated, high quality, digital telecommunications services with modern transmission equipment, including local, national and international long distance and value-added services, to businesses in St. Petersburg. The PeterStar network provides an alternative to the PTN network, which to date has been characterized by significant capacity constraints. PeterStar is able to provide integrated telecommunications services to business customers, including users of high bandwidth voice, data and video communications services. PeterStar's network is designed to support a wide range of telecommunications products and services with a high degree of reliability. Additionally, PeterStar provides the three cellular operators in St. Petersburg with access to digital switching and transmission capacity which significantly improves their ability to consistently receive and deliver their customers' traffic. As of December 31, 1997, PeterStar had a total of 114,774 lines, of which 85,948 were provided to cellular operators.

     PeterStar's strategy is to meet the growing demands of business customers and other network operators in St. Petersburg through the expansion of its current numbering capacity of 100,000 lines allocated by the Russian Federal Committee on Telecommunications and Informatics (the "RFCTI") to a total of approximately 200,000 lines by 2001. PeterStar has recently added incremental transmission capacity and upgraded its transmission network from STM-4 to STM-16, as well as introducing new service features such as ISDN capability, which allows simultaneous transmission of voice, data, video and still images. In addition, as part of its strategic relationship with PTN, PeterStar intends to continue to provide targeted support to PTN in its efforts to upgrade and modernize its network. The business environment in St. Petersburg continues to improve, with the ongoing growth of small to mid-sized Russian and foreign businesses and the development of the banking and financial service industries. PeterStar has placed increased emphasis on this market segment in order to capitalize on what it considers to be a significant market opportunity.

     PeterStar has recently commenced several projects designed to expand its direct dial services in St. Petersburg and Northwest Russia. PeterStar has agreed with PTN to undertake a major infrastructure project involving the replacement of analog exchanges with digital exchanges for certain parts of the network on Vassilievski Island, a city district in St. Petersburg. This project will require the conversion of approximately 30,000 business and residential lines that are currently operated by PTN, after which such lines become a part of the PeterStar network. In addition, PeterStar plans to further enhance its transit network capabilities in order to provide continued support to the cellular and other network providers in terminating traffic in St. Petersburg and to the national and international gateway.

TECHNOCOM LIMITED

     Technocom, in which the Company owns a 80.4% interest, through its subsidiaries, is the primary mechanism through which the Company provides high quality long distance telecommunications infrastructure and services in the Russian Federation. Technocom's principal asset is its 49.33% equity interest (56% voting interest) in Teleport-TP, a Moscow-based long distance and international operator targeting the commercial sector and other telecommunications operators with its satellite-based telecommunications services. Technocom also holds a 49% interest at MTR-Sviaz, a venture formed by Technocom and

Mosenergo, the Moscow city power utility, to modernize and commercialize a portion of Mosenergo's internal telecommunications network.

     Teleport-TP provides international voice and data services, as well as bandwidth, to a number of private networks in the Russian Federation and to Russian and foreign businesses, including Rostelecom, the primary national and international long distance carrier in the Russian Federation and a 44% shareholder in Teleport-TP, Sprint and MTR-Sviaz. As of December 31, 1997, Teleport-TP provided access to over 1,200 international digital circuits to 27 operators in 24 countries, making it one of the largest international carriers in the Russian Federation. Teleport-TP has recently opened up direct routes to Georgia and Turkmenistan in the CIS.

     Teleport-TP provides these international telecommunications services through access to two Intelsat satellites and one Eutelsat satellite. Teleport-TP's arrangements with Intelsat and Eutelsat provide it with flexible and reliable satellite capacity, allowing Teleport-TP to provide consistent, high quality dedicated international telecommunications services to Russian and foreign businesses. The Company believes these arrangements represent a competitive advantage over carriers using less reliable Russian-made satellite systems.

     Teleport-TP is expanding its existing operations from the provision of international telecommunications services to the provision of domestic long distance telecommunications services in the Russian Federation utilizing Western satellite capacity and technology. The Company believes that there is a largely untapped market for satellite-based services between various regions of the Russian Federation due to the current poor quality, or total absence, of terrestrial long distance lines in many areas. Installation of the first phase of the long distance network commenced in the second half of 1996, with 29 sites installed as of December 31, 1997. Technocom has contracted with the telecommunications equipment supplier Scientific-Atlanta, Inc. to supply equipment for a total of 45 sites which, based on current plans, will be installed by the end of the third quarter of 1998. Technocom is currently formulating its plans in connection with the installation of additional earth stations and has held preliminary discussions with Scientific-Atlanta on this subject.

     MTR-Sviaz, which commenced operations in November 1996 and had approximately 700 lines connected as of December 31, 1997, provides local, national and international services to both corporate customers and the Internet market. MTR-Sviaz uses both leased circuits from a number of providers, access to the Teleport-TP fiber cable facilities and the Mosenergo internal communications network to terminate its calls. Teleport-TP uses the MTR-Sviaz facilities to locate its Internet gateway, from which links to Internet service providers (ISPs) are provided via leased and dial-up lines on the public network. MTR-Sviaz also acts as a local provider to the Teleport-TP international and long distance gateway.

     In addition, Teleport-TP is a 25% shareholder in Gorizont-RT, a GSM cellular operator in the Republic of Sakha, an autonomous region within the Russian Federation. Teleport-TP is required to supply switches to Gorizont-RT, which Technocom is supplying to the venture through a lease arrangement. In addition to realizing lease revenues from the equipment, Teleport-TP will be a primary carrier for long distance traffic for both the cellular network and the local telephone company, Sakhatelekom, which is the majority shareholder in Gorizont-RT.

     Other interests of Technocom include: a 50% interest in Rosh Telecom Limited, a telecommunications equipment distributor, and an effective 100% interest in Space Communication Services (SCS) Limited ("SCS"), a marketing company responsible for selling and administering television broadcasting services.

BALTIC COMMUNICATIONS LIMITED

     BCL, in which the Company acquired a 100% equity interest in April 1996, provides international direct dial, international payphone and leased line services for Russian and foreign businesses in St. Petersburg and, commencing during 1997, the Leningrad Oblast. BCL also offers a number of advanced broadband services, as well as "carrier's carrier" services to other telecommunications operators. BCL has its own switching and international transmission facilities in St. Petersburg, which act as a gateway for corporate customers in both Moscow and St. Petersburg. The BCL network consists of an international and local switch and capacity on the international fiber optic cable via Finland to Sweden and the United Kingdom. BCL's primary international carrier relationships are with Telia of Sweden, Cable & Wireless Communications of the United Kingdom and Lattelekom of Latvia. BCL rents local access from PeterStar and PTN to connect its customers in St. Petersburg. BCL had approximately 1,200 lines as of December 31, 1997.

CPY YELLOW PAGES LIMITED

     CPY Yellow Pages Limited ("Yellow Pages"), a Cyprus company, in which the Company holds a 100% interest, is the owner of one of the most comprehensive databases of Russian and foreign businesses in St. Petersburg and publisher of what is primarily a business to business directory. Yellow Pages has 18 employees in St. Petersburg who handle all of the graphic design and database management. Yellow Pages hires part-time workers for the periodic update of the directory. The directory is printed in Denmark because printing of the requisite quality is not currently available in Russia. However, it is intended to switch printing operations to Russia once this has been remedied. The Company is seeking to utilize the database of Yellow Pages to the benefit of PeterStar and BCL, particularly in more effective target marketing and in operator services.

ALTEL

     ALTEL (which recently changed its name from BECET International), in which the Company owns a 50% interest, currently operates the only national cellular network in Kazakhstan. The other 50% of ALTEL is held by Kazakhtelekom, the operator of the national telephone network in Kazakhstan. In April 1997, the Kazakh government announced the sale of a 40% stake in Kazakhtelekom, the state-owned telecommunications company, to Daewoo. However, in March 1998, it was reported that Daewoo had sold a portion of its stake (reportedly to be approximately 10%) to an unnamed third party. The Company understands that Daewoo may have, or may be in the process of disposing, of the remainder of its stake in Kazakhtelekom. Kazakhtelekom recently received a revised license specifically naming it as the exclusive national network operator in Kazakhstan, and giving it a wide range of powers to carry out this function.

     The Company's primary objectives for ALTEL are to increase revenues and cash flows through increased subscriber penetration, usage and network coverage. Cellular service provides a rapid and relatively inexpensive way to overcome the deficiencies of the wireline telecommunications infrastructure in Kazakhstan. ALTEL's cellular telecommunications network in Kazakhstan currently consists of separate systems in Almaty, South Kazakhstan (Chimkent), Karaganda, Pavlodar, Astana (formerly Akmola), Aktyubinsk, Kustanai, East Kazakhstan (Ust-Kamenogorsk), Atyrau, Taraz, Petropavlovsk and Kyzl Orda. As of December 31, 1997, ALTEL's cellular telecommunications network covered a geographic area of approximately 4,200,000 people, or "POPS", representing 24% of the total population, in 12 cities. ALTEL commenced cellular service in September 1994 and has since experienced significant subscriber and revenue growth. As of December 31, 1997, ALTEL had 11,102 subscribers, as compared to 6,957 subscribers as of December 31, 1996. During the year ended December 31, 1997, ALTEL's subscribers generated average monthly recurring revenues of $220 per subscriber.

     The Company believes the development of a market economy in Kazakhstan is likely to increase demand for modern telecommunications services, including wireless communications, as demonstrated by the subscriber growth experienced to date by ALTEL. While the Kazakh telephone network is expected to be modernized over time, the Company believes this is likely to be an expensive and lengthy process. The Company believes that this environment provides ALTEL with the opportunity to provide customers in Kazakhstan with a viable, high quality alternative wireline telephone service during the period it will take to modernize the basic public network.

BELCEL

     BELCEL, in which the Company acquired a 50% interest in August 1998, is a Belarussian joint venture which operates an NMT-450 cellular network in Belarus. The remaining 50% of BELCEL is held by the Minsk City Telephone Network (45%) and the Minsk Regional Telephone Network (5%). As of April 30,

1998, BELCEL had approximately 10,000 subscribers and provided coverage for a geographic area of over 6,000,000 people, or "POPs." The Company understands that the Government of Belarus is considering the grant of additional cellular licenses, although none has yet been granted. The Company intends to grow the business of BELCEL principally through subscriber penetration, with additional network coverage only anticipated where this can be justified by market conditions.

MARKET OVERVIEW

     In the Soviet era, telecommunications in the Russian Federation and other republics of the former Soviet Union were designed principally to serve the defense and security needs of the state. As a result, the public telecommunications network in the Soviet Union was underdeveloped. With the break-up of the Soviet Union and the liberalization of the economies of its former republics, the demand for telecommunications services has increased significantly. However, the countries of the former Soviet Union do not currently have the significant capital necessary to develop the telecommunications infrastructure. As a result, the government of the Russian Federation has actively encouraged market liberalization, privatization and foreign investment in the telecommunications sector. This has resulted in significant development in the areas of fixed wire overlay systems, private networks and cellular and data services. As modern telecommunications capability is critical to the successful transition to a market economy, it is expected that the next stage of development will focus on basic telecommunications infrastructure.

     Moscow. Local public fixed-line telephone service in Moscow is provided by MGTS, a recently privatized company which operates the telephone network in Moscow. MGTS currently serves 4,900,000 subscribers, of which 79% are residential. Approximately 10% of the switches on the MGTS network are digital and digital service generally is available to only 10% of its subscribers. Since local calls are free, the bulk of MGTS' revenue comes from line rental.

     However, MGTS has announced plans to introduce call metering as part of a major redevelopment of its network. In August 1997, the Moscow city government (which holds a 33% voting stake in MGTS) announced the planned consolidation of its telecommunications holdings, through the formation of Mostelekom. It has been reported that Mostelekom will act as a holding company for the city's shares in MGTS and other telecommunications interests, including MGTS's 50% holding in Comstar.

     MGTS routes long distance traffic through a gateway exchange called MMTS. This traffic is directed to the Rostelecom long distance network for delivery to the regional telephone operators. International traffic is also passed to Rostelecom via MMTS. The international network of Rostelecom is supported by a combination of Russian and Western satellite capacity including that provided by Teleport-TP. However, there continues to be considerable congestion at the MMTS and Rostelecom switching centers due to their inability to keep up with demand.

     St. Petersburg. The telecommunications market in St. Petersburg, a city with a population of approximately 5 million, has been characterized by low activated penetration rates, substantial bottlenecks on the public network and outdated switching technology. Approximately 80% of the existing lines are analog, many of which are served by outdated cross-bar or step by step switching technology. The Company believes St. Petersburg is an attractive market for the provision of integrated telecommunications services due to the current inadequacies of the public network as well as the rapid development of Russian and foreign businesses in the city. The number of cellular subscribers in St. Petersburg has grown from approximately 6,400 as of December 31, 1994 to approximately 107,000 as of December 31, 1997, as St. Petersburg has become one of the fastest growing cellular markets in the Russian Federation. Even though PTN has engaged in a significant upgrade of its network and is currently making efforts to access international capital markets to raise further funds for this purpose, the Company believes that it will be some time before PTN will be able to raise the capital necessary to develop fully the network infrastructure required to accommodate market demand.

     Kazakhstan. The Company believes that Kazakhstan is an attractive market for cellular services because the Kazakh telecommunications market is significantly underserved by existing wireline operators. At the time of Kazakhstan's independence in 1991, the Kazakh telephone system consisted of the same outdated network equipment as the other telephone systems in the former Soviet republics. Currently, only 13% of

Kazakhstan's population of approximately 17,000,000 has telephone lines. The existing national telephone network consists of approximately 1,900,000 lines, of which 330,000 are in Almaty. Due to the outdated condition of much of the telecommunications infrastructure in Kazakhstan, basic telephone service is characterized by poor transmission quality. Quality international lines are available only to subscribers willing to pay premium rates for the services of an overlay operator. As a result, wireless communications are becoming an increasingly important aspect of telecommunications in Kazakhstan.

     Belarus. Belarus also presents opportunities for the Company, but the Company is unlikely to invest substantial resources in pursuing these until there is some improvement in the current weak economic conditions in Belarus. See "Risk Factors -- Country Risks" and "-- Risks Involving BELCEL."

THE PRIVATE PLACEMENT OF NOTES AND WARRANTS

     In June 1996, the Company issued the following securities to a limited number of U.S. institutional investors (the "June 1996 Placement" or the "Private Placement Offering"): (i) $123,000,000 aggregate principal amount at maturity of 14% Senior Discount Notes due 2004 (the "Senior Notes"); (ii) 123,000 Warrants to purchase an aggregate of 4,182,000 shares of Common Stock (the Warrant Shares"); and (iii) $26,500,000 aggregate principal amount of 9% Convertible Subordinated Notes due 2006 (the "Convertible Notes" and together with the Senior Notes, the "Notes"). The Senior Notes and the Warrants were initially issued as units (the "Units") and the Warrants became separable from the Senior Notes on December 10, 1996.

     Pursuant to a consent solicitation dated March 4, 1998, the Company proposed, and the required number of holders of the Senior and Convertible Notes approved, certain amendments to the Senior Note and Convertible Note Indentures. See "-- Recent Developments -- The Consent Solicitation."

     Unless the context clearly requires otherwise, references to the "Notes", the "Senior Notes" and the "Convertible Notes" shall refer to such securities as so amended, and references to the "Senior Note Indenture", the "Convertible Note Indenture" and the "Indentures" shall refer to such indentures, as so amended.

CHANGE OF COMPANY NAME AND CONTINUANCE

     Effective August 1, 1996, the Company changed its name from Petersburg Long Distance Inc. to PLD Telekom Inc. Prior to February 28, 1997, the Company was a corporation organized under the laws of the Province of Ontario. On February 28, 1997, after having obtained the necessary authorizations from its shareholders and Canadian authorities, the Company simultaneously discontinued its existence in Ontario and continued as a corporation organized under the laws of the State of Delaware (the "Continuance"). The Continuance effected a change in the legal domicile of the Company as of February 28, 1997, but did not change the business or operations of the Company or the directors or officers of the Company. Following the Continuance, the Company has established its executive offices in New York, New York.

                              RECENT DEVELOPMENTS

TRANSACTIONS WITH CABLE & WIRELESS AND NEWS

     On August 14, 1998, the Company concluded a series of transactions with News and Cable & Wireless which resulted, among other things, in the acquisition by the Company of: (i) an additional 11% interest in its subsidiary PeterStar from News (after its acquisition of such interest from Cable & Wireless); and
(ii) a 50% interest in BELCEL and certain intercompany indebtedness from Cable & Wireless. In connection with these acquisitions, the Company issued an aggregate of 4.3 million shares of its Common Stock to News and Cable & Wireless. In addition, Cable & Wireless sold to News its complete stake in the Company (including the Common Stock issued by the Company to Cable & Wireless in exchange for the interest in BELCEL and a warrant to purchase 250,000 shares of Common Stock). As a result of these transactions, News now holds a 38% interest in the Company and has become the Company's largest shareholder.

     In addition, by agreement with the Company, News is entitled to nominate for election four of the current 10 directors of the Company (in the event that the Company's board or directors is enlarged, the number of persons News can nominate will be proportionately increased).

     The Company acquired its additional 11% interest in PeterStar by acquiring 100% of the shares of PLD Holdings Limited, a Bermuda company ("PLD Holdings"), the owner of that 11% interest. The Company acquired its 50% interest in BELCEL by acquiring all of the shares of CommStruct International Byelorussia BV, a corporation organized under the laws of the Netherlands ("CIBBV"), which owns such 50% interest. Pursuant to the terms of the Indentures, both PLD Holdings and CIBBV are required (and are expected to enter into the necessary supplemental indentures as promptly as practicable hereafter) to become Guarantors of the Senior Notes and the Convertible Notes.

RUSSIAN FINANCIAL MARKETS

     In recent months, there has been considerable turmoil and uncertainty in the Russian financial markets, prompted in large part by the crisis in the Asian financial markets which began in late 1997 and is still continuing, and the economic and political problems being experienced by a number of Asian countries. These developments have been accompanied by a substantial decline in the Russian stock market, the Moscow Times Index having dropped over 75% since January 1, 1998. These developments have led the Russian government to raise interest rates significantly and to seek special assistance from the International Monetary Fund. In August 1998, the Russian government announced a widening of the trading range in which the Russian Rouble would be permitted to float, which will likely lead to a decrease in the value of the Rouble relative to other currencies (or an effective devaluation of the Rouble), together with a moratorium on certain foreign debt payments.

     At the present time, it is not possible to predict the effect of the effective devaluation of the Russian Rouble, although it is possible that it could exacerbate existing economic problems in Russia. It is not likely to immediately affect the Company's operating subsidiaries which, although they receive payment in local currencies, invoice by reference to U.S. Dollars. However, it could bring on increased economic difficulties in Russia which in turn could have an impact on the Company's operating subsidiaries in that country, the effect of which it is impossible to assess at the present time. There can be no assurance that these developments will not have a material adverse effect upon the Company in the future.

INCREASED INTEREST RATE ON INDEBTEDNESS

     Under the terms of the Senior Notes and the Revolving Credit Notes (as defined below), the interest rate payable increases if the Company has not raised $20,000,000 in additional equity by May 31, 1998. The Company did not complete such an equity offering by such date and accordingly the interest rate on the Senior Notes increased from 14% to 14.5% per annum, and the interest rate on the Revolving Credit Notes increased from 12% to 15% per annum, in each case effective June 1, 1998. Such rates revert to their former levels once the equity offering has been completed. The accreted value of the Senior Notes as of June 30, 1998 was $103.8 million. Interest due thereon accretes until December 1, 1998, and thereafter is payable in cash, semi-annually, on each June 1 and December 1 thereafter. The amount currently outstanding in respect of the Revolving Credit Notes is $14,420,000, and interest is payable thereon monthly in cash.

ACQUISITION OF ADDITIONAL INTERESTS IN TECHNOCOM

     On November 26, 1997 the Company acquired a further 59 ordinary shares of Technocom, thereby increasing its percentage interest in Technocom from 50.75% to 80.4%. The Company acquired 30 of these shares from Plicom, one of the two other shareholders of Technocom, for $18.5 million in cash. The remaining 29 shares were acquired from the other shareholder of Technocom, Elite, for $6.25 million in cash and 1,316,240 shares of Common Stock. Sale of these shares is prohibited prior to January 1, 2000.

     In addition, the Company restructured certain "put and call" arrangements with the other two shareholders of Technocom. Under these arrangements as originally structured, the remaining ordinary shares of Technocom held by these shareholders (29 shares, or approximately 14.6% of the total ordinary shares outstanding, in the case of Plicom, and 10 shares, or approximately 5% of the total ordinary shares outstanding, in the case of Elite) were to have been independently valued in 1999 and the Company had the right to call, and Plicom and Elite had the right to put, their respective interests at the per share value established by the valuation.

     These arrangements were restructured as follows. In the case of the interest held by Plicom, while the date on which the put or call could be exercised did not change, the valuation procedure was eliminated and the "put and call" price for its interest was set at a fixed $17,500,000. In the case of Elite, two of its remaining ten ordinary shares were made subject to a new put and call arrangement which would come into effect in 1998, with the "put and call" price to be $1 million or, at Elite's option, that number of shares of the Common Stock which resulted from dividing $1 million by the lower of $5.85 and the average closing price of such shares over the preceding ten trading days. The remaining eight ordinary shares continued to be subject to the existing put and call arrangements in 1999, except that the valuation would be made by the Company and the amount paid pursuant to the exercise of either the put or the call could not exceed $9,620,689 or be less than $6,689,655.

     The Company financed these acquisitions by using $9 million from the proceeds of the Senior Notes (and, pursuant to the terms of the Indenture governing the Senior Notes, pledging 17 of the Technocom shares acquired), and also by issuing $12.32 million in 12% Series A secured revolving credit notes (the "Series A Notes") and $3.1 million in 12% Series B revolving credit notes (the "Series B Notes" and, together with the Series A Notes, the "Revolving Credit Notes"), to The Travelers Insurance Company and The Travelers Indemnity Company (collectively, the "Travelers Parties") pursuant to a Revolving Credit Note and Warrant Agreement dated November 26, 1997 between the Company and the Travelers Parties (the "Revolving Credit Agreement"). Required amortization of the Revolving Credit Notes at the rate of $1,000,000 per month commenced on July 31, 1998. The Series B Notes come due on September 30, 1998, and the Series A Notes come due on December 31, 1998. Both the Series A Notes and the Series B Notes are secured by the Company's inventory and accounts receivable. In addition, the Series A Notes are secured by 28 of the Technocom shares acquired. In addition to issuing the Series A and Series B Notes, the Company also issued to the Travelers Parties a total of 423,000 warrants to purchase Common Stock at $8.625 at any time up to December 31, 2008 (the "Travelers Warrants"). A value of $423,000, which has been ascribed to the Travelers Warrants, has been included in the Company's shareholders' equity.

     In addition, the Company is obligated to issue additional warrants to the holders of the Series A and B Notes should the Company not effect certain "targeted reductions in commitment" as follows:

                                                              TARGETED REDUCTION
                 COMMITMENT REDUCTION DATE                          AMOUNT
                 -------------------------                    ------------------
July 31, 1998...............................................      $  500,000
August 31, 1998.............................................      $  500,000
September 30, 1998..........................................      $1,000,000
October 31, 1998............................................      $1,500,000
November 30, 1998...........................................      $1,500,000

     The holders of the Series A Notes will receive 30,000 additional warrants to purchase shares of the Company on each date on which such reduction is not made. In the event that the Company has not made the "targeted reductions" scheduled for July 31, 1998 and August 31, 1998, the holders of the Series B Notes will receive 16,000 additional warrants to purchase shares of such common stock. The Company did not make the "targeted reduction for July 31, 1998 with the result that 30,000 warrants will be issued to the holders of the Series A Notes and 16,000 warrants will be issued to the holders of the Series B Notes. The exercise price of the above warrants is $8.625 per share, except that, if the Series B Notes are not repaid in full by September 30, 1998, the exercise price of all warrants issued to the holders of the Series B Notes becomes $0.01 per share, and, if the Series A Notes are not repaid in full by December 31, 1998, the exercise price of all warrants issued to the holders of the Series A Notes also becomes $0.01. The total number of warrants which could be issued under these arrangements (including the 46,000 already issued) is 182,000. All of the warrants expire on December 31, 2008.

     In addition, if the Series B Notes are not repaid in full on September 30, 1998, then, commencing September 30, 1998 and on the last day of each succeeding month until the Series B Notes have been repaid in full, the holders of the Series B Notes shall receive 32,000 additional warrants to purchase shares of the Company's stock at a price of $0.01 per share. If the Series A Notes are not repaid in full on December 31, 1998, then, commencing December 31, 1998 and on the last day of each succeeding month until the Series A Notes have been repaid in full, the holders of the Series A Notes shall receive 32,000 additional warrants to purchase shares of the Company's stock at a price of $0.01 per share. All such warrants, referred to as "Default Warrants" will have an expiration date ten years after their respective dates of issue.

THE CONSENT SOLICITATION

     In 1997, the Company made the determination to solicit the holders of the Senior Notes and the Convertible Notes with a view to making certain amendments to the Indentures governing such Notes, intended to give the Company more flexibility in conducting its business and also to clarify certain provisions of those Indentures, in both cases based upon the Company's experience in operating under the terms of the Indentures since they were first executed in June 1996.

     In summary, the amendments were intended to achieve the following:

     - Broaden the range of transactions by which the Company can use escrowed funds in order to make telecommunications assets available to its operating companies

     - Permit the Company or its special purpose subsidiaries to use escrowed funds to secure letters of credit issued to suppliers of telecommunications assets

     - Clarify that the purchase price of telecommunications assets which is to be funded out of escrowed funds may include certain "soft costs" related to the acquisition of such assets

     - Eliminate certain provisions in the Indentures having relevance only when the Company was a Canadian corporation

     - Permit the use of U.S. as well as Cyprus special purpose subsidiaries

     - Authorize the conversion of a lease entered into by PLD Leasing, a special purpose subsidiary of the Company, into an installment sale accompanied by a pledge of the equipment being sold, and the transfer of PLD Leasing's interest to a new special purpose subsidiary incorporated in the U.S.

     - Revise certain covenants relating to incurrence and guaranteeing of indebtedness, to:

          - provide a more specific definition of the term "revolving credit facilities"

          - specify that the maximum amount of general indebtedness (i.e., other than certain specific forms of "permitted indebtedness", including so-called "international vendor indebtedness") that may be incurred at the subsidiary level, whether in the form of revolving credit facilities or otherwise, is $15 million

          - clarify that the Company may guarantee on an unsecured basis any general indebtedness and any so-called "international vendor indebtedness" which its subsidiaries are permitted to incur, without such guarantee being counted as "indebtedness" of the Company for purposes of a $25 million limitation on Company level indebtedness

          - specify that subsidiaries of the Company may no longer guarantee indebtedness of the Company, and that any guarantees of any other indebtedness will count as "indebtedness" for purposes of the $15 million limitation on subsidiary level indebtedness

          - specify that, since these changes would mean that the Series A and Series B Notes issued to the Travelers Parties in November 1997 (see "-- Acquisition of Additional Interests in Technocom") would be in violation of the terms of the Indentures, the transaction pursuant to which such Notes were issued and certain guarantees given in connection therewith are specifically exempted from the applicable terms of the Indentures, although the amount of the Notes issued will be counted against the $25 million limit on Company level indebtedness

          - Permit the advance by the Company to its subsidiary Technocom of $8 million of the proceeds of the Senior Notes being held in escrow to fund the purchase of telecommunications assets

     Under each of the Indentures, the consents of holders of not less than a majority in principal amount at stated maturity of each of the Senior Notes and the Convertible Notes are required to authorize their amendment.

     Prior to soliciting the consent of the holders of the Senior and Convertible Notes to the proposed amendments, the Company had various discussions with Merrill Lynch as a result of which the Company entered into an agreement with Merrill Lynch Global Allocation Fund, Inc. and Merrill Lynch Equity/ Convertible Series -- Global Allocation Portfolio (collectively, "ML Global"), which together were the holders of approximately 62% in principal amount at stated maturity of the Senior Notes and approximately 72.5% in principal amount at stated maturity of the Convertible Notes, under which ML Global agreed to direct the nominees through which they held their Senior and Convertible Notes to consent to the amendment of the Indentures.

     On March 4, 1998, the Company mailed to the holders of record on March 3, 1998 of the Senior Notes and the Convertible Notes a consent solicitation statement (the "Consent Solicitation"). Pursuant to the Consent Solicitation, the Company offered to each holder of the Senior Notes who consented to the amendment of the Senior Note Indenture a five-year warrant to purchase 1.8 shares of Common Stock at a price of $6.90 per share for each $1,000 in unpaid principal amount at stated maturity of the Senior Notes held by such holder, and to each holder of the Convertible Notes who consented to the amendment of the Convertible Note Indenture a five-year warrant to purchase 2 shares of Common Stock at a price of $6.90 per share for each $1,000 in unpaid principal amount of the Convertible Notes held by such holder.

     As of close of business on March 18, 1998, when the solicitation period ended, parties holding 100% in principal amount at stated maturity of the Senior Notes and 85.66% in principal amount at stated maturity of the Convertible Notes had consented to the amendments. Pursuant to such consents, The Bank of New York, as trustee under the Indentures, the Company and certain other parties executed the First Supplemental Indenture, bringing the amendments to the Indentures and certain related documents into effect. In addition, the Company, agreed to issue a total of 123,000 five-year warrants to purchase 1.8 shares of Common Stock at $6.90 per share to the holders of the Senior Notes, and a total of 22,700 five-year warrants to purchase 2 shares of Common Stock at a price of $6.90 per share to the holders of the Convertible Notes (collectively, the "Consent Warrants"). If all of these warrants are exercised, the Company will issue a total of 266,800 shares of Common Stock.

     Pursuant to the Second Supplemental Indenture, PLD Capital Asset (U.S.) Inc. became a guarantor of the Senior Notes and the Convertible Notes and a Leasing Company, as defined in the Indentures, as amended.

                                  REGISTRATION

     In connection with the Private Placement Offering, the Company entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Senior Notes, the Convertible Notes and the Warrants, to file registration statements with the Commission with respect to: (i) an exchange offer with respect to the Senior Notes or, alternatively, a shelf registration statement for the resale of the Senior Notes by the holders thereof, (ii) the resale by the holders thereof of the Convertible Notes and the shares of Common Stock into which they may be converted (the "Convertible Note Shares"), and (iii) the resale by the holders thereof of the Warrants and the shares of Common Stock issuable upon their exercise (the "Warrant Shares").

     In August 1996, while the Company was still an Ontario corporation, the Company filed various registration statements with the Commission to satisfy its obligations under the Registration Rights

Agreement, which registration statements were intended to qualify under the Multi-Jurisdictional Disclosure Scheme. None of those registration statements were declared effective by the Commission at that time. As a result of the continuance of the Company to Delaware (see "-- The Company -- Change of Company Name and Continuance"), these registration statements were amended to conform to the requirements applicable to companies incorporated in the U.S., and accordingly the Company and the Guarantors filed amendments to all of the registration statements to effect this. In the meantime, the Company was in default of its obligations under the Registration Rights Agreement, as a result of which it is was required to pay Special Interest to the holders of the Senior Notes and the Convertible Notes. The registration statements were declared effective by the Commission on July 30, 1998. The Company was in default of its obligations under the Registration Rights Agreement with respect to the Convertible Notes until such date. Special Interest will continue to accrue with respect to the Senior Notes until the exchange offer for the Senior Notes is consummated, which is expected to occur in September 1998. See "Description of the Convertible Notes and Other Private Placement Securities -- The
Notes -- Principal, Maturity and Interest."

     This Prospectus relates solely to the resale, by the holders thereof, of the Convertible Notes and the Convertible Note Shares. Separate registration statements, incorporating separate prospectuses, have been filed with the Commission, with respect to (i) the Exchange Offer with respect to the Senior Notes, in which Exchange Notes will be issued in substitution for Outstanding Notes, and (ii) the resale, by the holders thereof, of the Warrants and the Warrant Shares. The description of the terms of the Senior Notes and the Warrants is contained herein in order to provide additional information regarding the other securities issued in the Private Placement Offering and which have been registered with the Commission.
                            ------------------------

     The Company's executive offices are located at 680 Fifth Avenue, 24th Floor, New York, New York, 10019 (telephone number (212) 262-6060).

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PLDI" and the Toronto Stock Exchange under the symbol "PLD." It is also quoted on SEAQ International and traded on the Berlin and Frankfurt Stock Exchanges. Prior to March 6, 1997, the Company's trading symbol on the Nasdaq National Market was "PLDIF."

                              CORPORATE STRUCTURE

     The following chart shows the corporate structure of the Company and its material interests (but also including the Guarantors, including NWE Capital (Cyprus) Ltd. ("NWE Cyprus") and PLD Asset Leasing Limited ("PLD Leasing")), together with the percentage of equity ownership of the Company and Technocom in each operating subsidiary and other significant investments and the Guarantors.

[PLD Telekom Ownership Chart]
---------------
(1) The Company holds its interests in a number of its subsidiaries through NWE Cyprus to take advantage of the double taxation treaty between Cyprus and the Russian Federation.

(2) Of its total 71% interest in PeterStar, the Company holds 60% through NWE Cyprus and 11% through PLD Holdings, a former subsidiary of Cable & Wireless which the Company acquired from News in August 1998. See "-- Recent Developments -- Transactions with Cable & Wireless and News." PLD Holdings is anticipated to become a Guarantor of the Senior Notes and the Convertible Notes as
promptly as practicable hereafter. The other shareholder of PeterStar is Telecominvest (29%), which is owned 51% by an affiliate of Commerzbank AG, 25% by PTN and 24% by SPMMTS, and which was formed by PTN and SPMMTS to act as a holding company for their respective interests in a number of telecommunications ventures in Northwest Russia.

(3) In November 1997, the Company acquired an additional 29.65% of the ordinary shares in Technocom, bringing its total interest to the current 80.40% As a result, the remaining interests in Technocom are beneficially owned by: (i) Plicom Limited (14.57%), an Irish company beneficially owned by the family interests of Mr. Mark Klabin ("Plicom"); and (ii) Elite International Limited (5.03%), an Irish company beneficially owned by a trust advised by Dr. Boris Antoniuk ("Elite"). The Company understands that Dr. Antoniuk has the power to exercise the voting rights of the shares in Technocom owned by Elite. The remainder of the interests held by Plicom and Elite are subject to put and call arrangements with the Company. See "-- Recent
    Developments -- Acquisition of Additional Interests in Technocom;" "Risk Factors -- Risks Involving the Company -- Effect of Technocom Minority Shareholders' Put Options on Company's Ability to Transfer its Stake in Technocom."

    Technocom also holds an effective 100% interest in SCS, a company organized under the laws of Guernsey, Channel Islands, which acts as Teleport-TP's marketing arm for the selling and administration of TV broadcasting services, and a 50% interest in Rosh Telecom Limited, a telecommunications equipment distributor.

(4) The Company holds its 50% interest in ALTEL through its wholly owned subsidiary, Wireless Technology Corporations Limited ("WTC"), a corporation organized under the laws of the British Virgin Islands, which in turn is wholly owned by NWE Cyprus. The other 50% interest in ALTEL is currently held by Kazakhtelekom, a Kazakh joint stock company, formerly wholly owned by the government of Kazakhstan, which operates the public telephone network in that country. In May 1997, the Kazakh government announced the sale of a 40% stake in Kazakhtelekom to Daewoo. However, in March 1998, it was reported that Daewoo had sold a portion of its stake (reported to be approximately 10%) to an unnamed third party. The Company understands that Daewoo may have disposed, or may be in the process of disposing, of the remainder of its stake in Kazakhtelekom.

(5) In 1996, Technocom's interest in Teleport-TP was increased to its current 49.33% (56% voting interest) through: (i) its acquisition of a 55.51% interest in JV Technopark Limited ("Technopark"), which owns a 7.5% interest in Teleport-TP; and (ii) the acquisition by Roscomm Limited, a Guernsey company ("Roscomm"), which is 66.67% beneficially owned by Technocom and which already owned a 5% interest in Teleport-TP, of an additional 5% interest previously held in trust for the VVC, the All-Russian Exhibition Center, a business park in Moscow. Technocom holds 38.5% of its beneficial interest directly, 6.67% through its 66.67% beneficial interest in Roscomm (which owns a 10% interest in Teleport-TP), and 4.16% through its 55.51% interest in Technopark (which owns a 7.5% interest in Teleport-TP). The remaining 44% voting interest in Teleport-TP is held by Rostelecom.

    Teleport-TP holds a 25% interest in Gorizont-RT, a cellular telecommunications operator in the Republic of Sakha. The remaining interests in Gorizont-RT are held by Sakhatelekom (51%) and local business partners (24%).

(6) Technocom holds a 49% interest in MTR-Sviaz, a wireline telecommunications operator in Moscow. The remaining 51% interest is held by Mosenergo, the Moscow city power utility.

(7) The Company holds its 50% interest in BELCEL through its wholly owned subsidiary CIBBV, a corporation organized under the laws of the Netherlands. The remaining interests in BELCEL are currently held by the Minsk City Telephone Network (45%) and the Minsk Regional Telephone Network (5%). CIBBV is anticipated to become a Guarantor of the Senior Notes and the Convertible Notes as promptly as practicable hereafter.

(8) As of one of the conditions to the approval of the Consent Solicitation, PLD Leasing is to be wound up as soon as possible.

(9) Pursuant to the Second Supplemental Indenture, PLD Capital Asset (U.S.) Inc. became a guarantor of the Senior Notes and the Convertible Notes and a Leasing Company, as defined in the Indentures, as amended.

                             THE CONVERTIBLE NOTES

     Certain capitalized terms listed below are defined under the caption "Description of the Convertible Notes and Other Private Placement
Securities -- The Notes -- Certain Definitions."

     Unless the context clearly requires otherwise, references to the "Notes", the "Senior Notes", the "Outstanding Notes" and the "Convertible Notes" shall refer to such securities as amended by the Supplemental Indenture, and references to the "Senior Note Indenture", the "Convertible Note Indenture" and the "Indentures" shall refer to such indentures as amended by the Supplemental Indentures. See "-- Recent Developments -- Consent Solicitation."

Use of Proceeds...............   $20 million of the net proceeds from the
                                 offering of the Convertible Notes was used for the purchase of preferred stock of Technocom
                                 ("Technocom Preferred Stock") and the balance thereof was used for general corporate purposes.

Maturity Date.................   June 1, 2006.

Interest......................   The Convertibles Notes bear interest from the
                                 Issue Date at a rate computed as if the
                                 Convertible Notes had been issued bearing interest at the rate of 9% per annum on May 31, 1996 (being the rate of 9.5858% per annum from the Issue Date through November 30, 1996), and the Convertible Notes will bear interest at the rate of 9% per annum from December 1, 1996, payable in cash semi-annually on June 1 and December 1 of each year, commencing December 1, 1996. See "Description of the Convertible Notes and Other Private Placement Securities -- The
                                 Notes -- Principal, Maturity and Interest."

Additional Amounts............   Payments in respect of the Convertible Notes or
                                 the Convertible Note Guarantees (as defined herein) will be made without withholding or deduction for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature imposed by or on behalf of Canada, Cyprus, Russia or any other jurisdiction with which the Company or any Guarantor has some connection or any political subdivision or taxing authority of any such jurisdiction. See "Description of the Convertible Notes and Other Private Placement
                                 Securities -- The Notes -- Additional Amounts."

Guarantees....................   The Convertible Notes are jointly and
                                 severally, irrevocably and unconditionally guaranteed on a senior subordinated basis by the Leasing Companies, BCL, NWE Cyprus, WTC, any future Wholly-Owned Subsidiary of PLD and any other subsidiary that guarantees indebtedness of PLD. No non-Wholly-Owned
                                 Subsidiary will initially be a Guarantor.

Optional Redemption...........   The Convertible Notes are not redeemable, in
                                 whole or in part, at the option of the Company, at any time prior to June 1, 2000 except pursuant to a tax redemption described below.
                                 At any time from June 1, 2000 to May 31, 2002, the Company may redeem all but not less than all of the Convertible Notes if the closing price of a share of Common Stock is 150% of the conversion price for the Convertible Notes for thirty days, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, Additional
                                 Amounts, if any, and Special Interest, if any.
                                 Thereafter, the Company may redeem in whole or in part the

                                 Convertible Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, Additional Amounts, if any, and Special Interest, if any.

Tax Redemption................   The Convertible Notes are redeemable at the
                                 Company's option, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including Additional Amounts and Special Interest, if any) to the date of redemption, in the event that the Company becomes obligated to pay any Additional Amounts
                                 (as defined in "Description of the Convertible
                                 Notes and Other Private Placement
                                 Securities -- The Notes") or if any Guarantor is obligated (if its Convertible Note Guarantee is called) to pay any Additional Amounts, in each case as a result of changes in applicable tax laws or regulations or in the application or official interpretation thereof.

Conversion Rights.............   The Convertible Notes are convertible into
                                 shares of Common Stock, at the option of the holders of Convertible Notes, at any time after the 60th day following the date of original issuance of the Convertible Notes and prior to redemption or final maturity of the Convertible
                                 Notes, initially at the conversion price of $6.90 per share, subject to adjustment as described in "Description of the Convertible
                                 Notes and Other Private Placement
                                 Securities -- The Notes -- Conversion Rights of
                                 Convertible Notes." The right to convert
                                 Convertible Notes which have been called for redemption will terminate at the close of business on the business day preceding the redemption date. See "Description of the Convertible Notes and Other Private Placement
                                 Securities -- The Notes -- Conversion Rights of
                                 Convertible Notes."

Sinking Fund..................   None.

Ranking.......................   The Convertible Notes are senior subordinated
                                 obligations of the Company. The Convertible
                                 Notes will generally be subordinated in right of payment to the Senior Notes, provided that the Convertible Notes are secured by a first priority lien on Convertible Note Collateral
                                 (see below) and the Convertible Notes rank as to such Convertible Note Collateral pari passu in right of payment to the Senior Notes.
                                 Otherwise, the Convertible Notes rank pari passu in right of payment with all other existing and future unsecured indebtedness of the Company. The Convertible Note Guarantees are senior subordinated obligations of the Guarantors. The Convertible Note Guarantees are subordinated to the Senior Note Guarantees.
                                 Otherwise, the Convertible Note Guarantee of each such Guarantor rank pari passu in right of payment with all other existing and future unsecured indebtedness of such Guarantor. The
                                 Convertible Notes are effectively subordinated to all existing and future indebtedness, including trade debt, of the subsidiaries of the Company other than the Guarantors. As of December 31, 1997, the Company and the
                                 Guarantors had outstanding $119.7 million of indebtedness, including trade debt but excluding indebtedness owed to non-Guarantor subsidiaries, ranking pari passu in right of payment with the Convertible Notes or the Convertible Note Guarantees, as applicable.

Security......................   The Convertible Notes are secured by, among
                                 other things, (i) a pledge of the Company
                                 Convertible Note Escrow Account (as defined in
                                 "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The Notes") and the funds and investments contained therein,
                                 (ii) a pledge of all Technocom Preferred Stock owned by the Company, and (iii) a pledge of all Qualified Investments and intercompany notes representing loans made with the proceeds of the Convertible Note Collateral, with respect to all of which items (i) through (iii) it holds a first lien position, and (iv) the Senior Note Collateral (as defined in
                                 "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The Notes"), with respect to which it holds a second lien position.

Change of Control.............   Upon a Change of Control, each holder of the
                                 Convertible Notes will have the right to require PLD to repurchase all or any part of such holder's Convertible Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, Additional Amounts, if any, and Special
                                 Interest, if any, thereon, to the date of repurchase. There can be no assurance that PLD will have the financial resources necessary to repurchase the Convertible Notes upon a Change of Control. See "Description of the Convertible
                                 Notes and Other Private Placement
                                 Securities -- The Notes -- Repurchase at the
                                 Option of Holders upon a Change of Control."

Termination of Trading........   Upon a Termination of Trading (as defined in
                                 "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The Notes"), each holder of a Convertible Note will have the right to require PLD to repurchase all or any part of such holder's Convertible Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Amounts, if any, and Special Interest, if any, thereon to the date of repurchase. There can be no assurance that PLD will have the financial resources necessary to repurchase the Convertible Notes upon a Termination of Trading. See "Description of the
                                 Convertible Notes and Other Private Placement
                                 Securities -- The Notes -- Right to Require
                                 Repurchase of Convertible Note Upon a
                                 Termination of Trading."

Certain Covenants.............   The indenture under which the Convertible Notes
                                 were issued (the "Convertible Note Indenture" and together with the Senior Note Indenture, the "Indentures") contains certain limited covenants which, among other things, will restrict the ability of PLD and certain of its subsidiaries to sell assets or engage in mergers or acquisitions and engage in business other than the telecommunications business. In addition, the Convertible Note Indenture imposes limits on the ability of certain of the Company's subsidiaries to issue guarantees. See
                                 "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The
                                 Notes -- Certain Covenants," "-- Asset Sales" and "-- Consolidation, Merger, Conveyances,
                                 Lease or Transfer."

Trustee.......................   The Bank of New York

Governing Law.................   The Convertible Notes, the Convertible Note
                                 Indenture and the principal Convertible Note
                                 Collateral Documents (as defined herein) will be governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights...........   The Registration Statement was been filed with
                                 the Commission and is intended to satisfy the Company's obligations under the Registration
                                 Rights Agreement, dated as of May 31, 1996 (the
                                 "Registration Agreement"), between the Company and the Initial Purchaser, with respect to the resale, by the holders thereof, of the Convertible Notes and the Convertible Note
                                 Shares. The Registration Statement was declared effective by the Commission on July 30, 1998.
                                 See "Description of the Convertible Notes and
                                 Other Private Placement
                                 Securities -- Registration Rights."

     For additional information concerning the Convertible Notes, see "Description of the Convertible Notes and Other Private Placement
Securities -- The Notes."

                     THE OTHER PRIVATE PLACEMENT SECURITIES

     The following section provides a summary of the material terms of the Units, the Senior Notes and the Warrants, in the case of the Senior Notes as amended by the Supplemental Indenture. However, this Prospectus relates solely to the resale, by the holders thereof, of the Convertible Notes and the Convertible Note Shares. Separate registration statements, incorporating separate prospectuses, have been filed with the Commission, with respect to (i) the Exchange Offer with respect to the Senior Notes, in which Exchange Notes will be issued in substitution for Outstanding Notes and (ii) the resale, by the holders thereof, of the Warrants and the Warrant Shares. The description of the terms of the Senior Notes and the Warrants is contained herein in order to provide additional information regarding the other securities issued in the Private Placement Offering.

     Unless the context clearly requires otherwise, references to the "Notes", the "Senior Notes", the "Outstanding Notes" and the "Convertible Notes" shall refer to such securities as amended by the Supplemental Indenture, and references to the "Senior Note Indenture", the "Convertible Note Indenture" and the "Indentures" shall refer to such indentures as amended by the Supplemental Indentures.

THE UNITS

Securities....................   123,000 Units, each consisting of a Senior Note
                                 and one Warrant to purchase 34 shares of Common
                                 Stock. The Senior Notes and Warrants became separately transferable on December 12, 1996.

Use of Proceeds...............   The net proceeds from the offering of the Units
                                 were required to be used for the purchase of equipment to be leased to the Company's operating subsidiaries and certain joint ventures, (subject to certain conditions) the investment in certain entities engaged in or proposing to engage in the telecommunications business in Russia or Kazakhstan, to repay certain existing indebtedness of the Company and for general corporate purposes.

THE SENIOR NOTES

Maturity Date.................   June 1, 2004.

Yield.........................   14% per annum (computed on a semi-annual bond
                                 equivalent basis) and calculated as if the Senior Notes had been issued on May 31, 1996
                                 (being at a rate of 14.9445% per annum for the period from the Issue Date through November 30,
                                 1996) (without giving effect to any allocation of net proceeds of the Private Placement
                                 Offering to the Warrants).

Interest......................   The Senior Notes accrete at the rate of 14% per
                                 annum calculated as if the Senior Notes had been issued on May 31, 1996 (being at a rate of 14.9445% per annum for the period from the Issue Date through November 30, 1996), compounded semi-annually, to an aggregate principal amount of $123 million by December 1, 1998. Cash interest will not accrue on the Senior Notes prior to December 1, 1998.
                                 Thereafter, interest on the Senior Notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually on June 1 and December 1 of each year, commencing June 1, 1999. Pursuant to the terms of the Senior
                                 Notes, because the Company did not receive, on or before May 31, 1998, $20 million in Cash
                                 Proceeds (as defined herein) from a sale or sales of Qualified Stock (as defined herein) of the Company, the interest rate on the Senior
                                 Notes increased to 14.5% per annum commenc-ing on June 1, 1998 and continuing until the interest payment date prior to which the Company shall have received such $20 million in Cash Proceeds. Moreover, at all times on or after November 30, 1998, the Company will be required to have funds or certain cash equivalents in an aggregate amount not less than an amount necessary to pay on the next succeeding interest payment date the interest, including Additional Amounts (as defined in "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The Notes"), if any, and Special Interest, if any, on the Senior Notes then outstanding in the Company
                                 Senior Note Escrow Account (as defined in
                                 "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The Notes") and/or the Leasing Company Escrow Accounts (as defined in "Description of the Convertible
                                 Notes and Other Private Placement
                                 Securities -- The Notes"). See "Description of the Convertible Notes and Other Private
                                 Placement Securities -- The Notes -- Principal,
                                 Maturity and Interest."

Original Issue Discount.......   For U.S. federal income tax purposes, the
                                 Senior Notes will be treated as having been issued with "original issue discount" equal to the difference between the issue price of the Senior Notes and the sum of all cash payments
                                 (whether denominated as principal or interest) to be made thereon. Each holder of a Senior
                                 Note must include in gross income for U.S.
                                 federal income tax purposes a portion of such original issue discount for each day during each taxable year in which a Senior Note is held even though cash interest does not begin to accrue until December 1, 1998, and no cash interest payments will be received prior to June 1, 1999.

Additional Amounts............   Subject to certain exceptions, all payments in
                                 respect of the Senior Notes or the Senior Note
                                 Guarantees (as defined herein) will be made without withholding or deduction for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature imposed by or on behalf of Canada, Cyprus, Russia or any other jurisdiction with which the Company or any Guarantor has some connection or any political subdivision or taxing authority of any such jurisdiction. See "Description of the
                                 Convertible Notes and Other Private Placement
                                 Securities -- The Notes -- Additional Amounts".

Guarantees....................   The Senior Notes are jointly and severally,
                                 irrevocably and unconditionally guaranteed on a senior secured basis by the Leasing Companies
                                 (as defined in "Description of the Convertible
                                 Notes and Other Private Placement
                                 Securities -- The Notes") and on a senior unsecured basis by BCL, NWE Cyprus, WTC, any future Wholly-Owned Subsidiary (as defined in "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The Notes") of
                                 PLD and any other subsidiary that guarantees indebtedness of PLD. No non-Wholly-Owned
                                 Subsidiary will initially be a Guarantor.

Optional Redemption...........   The Senior Notes will be redeemable, in whole
                                 or in part, at the option of the Company, at any time on or after June 13, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, and Additional Amounts, if any, and Special

                                 Interest, if any, thereon to the date of redemption. See "Description of the Convertible Notes and Other Private Placement
                                 Securities -- The Notes -- Optional
                                 Redemption."

Tax Redemption................   The Senior Notes are redeemable at the
                                 Company's option, in whole but not in part, at a redemption price equal to the Accreted Value thereof, plus accrued and unpaid interest
                                 (including Additional Amounts and Special
                                 Interest, if any) to the date of redemption, in the event that the Company becomes obligated to pay any Additional Amounts or if any Guarantor is obligated (if its Senior Note Guarantee is called) to pay any Additional Amounts, in each case as a result of changes in applicable tax laws or regulations or in the application or official interpretation thereof.

Sinking Fund..................   None.

Ranking.......................   The Senior Notes are senior secured obligations
                                 of the Company and rank senior in right of payment to all subordinated indebtedness of the Company, and pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company. The Senior Notes are generally senior in right of payment to the Convertible Notes, except that the Convertible
                                 Notes rank senior to the Senior Notes in respect of the Convertible Note Collateral. The
                                 Senior Note Guarantees are senior secured obligations of the Leasing Companies and are generally unsecured senior obligations of the other Guarantors and rank senior in right of payment to all subordinated indebtedness of each such Guarantor and rank pari passu in right of payment to all such senior indebtedness including trade debt of such Guarantor. The Senior Notes are effectively subordinated to all existing and future indebtedness, including trade debt, of the subsidiaries of the Company other than the Guarantors. As of December 31, 1997, the
                                 Company and the Guarantors had outstanding
                                 $50.5 million of indebtedness, including trade debt but excluding indebtedness owed to non-Guarantor subsidiaries, ranking pari passu in right of payment with the Senior Notes or the Senior Note Guarantees, as applicable.

Security......................   The Senior Notes are secured by, among other
                                 things, (i) a pledge of the Company Senior Note
                                 Escrow Account (as defined in "Description of the Convertible Notes and Other Private
                                 Placement Securities -- The Notes") and the funds and investments contained therein, (ii) a pledge of the capital stock of the Guarantors,
                                 (iii) a pledge of any intercompany notes representing loans to the Leasing Companies,
                                 (iv) pledges by the Leasing Companies of leases of or installment sales contracts for Telecommunications Assets (as defined herein) and of Qualified Investments (as defined in "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The Notes") (v) a pledge by the Company of Qualified
                                 Investments, and (vi) pledges by the Leasing
                                 Companies of the Leasing Company Escrow
                                 Accounts and the funds and investments
                                 contained therein, with respect to all of which items (i) through (vi) it holds a first lien position, and (vii) a pledge of the Company
                                 Convertible Note Escrow Account (as defined in the "Description of the Convertible Notes and Other Private Placement Securities -- The
                                 Notes") and the funds and
                                 investments contained therein, (viii) a pledge of Technocom Preferred Stock, and (ix) a pledge of any Qualified Investments or intercompany notes representing loans made with the proceeds of the Convertible Note Collateral, with respect to all of which items (vii) through
                                 (ix) it holds a second lien position.

Change of Control.............   Upon a Change of Control, each holder of the
                                 Senior Notes will have the right to require PLD to repurchase all or any part of such holder's
                                 Senior Notes at a price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, and Additional Amounts, if any, and Special Interest, if any, thereon, to the date of repurchase. There can be no assurance that PLD will have the financial resources necessary to repurchase the Senior
                                 Notes upon a Change of Control. See
                                 "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The
                                 Notes -- Repurchase at the Option of Holders upon a Change of Control."

Certain Covenants.............   The indenture under which the Senior Notes were
                                 issued (the "Senior Note Indenture") contains certain covenants which, among other things, will restrict the ability of PLD and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of PLD's capital stock or make investments or certain other restricted payments, create liens, engage in sale and leaseback transactions, enter into transactions with affiliates or related persons, sell assets, engage in mergers or acquisitions and engage in business other than the telecommunications business. In addition, the
                                 Senior Note Indenture imposes limits on the ability of certain of the Company's subsidiaries to issue guarantees and Preferred
                                 Stock and to create restrictions on their ability to pay dividends and make certain other payments to the Company. These covenants are subject to important exceptions and qualifications. See "Description of the
                                 Convertible Notes and Other Private Placement
                                 Securities -- The Notes -- Certain Covenants" and "-- Asset Sales" and'-- Consolidation,
                                 Merger, Conveyance, Lease or Transfer."

Trustee.......................   The Bank of New York

Governing Law.................   The Senior Notes, the Senior Note Indenture and
                                 the principal Senior Note Collateral Documents
                                 (as defined in "Description of the Convertible
                                 Notes and Other Private Placement Securities --
                                 The Notes") are governed by, and will be construed in accordance with, the laws of the State of New York.

Exchange/Registration
Rights........................   Pursuant to the Registration Agreement, the
                                 Company agreed to file a registration statement with the Commission with respect to the Exchange Offer and/or under certain circumstances, to file a shelf registration with respect to the resale, by the holders thereof, of the Senior Notes. See "Description of the Convertible Notes and Other Private
                                 Placement Securities -- Registration Rights."
                                 Simultaneously with the initial filing of the Registration Statement with the Commission in August 1996, the Company also filed a registration statement with the Commission with respect to the Exchange Offer and filed an amendment thereto simultaneously with the filing of an amendment to the Registration Statement. The registration statement relating to the Exchange Offer was declared effective by the Commission on July
                                 30, 1998 and the Exchange Offer is expected to be consummated in September 1998.

     For additional information concerning the Senior Notes, see "Description of the Convertible Notes and Other Private Placement Securities -- The Notes."

THE WARRANTS

Warrants......................   123,000 Warrants, which, when exercised, would
                                 entitle the holders thereof to acquire an aggregate of 4,182,000 shares of Common Stock.

Expiration of Warrants........   June 1, 2006 (the "Expiration Date").

Exercise......................   Each Warrant entitles the holder thereof to
                                 purchase 34 Shares of Common Stock for $6.60 per share (the "Exercise Price"). The Warrants became exercisable on December 12, 1996. See
                                 "Description of the Convertible Notes and Other
                                 Private Placement Securities -- The
                                 Warrants -- General."

Registration Rights...........   Pursuant to the Registration Agreement, the
                                 Company agreed to file a registration statement with the Commission with respect to the resale, by the holders thereof, of the Warrants and the Warrant Shares. See "Description of the
                                 Convertible Notes and Other Private Placement
                                 Securities -- Registration Rights."
                                 Simultaneously with the initial filing of the Registration Statement with the Commission in August 1996, the Company also filed a registration statement with the Commission with respect to the resale by the holders thereof of the Warrants and the Warrant Shares and filed an amendment thereto simultaneously with the filing of an amendment to the Registration
                                 Statement. The registration statement relating to the Warrants and the Warrant Shares was declared effective by the Commission on July
                                 30, 1998.

     For additional information concerning the Warrants, see "Description of the Convertible Notes and Other Private Placement Securities -- The Warrants."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following summary consolidated financial data as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of the Company and the summary consolidated financial data as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company. The unaudited consolidated financial statements as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 and the consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated herein by reference. Pursuant to U.S. GAAP, the financial results of the Company's subsidiaries have been consolidated into the Company's audited consolidated financial statements, even those in which the Company does not own a 100% interest, because the Company effectively controls such subsidiaries.

                              SIX MONTHS ENDED
                                  JUNE 30,                      YEAR ENDED DECEMBER 31,
                              -----------------   ---------------------------------------------------
                               1998      1997       1997       1996       1995      1994       1993
                              -------   -------   --------   --------   --------   -------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
  Operating revenues........  $74,406   $50,280   $114,424   $ 61,966   $ 29,120   $ 8,526   $  2,308
  Operating expenses........   61,285    45,165    102,406     59,099     38,266    17,248      7,606
                              -------   -------   --------   --------   --------   -------   --------
Operating income/(loss).....   13,121     5,115     12,018      2,867     (9,146)   (8,722)    (5,298)
                              -------   -------   --------   --------   --------   -------   --------
  Earnings/(loss) from
     continuing operations
     before income taxes and
     minority interest......    2,838    (1,404)    (3,428)    (6,271)   (13,440)   (9,491)    (5,264)
  Income taxes..............    5,171     3,440      7,739      3,669      1,490        --         --
  Loss from continuing
     operations before
     minority interest......   (2,333)   (4,844)   (11,167)    (9,940)   (14,930)   (9,491)    (5,264)
  Minority interest.........    7,534     3,223      9,399      2,521        551        --         --
                              -------   -------   --------   --------   --------   -------   --------
  Loss from continuing
     operations.............   (9,867)   (8,067)   (20,566)   (12,461)   (15,481)   (9,491)    (5,264)
  Discontinued operation....       --        --         --         --         --        --     (5,138)
                              -------   -------   --------   --------   --------   -------   --------
  Loss for the
     year/period............  $(9,867)  $(8,067)  $(20,566)  $(12,461)  $(15,481)  $(9,491)  $(10,402)
                              =======   =======   ========   ========   ========   =======   ========
  Loss per common
     share(1)...............  $ (0.30)  $ (0.25)  $  (0.64)  $  (0.39)  $  (0.49)  $ (0.78)  $  (1.33)
                              =======   =======   ========   ========   ========   =======   ========
  Weighted average number of
     shares outstanding.....   33,423    31,731     32,061     31,579     31,315    12,663      8,155
Ratio of earnings to fixed
  charges(3)................       --        --         --         --         --        --         --
Deficiency in earnings to
  cover fixed charges(3)....  $(9,867)  $(8,067)  $(20,566)  $(12,461)  $(15,481)  $(9,491)  $(10,402)

                                                                       DECEMBER 31,
                                          JUNE 30,    -----------------------------------------------
                                            1998       1997      1996      1995      1994      1993
                                          ---------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
  Cash and cash equivalents(2)..........   $16,023    $17,256   $40,674   $15,676   $56,710   $   948
  Non-cash working capital
     (deficiency).......................    (5,110)   (18,642)  (26,440)  (22,001)  (17,706)   (5,121)
  Escrow funds..........................    21,658     33,868    40,984        --        --        --
  Property and equipment, net...........   148,129    134,998    93,039    45,357    21,718     6,306
  Telecommunications licenses, net......    73,746     78,837    72,310    49,583    54,099    18,337
  Investments and other assets..........    33,329     32,801    39,052    29,293    18,925     2,223
  Investment in Teleport-TP.............        --         --        --    23,564    15,699        --
  Total assets..........................   334,910    335,586   306,357   178,092   171,760    28,700
  Long-term debt........................   142,747    133,516   107,954        --        --     4,297
  Shareholders' equity..................   119,373    127,231   137,954   135,832   147,470    11,448

                                                                  AS OF DECEMBER 31,
                                                         -------------------------------------
                                                          1997       1996       1995     1994
                                                         -------    -------    ------    -----
NETWORK AND SELECTED STATISTICAL DATA:
PeterStar:
  Fiber kilometers.....................................      550        450       267      210
  Number of switches...................................       28         26        18        6
  Total lines..........................................  114,774     52,005    21,528    4,100
  Fixed lines..........................................   28,826     14,792     6,869    1,714
  Cellular lines.......................................   85,948     37,213    14,659    2,386
  Total minutes of use (000s)..........................  169,739    128,846    37,824    8,112
  Local minutes of use (000s)..........................  140,258    114,236    32,127    5,898
  Long distance minutes of use (000s)..................   19,181      9,283     3,326    1,098
  International minutes of use (000s)..................   10,300      5,327     2,371    1,116
  Number of employees..................................      392        232       226      151
Teleport-TP:
  International digital circuits.......................    1,200      1,023     1,008      713
  Number of sites installed............................       29         --        --       --
  Number of sites operational..........................       14         --        --       --
  Number of employees..................................      103                   48
Baltic Communications Limited:
  Total lines..........................................    1,200      1,037       N/A      N/A
  Number of payphones installed........................                  98        57       49
  Total minutes of use (000s)..........................    8,352      5,000       N/A      N/A
  Local minutes of use (000s)..........................    3,160        609       N/A      N/A
  Long distance minutes of use (000s)..................    2,094        973       N/A      N/A
  International minutes of use (000s)..................    3,098      3,418       N/A      N/A
  Number of employees..................................       84         87       N/A      N/A
ALTEL:
  Cities in service....................................       12         11         3        1
  New subscribers......................................    4,145      4,581     2,376      506
  Number of subscribers (end of period)................   11,102      6,957     2,882      506
  Average number of subscribers........................               4,920     1,694      253
  Average monthly minutes per subscriber...............                 342       294      N/A
  Number of employees..................................      428        307       220      101
  Total minutes of use (000s)..........................   34,646     20,217       N/A      N/A
  Local minutes of use (000s)..........................   29,714     17,204       N/A      N/A
  Long distance minutes of use (000s)..................    2,449      1,247       N/A      N/A
  International minutes of use (000s)..................    2,483      1,766       N/A      N/A

---------------
N/A -- data for the specified period is not available.

(1) In 1993, loss per common share included a loss from discontinued operations of $(0.63).

(2) The December 31, 1996 and 1995 balances include cash of $9.0 million and $6.1 million, respectively, held on deposit as collateral to secure bank indebtedness of the same amount.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, minority interest and fixed charges. Fixed charges consist of interest expense and that portion of rental costs equivalent to interest (estimated to be one-third of rental cost). The historical earnings for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 were inadequate to cover fixed charges. Accordingly, the dollar amount of the deficiency in earnings to cover fixed charges is disclosed.

                                  RISK FACTORS

     The Offered Securities involve a high degree of risk. In addition to the other information in and incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Offered Securities.

COUNTRY RISKS

     General. Foreign companies conducting operations through affiliates in the Russian Federation, Kazakhstan and Belarus face significant political, economic, currency, legal and social risks. For example, a report released February 20, 1997 by the United States Embassy in Moscow on the commercial environment in the Russian Federation listed the following general difficulties affecting trade and investment in the Russian Federation, most of which are also encountered in Kazakhstan and Belarus and some or all of which could affect the ability of the Company or its operating businesses to conduct or realize income from their businesses:

     - ownership disputes

     - high taxes, and a frequently changing tax regime

     - high operating costs

     - lack of systematic and accessible credit information

     - corruption and commercial crime

     - financial illiquidity of many Russian firms

     - changing requirements from regulatory bodies

     - lack of market information

     - an infant commercial legal framework

     - cultural and language differences

     - infrastructure problems

     - payments, arrears and frozen accounts

     - frequent changes in governmental personnel

     Political Risks. Since the breakup of the Soviet Union, the political situation in the Russian Federation, Kazakhstan and Belarus has been characterized by uncertainty and instability.

     In the Russian Federation, a particular issue has been the tensions between the executive and legislative branches of the government and efforts by the regions and autonomous republics of the Russian Federation to gain a greater degree of independence (the most dramatic example of which was the conflict in Chechnya). Lack of consensus between local and regional authorities and the federal government often results in the enactment of conflicting legislation at various levels and may result in political instability. This lack of consensus may have negative economic effects on the Company, which could be material to its operations. Communist and nationalist parties wield strong influence in the lower house of Parliament (the Duma) and have made gains in regional governorships which could result in a slow down or reversal of the development of a free market economy.

     During the transformation to a market-oriented economy in the Russian Federation, legislation has been enacted to protect property against expropriation and nationalization. However, a resurgence in nationalism could result in pressures for the reduction or even elimination of non-Russian ownership of Russian businesses, and there can be no assurance that such recently enacted protections would be enforced in the event of an attempted expropriation or nationalization. Legislation to restrict foreign ownership in the telecommunications industry is introduced from time to time and, while not expected to become law, is symptomatic of these increasingly nationalistic attitudes.

     There is also significant instability in the executive branch. While Boris Yeltsin, President of the Russian Federation, has significant power vested in him as President, he has used that power to make frequent changes in ministerial appointments which have created uncertainty as to the policies his government will pursue. Furthermore, he has announced that he will not run for re-election in 2000. The efforts of other candidates to be elected as President and the resulting change in leadership at that time, could result in political instability and substantial changes in government policies. Any such matters could have a material adverse effect on the Company.

     The political situation in Kazakhstan is characterized by one-man rule by President Nursultan Nazarbayev who demonstrates considerable political power. While such concentration of power may at times be perceived as providing a stabilizing influence, it also increases the risk of nepotism, arbitrary decision-making and significant policy changes in the event of succession. In addition, Russia has substantial political and economic influence in Kazakhstan and may seek to use such influence to further its own goals, which may be inconsistent with the national interests of Kazakhstan and create political instability in that country, which could have a material adverse effect on the Company.

     The political situation in Belarus is similar to that in Kazakhstan, in that President Aleksandr Lukashenko essentially controls the organs of government. In addition, his rule is characterized by outside observers as autocratic, because of a perceived lack of tolerance for opposition. President Lukashenko has announced his intention to re-unite Belarus with the Russian Federation, although it is not clear whether the Russian Government is supportive of this proposal.

     Economic Risks -- Uncertain Pace of, and Difficulties Experienced in, Economic Reform; Reliance on Foreign Economic Aid. Until recently, the economies of both the Russia Federation and Kazakhstan were administered by the central authorities of the former Soviet Union. Following the collapse of those authorities and the command economy they managed, the governments of both the Russian Federation and Kazakhstan sought to implement policies designed to introduce free market economies into their respective countries. While these policies have met with some success, the economies of both the Russian Federation and Kazakhstan have been characterized by high unemployment, high rates of business failure, the deterioration of certain sectors of the economy, high government debt relative to gross domestic product and declining real wages. In both the Russian Federation and Kazakhstan real economic improvement has been limited to specific regions (the Moscow and St. Petersburg regions in Russia, and Almaty in Kazakhstan). The Russian Federation is still experiencing a lack of political consensus as to the scope, content and pace of free market reforms. No assurance can be given that policies to introduce or support a free market economy will continue to be implemented in either the Russian Federation or Kazakhstan, that these countries will remain receptive to foreign investment or that the economies of the Russia Federation or Kazakhstan will stabilize. The failure of any of these to occur could have a material adverse effect on the Company. In addition, the Russian Federation currently receives substantial financial assistance from several foreign governments and international organizations. To the extent any of this financial assistance is reduced or eliminated, economic development in the Russian Federation may be adversely affected, and any resulting difficulties in the Russian economy could have a material adverse effect on the Company.

     Conversely, while the Government of Belarus initially sought to introduce free market reforms, more recently the President has reversed this direction, so that the economy, while manifesting some free market characteristics, has essentially returned to a regime of centralized control. This has resulted in a declining economy, rampant inflation and falling standards of living. It is not possible to predict how, or when, these conditions may improve.

     -- Limited Experience with Free Market Economy. Russian businesses have limited operating history in free market conditions and have had limited experience compared with Western companies with the entering into and performance of contractual obligations. Accordingly, as compared to Western companies, such businesses are often characterized by management that lacks experience in responding to changing market conditions and limited capital resources with which to develop their operations. In addition, the Russian Federation has limited infrastructure to support a market system and banks and other financial systems are not well developed or well regulated. Businesses therefore may experience difficulty in obtaining working capital facilities. Moreover, the Russian banking system has faced and may encounter in the future liquidity crises as well as other problems arising as a result of under-capitalization of the banking sector as a whole. A general Russian banking crisis could have a material adverse effect on the Company's operations and financial performance and on the ability of its customers to pay amounts due.

     -- Recent Financial Turmoil. In the early part of 1998 there has been considerable turmoil and uncertainty in the Russian financial markets, prompted in large part by the crisis in the Asian financial markets which began in late 1997 and is still continuing, and the economic and political problems being experienced by a number of Asian countries. These developments have been accompanied by a substantial decline in the Russian stock market, the Moscow Times Index having dropped over 75% since January 1, 1998. These developments have led the Russian government to raise interest rates significantly and to seek special assistance from the International Monetary Fund. In August 1998, the Russian government announced a widening of the trading range in which the Russian Rouble would be permitted to float, which will likely lead to a decrease in the value of the Rouble relative to other currencies (or an effective devaluation of the Rouble), together with a moratorium on certain foreign debt payments.

     At the present time it is not possible to predict the effect of the effective devaluation of the Russian Rouble, although it is possible that it could exacerbate existing economic problems in Russia. It is not likely to immediately affect the Company's operating subsidiaries which, although they receive payment in local currencies, invoice by reference to U.S. Dollars. However, it could bring on increased economic difficulties in Russia which in turn could have an impact on the Company's operating subsidiaries in that country, the effect of which it is impossible to assess at the present time. There can be no assurance that these developments will not have a material adverse effect upon the Company in the future.

     Restrictions on Currency Conversion; Historical Volatility in Currency Prices. None of the Russian Rouble, the Kazakh Tenge or the Belarus Ruble are convertible outside of their home countries.

     In Belarus, there are significant (and increasing) controls on currency conversion, including requirements that exports only be sold for hard currency which must then be converted into Belarus Rubles at a low "official" rate of exchange. While there is some trading at the higher "unofficial" rates of exchange, the Belarus Ruble is, to all intents, inconvertible.

     In Russia and Kazakhstan, a market exists for the conversion of Roubles and Tenge into other currencies, but it is limited in size and is subject to rules limiting the purposes for which conversion may be effected. The history of trading in the Russian Rouble and Kazakh Tenge against the U.S. Dollar has been characterized by significant declines in value and considerable volatility. Although the Russian Rouble and the Kazakh Tenge experienced relative stability against the U.S. Dollar during 1996 and 1997, and, in the case of the Kazakh Tenge, during the early part of 1998. During the early part of 1998, the Russian Rouble has been under considerable pressure. See "-- Economic Risks -- Recent Financial Turmoil." Historically, the Company has largely been able to limit its exposure to declines in the value of the Russian Rouble and the Tenge because its operating businesses invoice their customers in U.S. Dollars which is permitted under current Russian and Kazakh regulations. The Company's customers then pay in local currency at the then-current exchange rate to the U.S. Dollar. The Company's operating businesses have experienced certain costs in exchanging local currencies for U.S. Dollars, but to date these have not been material. Nonetheless, no assurance can be given that the Company's operating businesses will continue to be able to bill customers in U.S. Dollars or in local currencies in amounts determined by reference to the value of the U.S. Dollar, or that they will continue to be able to exchange local currencies for U.S. Dollars without significant difficulties, delays or costs. In particular, ALTEL may face greater exchange risks as a result of new Kazakh regulations regarding invoicing.

     In respect of Belarus, where government controls have made the currency essentially inconvertible, the Company is still in the process of developing billing and payment strategies to deal with this situation.

     The Company does not hedge any of its exchange risks. Any of these developments, in conjunction with further declines, or volatility, in the value of the Russian Rouble, the Belarus Ruble or the Tenge against the U.S. Dollar, could have a material adverse effect on the Company. See also "-- Risks Involving the Company -- Currency Controls."

     Legal Risks -- Underdeveloped Legal System. The Russian Federation, Kazakhstan and Belarus lack fully developed legal systems. Their laws are evolving rapidly and in ways that may not always coincide with market developments, resulting in ambiguities, inconsistencies and anomalies, and ultimately in investment risk that would not exist in more developed legal systems. Furthermore, effective redress in their courts in respect of a breach of law or regulation, or in an ownership dispute, may be difficult to obtain, particularly in Belarus and Kazakhstan, where the political situation is characterized by one-man rule and it is not clear whether, or to what extent, the rule of law is respected or upheld in those countries.

     Risks associated with the Russian, Kazakh and Belarus legal systems include: (i) the untested nature of the independence of the judiciary and its immunity from economic, political or nationalistic influences; (ii) the relative inexperience of judges and courts in commercial dispute resolution, and generally in interpreting legal norms; (iii) inconsistencies among laws, presidential decrees and governmental and ministerial orders and resolutions;
(iv) often times conflicting local, regional and national laws, rules and regulations; (v) the lack of judicial or administrative guidance on interpreting the applicable rules; and (vi) a high degree of discretion on the part of government authorities and arbitrary decision-making which increases, among other things, the risk of property expropriation. The result has been considerable legal confusion, particularly in areas such as company law, property, commercial and contract law, securities law, foreign trade and investment law and tax law. No assurance can be given that the uncertainties associated with the existing and future laws and regulations of the Russian Federation, Belarus or Kazakhstan will not have a material adverse effect on the Company. In addition, there is no guarantee that a foreign investor would obtain effective redress in any court. No treaty exists between the United States and the Russian Federation, Belarus or Kazakhstan for the reciprocal enforcement of foreign court judgments.

     Furthermore, the relative infancy of business and legal cultures in the Russia Federation, Belarus and Kazakhstan are reflected in the inadequate commitment of local business people, government officials, agencies and the judicial system to honor legal rights and agreements, and generally to uphold the rule of law. Accordingly, the Company may, from time to time, confront threats of, or actual, arbitrary or illegal revision or cancellation of its licenses and agreements, and face uncertainty or delays in obtaining legal redress, any of which could have a material adverse effect on the Company.

     -- Possible Additional Liability of Shareholders. The Civil Code of the Russian Federation and the Law of the Russian Federation on Joint Stock Companies generally provide that shareholders in a Russian joint stock company are not liable for the obligations of the joint stock company, and only bear the risk of loss of their investment. However, if a company (an "effective parent") is capable of determining decisions by another company (an "effective subsidiary"), and such capability is provided for in the charter of the effective subsidiary or in a contract between the companies, and if the effective parent gives obligatory directions to the effective subsidiary, such effective parent bears joint and several responsibility for transactions concluded by such effective subsidiary in carrying out such directions. In addition, an effective parent is secondarily liable for an effective subsidiary's debts in the event an effective subsidiary becomes insolvent or bankrupt resulting from the action or inaction of an effective parent which is capable of determining decisions of the effective subsidiary whether as a result of the effective parent's ownership interest, pursuant to the terms of a contract between the companies or in any other way. In such instances, other shareholders of the effective subsidiary may claim compensation for the effective subsidiary's losses from the effective parent which caused the effective subsidiary to take action(s) or fail to take action(s) knowing that such action(s) or failure to take action(s) would result in losses. Accordingly, it is possible that the Company may be deemed to be an effective parent of certain of its subsidiaries and therefore be liable in certain cases for the debts of its effective subsidiaries. Such liability could have a material adverse effect on the Company.

     -- Limited Protection of Minority Shareholders. Russian laws regulating ownership, control and corporate governance of Russian companies may, in some cases, provide limited protection to shareholders, particularly minority shareholders. Disclosure and reporting requirements, and anti-fraud and insider trading legislation have only recently been enacted and most Russian companies and managers are not accustomed to such restrictions on their activities. The concept of fiduciary duties on the part of management or directors to their companies or shareholders is also new and is not well developed. See "-- Risks Involving the Company -- Potential Conflicts of Interest." Nevertheless, there are signs that Russian securities regulators and courts have become more sympathetic to the need to protect minority shareholders, and more willing to set aside management decisions (such as sales below value to insiders or highly dilutive share issues). At the same time procedural protections to which U.S. shareholders are accustomed, such as contingent fee arrangements or the ability to bring class actions, are as yet still unknown in Russia.

     Social Risks. The political and economic changes in the Russian Federation, Belarus and Kazakhstan since the break up of the former Soviet Union have resulted in significant social dislocations, as existing governing structures have collapsed and new ones are only beginning to take shape. The resulting broad decline in the standard of living has often resulted in substantial political pressure on the government to slow or even reverse the economic policies currently being pursued. In addition, such decline in the standard of living has led in the past, and could lead in the future, to labor and social unrest. Such labor and social unrest may have political, social and economic consequences, such as increased support for a renewal of centralized authority, increased nationalism (with restrictions on foreign investment in the Russian, Belarus or Kazakh economy) and increased violence, any of which could have a material adverse effect on the Company.

     In addition, the local and international press have reported significant organized criminal activity, particularly in large metropolitan centers, directed at revenue-generating businesses, and an increased integration of Russian organized crime with major international criminal organizations. A substantial increase in property crime in large cities has also been reported. Finally, the local and international press have reported high levels of official corruption in the locations where the Company's operating businesses operate. No assurance can be given that organized or other crime or claims that the Company or any of its operating businesses has been involved in official corruption will not in the future have a material adverse effect on the Company.

     Official Data Reliability. The official data published by Russian federal, regional and local governments and federal agencies, and by the Belarus and Kazakh government and its agencies, are substantially less complete or reliable than those of Western countries, and there can be no assurance that the official sources from which certain of the information set forth herein has been drawn are reliable. Official statistics may also be produced on different bases than those used in Western countries. Any discussion of matters relating to the Russian Federation, Belarus or Kazakhstan herein must therefore be subject to uncertainty due to concerns about the completeness or reliability of available official and public information.

RISKS INVOLVING THE COMPANY

     History of Losses. The Company has reported net losses during each of its years of operations and there can be no assurance that the Company will be able to generate profits in the future.

     Capital Requirements. The Company's capital requirements arise in three main areas.

     -- Capital Expenditures and Working Capital for Operating Businesses. The Company may need to provide for the capital expenditures and working capital needs of its operating businesses until such time as such operating businesses become self-sustaining. To date, only ALTEL has achieved that position. The Company has significant cash; however, the bulk of this (representing the proceeds of the Senior Notes) is being held in escrow and can only be released from escrow upon compliance with certain conditions. Those conditions include a specific requirement that the funds be used solely to acquire assets for use in a telecommunications business. This requirement means, among other things, that these funds cannot be used for the working capital needs of the operating businesses, or to pay for civil engineering and related works required in connection with the installation of telecommunications networks. In addition, the Company has found compliance with the conditions for release burdensome, in that it is time consuming and expensive.

     -- Acquisitions and Other Business Development. The Company needs funds to acquire and/or develop new businesses. Again, the funds in escrow can only be used for this to the extent that equipment is being purchased; start up costs and working capital have to be met out of other Company funds.

     -- Payment of Principal and Interest on Outstanding Indebtedness. The Company has significant debt service requirements. Currently, it is indebted under the Series A and Series B Notes to the Travelers Parties in the amount of $14,420,000, which bears interest at an annual rate of 12%, payable monthly in cash. The interest rate on the Revolving Credit Notes increased to 15% on June 1, 1998 as a result of the Company not raising $20,000,000 in additional equity by May 31, 1998. The Series A and Series B Notes are required to be amortized at the rate of $1,000,000 per month starting in July 1998. The Series B Notes, whose original principal amount is $3,100,000, are due in full on September 30, 1998, and the Series A Notes, in the original principal amount of $12,320,000, are due in full on December 31, 1998. In addition, the Company is obligated under the Senior Notes and the Convertible Notes issued in June 1996. As of June 30, 1998, the accreted value of the Senior Notes on the Company's balance sheet was $103.8 million. These Notes accrete until December 1, 1998, when interest on the full accreted value is payable semi-annually thereafter in cash. Until May 31, 1998 these Notes accreted at the rate of 14% per annum. As a result of the Company not raising $20,000,000 in additional equity by May 31, 1998, as of June 1, 1998 they commenced to accrete at 14.5% per annum. The first semi-annual payment of interest in cash, due June 1, 1999, will be at least $8,610,000. The exact amount of the semi-annual interest payment will depend on the accreted value of the Senior Notes as of December 1, 1998 and the interest rate then payable. The Senior Notes come due in full on June 1, 2004. The Convertible Notes (in the principal amount of $26,500,000) come due on June 1, 2006, and bear interest, payable semi-annually in cash, at the rate of 9% per year.

     In addition, pursuant to the terms of the Travelers Warrants, under certain circumstances additional warrants may be issued and/or the exercise price of the Travelers Warrants may be reduced. In the event that the Company does not effect any of the specified targeted reductions in commitment for the Series A Notes, the holders of the Series A Notes will receive 30,000 additional warrants to purchase shares of the Company's common stock on each date on which such reduction was not made. In the event that the Company does not effect the specified targeted reductions in commitment for the Series B Notes scheduled for July 31, 1998 and August 31, 1998, the holders of the Series B Notes (which otherwise come due on September 30, 1998) shall receive 16,000 additional warrants to purchase shares of such common stock. The Company did not effect the targeted reduction for July 31, 1998, with the result that 30,000 warrants will be issued to the holders of the Series A Notes and 16,000 warrants will be issued to the holders of the Series B Notes. Any additional warrants are referred to as the "Additional Warrants." The Company could be required to issue up to 182,000 additional 10-year warrants to purchase shares of Common Stock (including the 46,000 warrants already issued) under these arrangements.

     The exercise price for the Travelers Warrants and Additional Warrants is $8.625 per share, except that, if the Series B Notes are not repaid in full by September 30, 1998, the exercise price of all warrants issued to the holders of the Series B Notes becomes $0.01, and, if the Series A Notes are not repaid in full by December 31, 1998, the exercise price of all warrants issued to the holders of the Series A Notes also becomes $0.01. All of the warrants expire on December 31, 2008. In addition, if the Series B Notes are not repaid in full on September 30, 1998, then, commencing September 30, 1998 and on the last day of each succeeding month until the Series B Notes have been repaid in full, the holders of the Series B Notes shall receive 32,000 additional warrants to purchase shares of the Company's common stock at a price of $0.01 per share. If the Series A Notes are not repaid in full on December 31, 1998, then, commencing December 31, 1998 and on the last day of each succeeding month until the Series A Notes have been repaid in full, the holders of the Series A Notes shall receive 70,000 additional warrants to purchase shares of such common stock at a price of $0.01 per share. These default warrants (the "Default Warrants") have an expiration date ten years after their respective dates of issue.

     The issuance of Additional Warrants and/or the Default Warrants could result in the issuance of a substantial number of additional shares of Common Stock upon their exercise. In addition, any adjustment of the exercise price on the Travelers Warrants, the Additional Warrants and the Default Warrants would result in the issuance of the shares of Common Stock at a significant discount, resulting in substantial dilution to the holders of the Company's Common Stock.

     The Company may face significant challenges in meeting its obligations to pay cash interest on the indebtedness referred to above, and in effecting its repayment upon its maturity. See "-- Holding Company Structure; Difficulties in Enforcing Guarantees and Security; Effective Subordination of Notes to Indebtedness of Subsidiaries."

     -- Possible Effects of Insufficient Capital Resources. Any or all of these matters may require that the Company raise funds in a public or private equity or debt offering. If the Company is required to conduct such an offering, its ability to do so on acceptable terms, if at all, will be affected by several factors, including financial market conditions and the value and performance of the Company at the time of such offering or refinancing, which in turn may be affected by many factors, including economic and industry cycles. There can be no assurance that such an offering can or will be completed on satisfactory terms.

     Failure to generate sufficient funds for these matters in the future, whether from operations or additional debt or equity financing, or difficulties encountered in providing capital to its operating businesses, may require the Company to delay or abandon some or all of its anticipated expenditures and expansions, or in an extreme case to sell some or all of its assets, any of which could have a material adverse effect upon the growth of the Company's businesses and on the Company.

     Also, failure to generate the required funds in a timely manner could lead to the Company defaulting under equipment purchase contracts, which could lead to the loss of important equipment, or under the indebtedness referred to above, which could result in acceleration and actions by the holders of such indebtedness to realize upon guarantees and other security for such indebtedness. Any of such events could have a material adverse impact upon the Company and its shareholders.

     Limitations on Activities Imposed by Indentures and Revolving Credit Agreement. The Indentures pursuant to which the Senior Notes and the Convertible Notes were issued in the June 1996 Placement, and the Revolving Credit Agreement pursuant to which the Revolving Credit Notes were issued in November 1997, contain covenants which impose substantial restrictions upon activities in which the Company may wish to engage. These covenants also cover the activities of the Company's "Restricted Subsidiaries", meaning companies in which the Company has directly or indirectly a greater than 50% interest (but specifically including ALTEL). These covenants, which in many cases are extremely complex, include restrictions upon the types, amounts and terms of indebtedness which may be incurred (including the giving of guarantees) and of the security which may be given for such indebtedness, restrictions upon payment of dividends (other than by subsidiaries to the Company), bars on additional investments other than those falling within relatively narrow exceptions (such as investments in wholly-owned subsidiaries, or to increase the size of the Company's interest in a subsidiary), limits on sale-leaseback transactions or the issuance of preferred stock, restrictions on transactions with affiliates unless certain conditions are met, and the requirement that sales of assets be made for 75% cash proceeds and all of the proceeds be re-invested within one year or used to pay indebtedness. In addition, as a result of the Company not having raised $20,000,000 in additional equity by May 31, 1998, under the terms of the Series A and Series B Notes, the Company is not permitted until such equity is raised, to make any unscheduled debt repayments or to make any capital expenditures (or fund any subsidiary's capital expenditures) other than out of the proceeds of the Senior Notes being held in escrow. These covenants impose substantial restraints upon the ability of the Company and its subsidiaries to conduct their respective businesses, and upon their capacity to engage freely in transactions which may be beneficial or to respond timely to opportunities they may encounter and, to this extent, could affect the growth and development of these companies. Additionally, their breadth and complexity raises the possibility that the Company or a subsidiary may inadvertently breach a covenant, thereby triggering a default and possible acceleration of the indebtedness. While the Company may endeavor to obtain waivers of particular covenants or of possible breaches thereof, see "Summary -- Recent
Developments -- The Consent Solicitation," that procedure is cumbersome and slow and not conducive to prompt decision making. Finally, the requirement that the Company only access the funds in escrow may impact its ability to respond promptly to its subsidiaries' capital expenditure needs. See "-- Capital Requirements."

     Effect of Substantial Leverage. As of December 31, 1997, the Company had approximately $133.5 million of consolidated long-term debt and shareholders' equity of approximately $127.2 million.

     The substantial degree to which the Company is leveraged could have important consequences including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on, and the principal of, its debt; (iii) the agreements governing the Company's indebtedness contain certain restrictive financial and operating covenants which could limit the Company's ability to compete and expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financial flexibility than the Company.

     Special Considerations Relating to Company Indebtedness. The Company is indebted for money borrowed pursuant to the Senior Notes, the Convertible Notes and the Revolving Credit Notes. The Senior Notes are senior obligations of the Company, guaranteed by NWE Cyprus, BCL, WTC and the Leasing Companies, and by any future wholly owned subsidiaries, and secured on a first priority basis by certain property and assets constituting Senior Note Collateral and on a second priority basis by certain property and assets constituting Convertible Note Collateral. The Convertible Notes are also guaranteed by NWE Cyprus, BCL, WTC and the Leasing Companies, and by any future wholly owned subsidiaries, but are secured on a first priority basis by the Convertible Note Collateral, which consists principally of the Technocom Preferred Stock and the proceeds thereof, and on a second priority basis by the Senior Note Collateral. See "Description of the Convertible Notes and Other Private Placement Securities -- The
Notes -- Collateral and Security". In addition, the Convertible Notes are expressed to be subordinated in right of payment to the Senior Notes (although they will rank pari passu in right of payment to the Senior Notes with respect to the Convertible Note Collateral).

     The Revolving Credit Notes are guaranteed by BCL and WTC and by any future wholly owned subsidiaries, and secured on a first priority basis by all of the Company's inventory and accounts receivable. In addition, the Series A Notes are secured by 28 Ordinary Shares of Technocom, representing approximately 14% of the total Ordinary Shares outstanding. See "Description of Certain Other Indebtedness."

     In addition, while cash interest will not be payable on the Senior Notes until June 1, 1999, cash interest commenced being paid on the Convertible Notes on December 1, 1996, two-and-one-half years before the Senior Notes, despite the fact that the Convertible Notes are expressed to be subordinate to the Senior Notes. In addition, cash interest commenced being paid monthly on the Revolving Credit Notes on November 30, 1997, while amortization of the Revolving Credit Notes is required to start in July 1998, and the Revolving Credit Notes come due, as to $3,100,000, on September 30, 1998, and as to the remaining $12,320,000, on December 31, 1998, approximately five-and-one-half years before the Senior Notes come due and approximately seven-and-one-half years before the Convertible Notes come due.

     The covenants relating to the Senior Notes and the Revolving Credit Notes are substantially similar, although the Revolving Credit Notes contain a provision not found in the Senior Notes requiring the redemption of the Revolving Credit Notes out of, among other things, the proceeds of any equity offering by the Company. The covenants relating to the Convertible Notes are considerably more limited in scope than the covenants in the Senior Notes and the Revolving Credit Notes and hence afford the holders of the Convertible Notes commensurately less protection. All of the Notes and the Revolving Credit Notes contain cross-default provisions. By reason of their subordination to the Senior Notes, the response by the holders of the Convertible Notes to any default will largely be dictated by the response of the holders of the Senior Notes, including any waiver or de-acceleration on their part. Neither the holders of the Senior Notes nor the holders of the Convertible Notes will have any ability to influence the response of the holders of the Revolving Credit Notes to any default. See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Events of Default."

     As a result of these various arrangements, the rights and priorities of the holders of the Notes and the Revolving Credit Notes are complex. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, or upon a default in payment by the Company under any of the Notes or Revolving Credit Notes, the assets of the Company will be applied, first, to the realization of the claims of each group of holders of notes which are secured thereon, to the extent of that security. Any remaining assets (including the proceeds from the enforcement of any subsidiary guarantees) will be shared among the holders of the various notes and the other creditors of the Company pro rata, except that the holders of the Senior Notes and the Convertible Notes will, by virtue of their guarantees, have priority over the holders of the Revolving Credit Notes with respect to the assets of NWE Cyprus and the Leasing Companies, and except further that, by reason of the subordination of the Convertible Notes, payment of the share of the remaining Company's assets to which the holders thereof would otherwise be entitled will only be made to such holders only after all Senior Notes have been paid in full or provision for such payment shall have been made. As a result of this, the holders of the Convertible Notes are also effectively subordinated to the holders of the Revolving Credit Notes other than with respect to the Convertible Note Collateral. In addition, holders of the Senior and Convertible Notes are effectively subordinated to the claims of all existing and future third party liabilities (including trade payables and other non-debt obligations) of the non-Guarantor subsidiaries of the Company, to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any non-Guarantor subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Senior or Convertible Notes. See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Subordination Provisions."

     Holding Company Structure; Difficulties in Enforcing Guarantees and Security; Effective Subordination of Notes to Indebtedness of Subsidiaries. As a holding company that conducts virtually all of its business through subsidiaries, PLD has essentially no source of cash other than distributions and other payments from its subsidiaries. In order to pay cash interest on the Notes and the Revolving Credit Notes (in the case of the Senior Notes, after December 1, 1998, when cash interest on the Senior Notes commences to accrue) or the principal amount of the Notes and the Revolving Credit Notes at maturity, or to redeem or repurchase the Notes or the Revolving Credit Notes, or to fund its working capital requirements, PLD will be required to obtain the necessary cash from its subsidiaries. As set forth hereinafter and in "-- Other Barriers to Realizing Cash from Subsidiaries," there may be a number of legal and other hurdles to be overcome in connection with obtaining cash from its subsidiaries.

     The Company has pledged the capital stock of the Leasing Companies, NWE Cyprus and BCL to secure the Senior Notes and the Convertible Notes, and the Leasing Companies have guaranteed the Notes and pledged their interests in the leases or installment sales contracts entered into, or the debt or equity investments made by them, as security for such guarantees. In addition, NWE Cyprus, BCL, WTC and certain other possible future subsidiaries of the Company have guaranteed the Notes and NWE Cyprus has pledged the capital stock of WTC to secure its guarantee of the Notes. There can be no assurance that any such guarantees or pledges can be enforced easily, if at all. Each of the Guarantors are likely to be incorporated in jurisdictions which are outside the United States. Persons seeking to enforce those guarantees or pledges (or any judgment in respect thereof obtained in the United States) will therefore need to do so outside the United States. In addition, the ability to enforce an "upstream" guarantee (or guarantee by a subsidiary of a parent's obligations) and any related pledges is subject to some uncertainty not only in the United States and Canada but also other applicable jurisdictions such as Cyprus, Russia, Belarus, Netherlands and Ireland, and may well be subject to similar uncertainty in jurisdictions where such guarantee may be sought to be enforced against any Guarantor. Efforts have been made to minimize the effect of any possible invalidity of the guarantees by limiting the extent to which they may be enforced against the Guarantor to such amounts which will not render the guarantees void, voidable or unenforceable, and, in the case of the Leasing Companies, by limiting the activities of each such subsidiary to its leasing, selling or investing operations and in the case of the Leasing Companies and NWE Cyprus limiting the activities of each such subsidiary to incur indebtedness. However, to the extent that the enforceability of such guarantees is uncertain, so may be the pledges of assets supporting such guarantees.

     In addition, enforcement of the pledges of capital stock, notes and/or equipment or assignments of leases or installment sales contracts by the Company and the Leasing Companies will in all likelihood be required to be undertaken in jurisdictions outside the U.S. (e.g., Cyprus, Ireland, Russia or Kazakhstan). The need to bring such enforcement actions in such other jurisdictions, and to comply with the laws of those jurisdictions in relation thereto, may significantly complicate, delay or limit enforcement of such pledges or assignments.

See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Guarantees" and "-- Ability to Realize on Collateral."

     Payments under the guarantee given by BCL (and any other Russian company which becomes a Guarantor under the Indenture) may require a license from the Russian Central Bank, see "-- Currency Controls," and may also (to the extent such payments are considered to be interest) be subject to Russian withholding tax. While under current law payments under the guarantees by the Leasing Companies or NWE Cyprus or any other wholly owned subsidiary which is a Guarantor currently in existence may be made without the need for licenses or withholding of tax, there can be no assurance that the current Leasing Companies, NWE Cyprus or any future Guarantors will not encounter such problems hereafter.

     Furthermore, while the leases or installment sales contracts and related pledges of assets may be valid and enforceable under the laws of the relevant jurisdiction, the ability of the holders of the Notes actually to enforce their provisions upon any default under the Notes may be open to some question. Commercial law, and in particular, enforcement of legal rights such as leaseholds or pledges, is still very undeveloped in both Russia, Belarus and Kazakhstan, see "-- Country Risks -- Legal Risks -- Underdeveloped Legal System," and the readiness of local partners and courts to respect and recognize such rights is uncertain, including the rights of the holders to enforce the terms of the leases, installment sales contracts or pledges. In the event of a default under a lease, installment sales contract or pledge, any enforcement action will in all likelihood have to occur in the jurisdiction (Russia, Belarus or Kazakhstan) where the assets are located. The limited jurisprudence and experience with such enforcement action in the relevant jurisdiction may significantly complicate, delay or limit the scope of such enforcement action. A lessor or pledgee, its successor in interest or a creditor of a lessor or pledgee seeking to remove repossessed leased equipment from Russia, Belarus or Kazakhstan may have to pay taxes or duties as a condition to doing so. The nature of the equipment itself, which may be incorporated or integrated into another structure or system, or otherwise permanently affixed, could make repossession difficult as both a legal and a practical matter.

     Finally, the ability of a foreign claimant to enforce in the Russian Federation, Belarus or Kazakhstan a judgment or arbitral award obtained outside those jurisdictions may be limited. For example, the Russian courts generally only recognize foreign judgments or arbitral awards pursuant to bilateral or multilateral treaty arrangements. In addition, the Russian courts have limited experience in the enforcement of foreign judgments. The possible need to re-litigate in the Russian Federation, Belarus or Kazakhstan a judgment or arbitral award obtained elsewhere may significantly delay the enforcement of such judgment or award.

     To the extent that the holders of the Notes are not able to enforce their interests in such leases or installment sales contracts against the operating subsidiaries and joint ventures and/or collect the full amount of their indebtedness from the proceeds of the leased or pledged assets, the Notes will not be senior to such subsidiaries' other indebtedness but will only represent indirect claims against the equity of such subsidiaries owned by the Company. As of December 31, 1997, the total liabilities and obligations of the Company's non-Guarantor subsidiaries (excluding intercompany indebtedness) was $42.1 million. The Senior Note Indenture permits the Company's subsidiaries to incur substantial additional indebtedness, subject to certain limitations, as more fully described under "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Certain Covenants -- Limitation on Indebtedness." The Convertible Note Indenture contains no covenant limiting the increase of indebtedness by the Company or any of its Restricted Subsidiaries. To the extent that such other indebtedness may be given precedence over any commitment to make payment to the Company, the Notes may effectively be subordinated to such subsidiaries' other obligations.

     The readiness of local parties and courts to recognize and respect the rights of the holders of the Notes to exercise the rights of any Leasing Company as to any debt or equity investment made in the Russian, Belarus and Kazakhstan operating companies is unclear. Furthermore, to the extent that the security for a guarantee consists of debt investments made by the applicable Leasing Company, the obligations representing such security will rank pari passu in right of payment with the recipient's other indebtedness and thus may also be regarded as effectively subordinated thereto. To the extent such security consists of equity investments, the security will actually be subordinated to all of the recipient's other indebtedness.

     Other Barriers to Realizing Cash from Subsidiaries. In addition to the issues noted in "-- Holding Company Structure; Difficulties in Enforcing Guarantees and Security; Subordination of Notes to Indebtedness of Subsidiaries," the ability of the Company's subsidiaries to make payments to the Company may be constrained by: (i) their own ability to generate sufficient cash from their operations; (ii) the level of taxation, particularly corporate profits and withholding taxes, in the jurisdictions in which they operate, see "-- Taxation"; (iii) exchange controls and repatriation restrictions in effect in the jurisdictions in which they operate, see "-- Currency Controls"; and (iv) the ownership interests of other investors in the Company's subsidiaries.

     In the absence of sufficient cash from its subsidiaries, the Company may be required to refinance its indebtedness, raise funds in a public or private equity or debt offering, or sell some or all of its or its subsidiaries' assets. If the Company is required to conduct an offering of its capital stock or to refinance any of the Senior Notes, the Convertible Notes, the Series A Notes or the Series B Notes, its ability to do so on acceptable terms, if at all, will be affected by several factors, including financial market conditions and the value and performance of the Company at the time of such offering or refinancing, which in turn may be affected by many factors, including economic and industry cycles. There can be no assurance that an offering of the Company's capital stock or a refinancing of any of such indebtedness can or will be completed on satisfactory terms, or that they would be sufficient to enable the Company to make any payments with respect to such indebtedness.

     Limited Scope of, and Other Issues Relating to, Escrow Accounts. The portion of the net proceeds of the Senior Notes initially deposited in the Company Senior Note Escrow Account, plus the funds thereafter received from payments on the Telecommunications Asset Leases (as defined in "Description of the Convertible Notes and Other Private Placement Securities -- The Notes"), Qualified Investments and any pledged stock, together with all income earned on the investment of such proceeds and funds in Eligible Cash Equivalents (as defined in the "Description of the Convertible Notes and Other Private Placement Securities -- The Notes"), are being held in the Company Senior Note Escrow Account or one or more Leasing Company Escrow Accounts. All such Escrow Accounts have been pledged to, and under the sole dominion and control of the trustee under the Senior Note Indenture (the "Senior Note Trustee") for its benefit and the equal and ratable benefit of the holders of the Senior Notes and the trustee under the Convertible Note Indenture (the "Convertible Note Trustee") for its benefit and the equal and ratable benefit of the holders of the Convertible Notes. The funds received from payments on the Technocom Preferred Stock (and all income earned on the investment of such proceeds) will be held in the Company Convertible Note Escrow Account, which has been pledged to, and under the sole dominion and control of the Convertible Note Trustee for its benefit and the equal and ratable benefit of the Convertible Notes and the Senior Note Trustee for its benefit and the equal and ratable benefit of the holders of the Senior Notes. See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Collateral and Security." Notwithstanding the Trustees' security interest in such Escrow Accounts, the ability of the Trustees to deal freely with the funds in such Escrow Accounts following an Event of Default under the applicable Indenture may be limited by applicable bankruptcy, reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles. In addition, the pledge by any of the Leasing Companies of any Leasing Company Escrow Account will be subject to any infirmities in the respective Leasing Company's Guarantee given in respect of the Notes. See "-- Holding Company Structure; Difficulties in Enforcing Guarantees and Security; Effective Subordination of Notes to Indebtedness of Subsidiaries," "-- Limitations on Ability to Transfer Interests" and "Description of the Convertible Notes and Other Private Placement
Securities -- The Notes -- Ability to Realize on Collateral."

     Limited Control over Qualified Investments. Most of the proceeds from the sale of the Senior Notes which were deposited in the Company Senior Note Escrow Account or Leasing Company Escrow Accounts will be utilized for the purchase of Telecommunications Assets to be leased to the Company's operating subsidiaries in Russia and Kazakhstan. $9 million of such proceeds, however, were specifically permitted to be utilized to make Qualified Investments in the operating subsidiaries through debt or equity investments in such subsidiaries, and in fact have been used, together with the proceeds of the Revolving Credit Notes, to purchase additional interests in Technocom. See "Summary -- Recent Developments -- Acquisition of Additional Interest in Technocom." In addition, the Company is permitted to make certain additional

Qualified Investments utilizing certain specified funds derived from payments under Telecommunications Asset Agreements or from Qualified Investments in the Company Senior Note Escrow Account and the Leasing Company Escrow Accounts subject to certain conditions, including that there is in such Escrow Accounts collectively a sum equal to the amount of interest due in respect of the Notes during the next succeeding twelve months (exclusive of the proceeds of the Senior Notes or any Asset Sales). The Company is also permitted to make Qualified Investments with payments received on the Technocom Preferred Stock subject to certain conditions, which do not include any requirement that any minimum amount be in any Escrow Account. See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Possession, Use and Release of Collateral and "-- Certain Definitions--Use of Proceeds." The Trustees have only limited control over how the proceeds of Qualified Investments are utilized by the recipient, and are not in a position, for example, to require that such proceeds be used for the purchase of assets, as opposed to being used for working capital. Accordingly, investment in Qualified Investments must be regarded as less secure from the point of view of the holders of the Notes than investment in Telecommunications Assets subject to Telecommunications Asset Agreements.

     Taxation. Taxes payable by Russian, Belarus and Kazakh companies are substantial and include value-added taxes ("VAT"), excise taxes, export taxes and income taxes. The tax risks of investing in the Russian Federation, Belarus and Kazakhstan can be substantial. Obtaining the benefits of any relevant tax treaties can be extremely difficult due to the documentary and other requirements imposed by the Russian, Belarus and Kazakh authorities and, in the case of Kazakhstan, the unfamiliarity of those administering the tax system with the international tax treaty system, while in the case of Belarus, its very status under the tax treaties to which it may be a party remains very unclear. In addition, a recent instruction issued by the Russian State Tax Service mandates full withholding regardless of tax treaty status and requires the recipient to seek to obtain a refund for withholding in excess of treaty amounts. The need to deal with these issues may negate or impair tax planning initiatives undertaken by the Company to reduce its and its subsidiaries' overall tax obligations. Furthermore, the taxation systems in the Russian Federation, Belarus and Kazakhstan are at an early stage of development and are subject to varying interpretations, frequent changes and inconsistent and arbitrary enforcement at the federal, regional and local levels. In certain instances, new taxes have been given retroactive effect.

     Technocom established a representative office in Moscow in October 1995 and registered this office with the relevant Russian tax authorities. As a result of this, Technocom became subject to profits and other Russian taxes as of such date. Inasmuch as Technocom operated to some extent in the Russian Federation prior to this date, without clarifying its tax status with any Russian taxing authority, it is also possible that tax officials may take the position that Technocom may be subject to Russian taxes with respect to the period before October 1995. See "-- Country Risks -- Legal Risks -- Underdeveloped Legal System."

     Currency Controls -- Risks of Changing Regulatory and Administrative Environment. Belarus currently effectively prevents the making of all payments in hard currency and the repatriation of capital and profits. While applicable legislation in both the Russian Federation and Kazakhstan currently permits the repatriation of profits and capital and the making of other payments in hard currency, the ability of the Company to repatriate such profits and capital and to make such other payments is dependent upon the continuation of the existing legal regimes for currency control and foreign investment, administrative policies and practices in the enforcement of such legal regimes and the availability of foreign exchange in sufficient quantities in those countries.

     The Company's ability to repatriate distributions and other payments in hard currency will be dependent upon the continued ability of the Company's operating subsidiaries to bill their customers in U.S. Dollars or the equivalent amount of local currency, as well as their ability to freely exchange local currency receipts into U.S. Dollars. See "-- Country Risks -- Restrictions on Currency Conversion; Historical Volatility in Currency Prices." There can be no assurance that, because of future changes in Russian and Kazakh currency regulations, the Company's ability to fully and/or on a timely basis realize benefits from its operations in the Russian Federation and Kazakhstan through the receipt of hard currency payments will continue.

     In respect of Belarus, the Company is currently in the process of developing strategies to deal with the fact that the Belarus Ruble is currently effectively inconvertible.

     -- Current Licensing Requirements. Under current currency regulations in the Russian Federation and Kazakhstan, while there do not appear to be additional administrative requirements for the payment of dividends or interest on debt, specific licenses from both the Central Bank and the National Bank of Kazakhstan are required for the making of equipment lease payments to a foreign lessor and for repayments of principal on debt with a term of more than 180 days. Failure to obtain such currency licenses where required can result in the imposition of fines and penalties. While the requirements for obtaining such licenses largely involve the production of documentation, not only are the documentary requirements themselves burdensome, but there can be no assurance that the entity granting the licenses may not impose additional, substantive requirements for the grant of a license or deny a request for a license on an arbitrary basis. See "-- Country Risks -- Legal Risks -- Underdeveloped Legal System." Furthermore, the time typically taken by the Central Bank and the National Bank of Kazakhstan to issue such licenses can be lengthy. In the case of the Central Bank, delays of up to one year or more in the issuance of licenses have not been uncommon. The failure of the Company to obtain, or any significant delay in the issuance of, such licenses could substantially delay the time at which the Company may receive payments under such leases. To address this problem, and based on the Company's belief that currency licenses are presently not required in the Russian Federation for payments under installment sales contracts, the Company has proposed providing equipment to its operating businesses on an installment sales basis rather than through leasing and, as a result of the Consent Solicitation, the Indentures have been amended to permit the Company to make installment sales as well as leases of equipment to its operating businesses. However, there is no assurance that the Central Bank or other relevant Russian entity will not construe the applicable currency legislation as requiring licenses for installment sales as well as leases. Failure to obtain currency licenses, where required, can result in the imposition of fines and penalties, significant delays in delivering equipment to the Company's operating businesses and resulting difficulties in generating cash flows from the Company's operating businesses in the Russian Federation.

     Finally, the Company's ability to repatriate distributions and other payments in hard currency will be dependent upon the continued ability of the Company's operating subsidiaries in Russia and Kazakhstan to bill their customers in U.S. Dollars or the equivalent amount of local currency, as well as their ability to freely exchange local currency receipts into U.S. Dollars. See "-- Country Risks -- Restrictions on Currency Conversion; Historical Volatility in Currency Prices." There can be no assurance that, because of changes in Russian and Kazakh currency regulations, the Company's ability to fully and/or on a timely basis realize benefits from its operations in the Russian Federation and Kazakhstan through the receipt of hard currency payments will continue. In respect of Belarus, the Company is currently in the process of developing strategies to deal with the fact that the Belarus Ruble is currently effectively inconvertible.

     -- Licensing Requirements for Prior Investments. Until 1995, most direct foreign investment in the Russian Federation appears to have been made without licenses from the Central Bank, due to the lack of clear guidelines from the Central Bank governing such investments. However, in 1995 the Central Bank confirmed that licenses were required for such direct foreign investments and that upon application it would issue licenses specifically authorizing such direct foreign investments in Russian companies. In response to private inquiries, the Central Bank also indicated that it would consider retroactive licensing of previously made direct foreign hard currency investments upon appropriate application. The Company is actively reviewing with the managements of its operating subsidiaries its obligations to comply with these licensing requirements, particularly on a retroactive basis. If the Central Bank were to determine that the Company did not hold the required licenses, this could give rise to substantial fines and penalties.

     -- Possible Effects of Currency Controls and Regulations on the Company's Ability to Meet its Obligations. There can be no assurance that, due to the risks outlined above, the Company will not experience difficulties or delays in receiving cash flows from its operating subsidiaries. Any such difficulties or delays could materially affect the Company's ability to make payments on its outstanding indebtedness and could result in defaults in the Company's payment obligations under that indebtedness or an acceleration of the maturity of that debt. In addition, the Company's ability to meet its working capital requirements or to declare and pay dividends to its shareholders could be adversely affected by any cash flow restrictions experienced by the Company.

     Anti-Monopoly Committee Approval. Under Russian anti-monopoly legislation, transactions which potentially influence competition in the Russian Federation are subject to the prior consent of the Russian Anti-Monopoly Committee. The Anti-Monopoly Committee generally has wide discretion to approve or disapprove transactions falling within the scope of its authority, though in practice transactions are rarely challenged. The time typically required by the Anti-Monopoly Committee to review a proposed transaction varies between three and four months. Failure to obtain prior consent may constitute grounds for the Anti-Monopoly Committee to seek a court decision declaring the relevant transaction null and void. In particular, transactions (including rental or lease transactions) which involve the transfer of assets amounting to more than 10% of the assets of a transferor to a transferee, are subject to prior consent of the Anti-Monopoly Committee.

     This requirement on its face applies to companies leasing assets to other companies, including Technocom and PLD Leasing, which would therefore need to obtain such consent before leasing equipment to the Company's operating subsidiaries. While the Company has been advised that such requirement should not apply to such arrangements, there can be no assurance that the Anti-Monopoly Committee will concur and accordingly that the Anti-Monopoly Committee will not require such consent. Although the Company does not believe that equipment leases could have an anti-competitive effect in the Russian Federation, no assurance can be given that consent from the Anti-Monopoly Committee will be granted. The refusal of the Anti-Monopoly Committee to give consent to any equipment leases could have a material adverse effect upon the Company.

     Absence of Complete Control; Dependence on Local Partners. The Company's principal assets are its interests in its operating subsidiaries. The Company holds a 71% ordinary share interest in PeterStar and a 50% interest in each of ALTEL and BELCEL. The Company also has a 80.4% interest in Technocom, which in turn currently has a 49.33% direct and indirect beneficial economic interest (56.0% voting interest) in Teleport-TP and a 49% interest in MTR-Sviaz. While the Company may have the ability, in the case of PeterStar, ALTEL, BELCEL and Teleport-TP, to direct the operations or determine the strategies of such subsidiaries under the terms of their respective constituent documents, the enforceability of some of the Company's rights is uncertain. See "-- Country Risks -- Legal Risks." Further, the other shareholders may, as a practical matter, be able to impede the Company's ability to exercise effective control. In addition, the Company would be unlikely to take significant initiatives without the approval, in the case of PeterStar, of Telecominvest and PTN; in the case of ALTEL, of Kazakhtelekom; in the case of BELCEL, of the Minsk Regional Telephone Network and the Minsk City Telephone Network; and, in the case of Teleport-TP, of Rostelecom. Certain of the Company's operating subsidiaries are dependent on continued access, on favorable terms, to the facilities of certain of the Company's partners, and this may adversely affect the Company's ability to rely on its legal rights to influence the conduct of the business of its operating subsidiaries. In summary, the absence of complete legal control by the Company over the operations of PeterStar, ALTEL, BELCEL and Teleport-TP, coupled with the dependence of these ventures on continued access to the facilities of the Company's partners, could have a material adverse effect on the Company. Finally, PeterStar, Technocom, Teleport-TP and ALTEL are all restricted subsidiaries under the Senior Note Indenture and the Convertible Note Indenture, and the Company is required by the terms of such indentures not to permit its restricted subsidiaries to violate the various covenants contained in such Indentures. See "-- Limitations on Activities Imposed by Indentures and Revolving Credit Agreement." There can be no assurance that the Company will always be in a position to comply with this obligation, and its failure to do so could cause a default under the Senior Note Indenture or the Convertible Note Indenture.

     Susceptibility to Political and Other Pressures. Although the governments of the countries and regions in which the Company operates may be limited in the extent to which they can legally direct the Company's policies, in practice they may be able to exercise significant influence. As a consequence, not only may the Company's activities be restrained if a governmental entity is not supportive, but the Company may be forced to take action to support policies or agendas of the government which are not in its commercial or other interests. In addition, in order to maintain good working relationships with its partners, the Company may need to take certain actions which may not necessarily be in its commercial or business interests. See "-- Risks Involving PeterStar Company Limited and Baltic Communications Limited -- Dependence on PTN Facilities."

     Dependence on Key Management. The Company's various operating businesses are managed by a small number of key management personnel, both expatriate and local. PeterStar is dependent upon its general director, Vladimir Akulich, and upon its expatriate managers, James Maude and Rick Macy. The Company also relies heavily on the experience of Maxut Saurenbekov and Rex Power for the technical guidance and operational and financial management of ALTEL. The further expansion of the Technocom business depends upon the continued involvement of Boris Antoniuk in the management of Technocom's affairs and those of its subsidiaries. While Dr. Antoniuk is under contract to Technocom and the Company, no assurance can be given that his services or the services of these other key individuals will continue to be available to the Company's operating subsidiaries. In addition, the Company is dependent on its core management team of James Hatt, John Davies, Simon Edwards, Alan Brooks and Conor Carroll, as well as Peter Owen Edmunds, who heads the Company's representative office in St. Petersburg. Neither the Company nor its operating subsidiaries carry "key-man" insurance with respect to these individuals. The Company could be materially and adversely affected if any key management personnel should cease to be active for any reason in the management at the corporate and/or operating subsidiary level.

     Historical Dependence on Cable and Wireless plc. The Company is engaged in developing various telecommunications businesses in challenging environments. The scope of some of its projects, e.g. the development of cellular networks in Kazakhstan and Belarus and the development of a satellite-based long distance network across the Russian Federation, requires both significant financial and human resources. The Company has been able to draw, when necessary, on the worldwide expertise (access to which is paid for on a case by case basis) of Cable & Wireless to assist the Company's operating businesses in certain areas of their operations. The Company and Cable & Wireless entered into a support services agreement which set out the terms, on an arm's-length basis, under which the Company and its subsidiaries had access to Cable & Wireless' resources. While this agreement was terminated following the disposition by Cable & Wireless of its stake in the Company, the Company currently knows of no reason why it would not be able to continue to draw upon the resources of Cable & Wireless on an ad-hoc basis thereafter, but no assurances can be made that such resources will continue to be made available to the Company, or at what cost. See "Summary -- Recent Developments -- Transactions with Cable & Wireless and News."

     Competition. The Company is developing and operating its businesses in highly competitive environments. A number of companies compete with the Company's operating businesses, many of which have access to greater financial and technical resources than the Company. There can be no assurance that the Company will be able to overcome successfully the competitive pressures to which it is subject, both in the markets in which it currently operates and in markets into which it might expand. Furthermore, in many instances the Company's partners in its operating businesses are also potential -- and in some cases actual -- competitors. For example, PTN has recently completed the installation of a fiber optic network in St. Petersburg which will improve call completion rates on the PTN network and could provide a serious alternative to PeterStar's network and permit PTN to compete more effectively for business in St. Petersburg. In addition, while Rostelecom appears to be generally supportive of the development of Teleport-TP's long distance network, such network is in direct competition with the national long distance network operated by Rostelecom, and there can be no assurance that Rostelecom will continue to support the development of Teleport-TP's network. Similarly, ALTEL's cellular network in Kazakhstan could be seen as being in competition with the national network operated by Kazakhtelekom. At this time it is unclear what impact the consolidation of the Russian government's holdings in Sviazinvest and Rostelecom and the sale of significant stakes in Sviazinvest to Russian and foreign investors will have on the Russian telecommunications market in general and the Company in particular, nor what impact the efforts by the KMOC to limit ALTEL's exclusive license and permit more cellular operators in Kazakhstan will have upon the Kazakh telecommunications market and the Company in particular, nor how the possible plans of the Government of Belarus to award additional cellular licenses will affect BELCEL's business. See "-- Impact of Auction of Stakes in Sviazinvest on the Company and the Telecommunications Market in Russia,"
"-- Risks Involving ALTEL" and "-- Risks Involving

BELCEL." Finally, the increasing ability of Russian telecommunications companies to access Western capital markets for their financing needs may reduce their reliance on the Company for financing and improvement of their networks. Such reduced reliance may affect the Company's ability to exert influence on its Russian partners in the operating businesses. See "-- Impact of Auction of Stakes in Sviazinvest on the Company and the Telecommunications Market in Russia."

     Potential Conflicts of Interest. Each of the Company's principal partners in PeterStar, ALTEL and Teleport-TP have interests that may conflict with those of the Company.

     PTN, which holds its interest in PeterStar through Telecominvest and is the main provider of basic telephony services in St. Petersburg, already competes to some degree with PeterStar for customers and may increasingly become a substantial competitor with the eventual upgrading of its telecommunications network. Kazakhtelekom, the public switched telephone network operator and the Company's partner in ALTEL, may be a significant competitor for ALTEL's cellular operations when it improves the telephony services it provides in Kazakhstan by upgrading its fixed wire telecommunications network, or if it should be awarded one of the new cellular licenses the Kazakh government is considering issuing. Rostelecom, the Russian telecommunications company that is Technocom's principal partner in the Teleport-TP venture, competes with Teleport-TP, both directly and indirectly through joint ventures with other international companies in the provision of telephony and related services. Finally, certain directors of the Company's operating subsidiaries also act as directors or officers of its partners in the Russian Federation and Kazakhstan. See "-- Dependence on Key Management."

     In light of these competing interests, and, in particular, the extent of the legal and practical control that the Company's partners have over the affairs of the Company and its operating subsidiaries, any or all of the companies named above may use their influence, through the directors they appoint to the boards of the Company and its operating subsidiaries or otherwise, to benefit themselves or other businesses in which they have an interest at the expense of the Company and its operating subsidiaries, subject to such limited fiduciary duties as they may have under applicable law. Moreover, such persons are not obliged (except for such obligations as they may have under applicable law) to allocate to the Company and its operating businesses corporate opportunities of which they become aware through the directors referred to above or otherwise. No assurance can be given that the fiduciary duty and corporate opportunity doctrines that exist under United States law will provide adequate protections to the Company's shareholders against the pursuit of such conflicting interests. Belarus and Kazakh law currently provides no protection in this regard and, while Russian corporate law has recently introduced the concept of the fiduciary duties of corporate officers and directors, the law is too new for any prediction to be made as to how much protection it will, in fact, provide. The pursuit of conflicting interests by the persons referred to above could have a material adverse effect on the Company.

     Impact of Auction of Stakes in Sviazinvest on the Company and the Telecommunications Market in Russia. In 1997, it was reported that, notwithstanding its previously announced plans to have Sviazinvest compete with Rostelecom, the Russian government had consolidated its telecommunications holdings in Sviazinvest and Rostelecom by transferring its shareholding in Rostelecom (38% of the common stock, and 51% of the voting stock) to Sviazinvest. The balance of the shares in Rostelecom remain in the hands of private investors. In April 1997, the government announced that it was seeking to sell 49% of Sviazinvest in two auctions, one as to a 25% stake open to Russian and foreign investors and the other as to a 24% stake open only to Russian investors. In July 1997, the government announced that the 25% stake had been sold to a consortium which included Oneximbank and Renaissance Capital, for a purchase price of $1.875 billion. Following this auction, the Russian government announced its intention to increase the size of the other stake being sold to 25% minus one share. The schedule for the auction of the second stake has not been announced. While it is not yet clear how the proceeds of this sale will be employed, it is understood that the government wishes to have a substantial part, if not all, of the proceeds allocated to its current budget deficit. At the same time, Sviazinvest has announced plans to raise $400 million through a Eurobond offering later in 1998. The timing of both the auction of an additional stake in Sviazinvest and its proposed bond offering has become increasingly uncertain in light of the financial turmoil in Russia. In light of all of the foregoing, it is unclear what impact the consolidation of the government's telecommunications holdings and the auctions of significant stakes in Sviazinvest will have on the Russian telecommunications market in general and the Company in particular.

     Regulatory Uncertainties. The Company's operating businesses operate in uncertain regulatory environments. The Russian telecommunications system is currently regulated by the RFCTI, the Kazakh telecommunications system is currently regulated by the Kazakh Ministry of Communications (the "KMOC"), and the Belarus telecommunications system is currently regulated by the Belarus Ministry of Communications (the "BMOC") largely through the issuance of licenses. Despite the 1995 enactment of the Telecommunications Law in Russia, considerable uncertainty still exists as to the application and interpretation of many of its terms. There is currently no comprehensive legal framework with respect to the provision of telecommunications services in either Belarus or Kazakhstan, although a number of laws, decrees and regulations govern or affect the telecommunications sector. Further, the recently announced appointment of Kazakhtelekom as the exclusive operator of the public telephone network in Kazakhstan and/or the recently announced sale of a 40% stake in Kazakhtelekom to Daewoo, may lead to restructuring of the telecommunications sector in Kazakhstan, the effects of which are difficult to predict at the present time. See "-- Risks Involving ALTEL -- Effect of Sale of Stake in Kazakhtelekom on ALTEL and the Telecommunications Market in Kazakhstan."

     While the RFCTI appears to have succeeded to all of the powers and authorities of the Ministry of Communications of the Russian Federation (the "Former MOC"), it is not yet clear whether it will in fact continue to operate in the same manner and wield the same influence as the Former MOC. In particular, it is unclear whether the RFCTI will be able to control the actions of local and regional governmental authorities who may endeavor to impose new conditions upon operators in their respective jurisdictions or areas of influence. As an example, significant delays in the rollout of Teleport-TP's long distance network have been caused by administrative difficulties experienced with local and regional governmental authorities. See "-- Risks Involving Technocom Limited and Teleport-TP -- Capital and Management Resources Required for Network Expansion; Management of Growth."

     The absence of adequate regulation in the telecommunications sector has meant that decisions, including the granting and renewal of licenses, may at times be made by governmental officials without reference to precedent or procedure. The introduction of regulation of tariffs, or any other type of regulation, could have far-reaching, and potentially materially adverse effects on the Company.

     Limitations on Ability to Transfer Interests. The terms of the PeterStar, BELCEL and ALTEL shareholder and joint venture agreements, and the terms of the shareholder and joint venture agreements relating to Teleport-TP and MTR-Sviaz, impose restrictions on the Company's ability to transfer its interests in such companies and give the other shareholders in such companies certain pre-emptive and other similar rights. It is likely that the Company's ability to transfer its interests in other future investments will be similarly limited. The restrictions on, and other provisions relating to the sale of these interests, and the lack of liquidity in the market for interests the Company now holds or may acquire, may impede their resale by the Company. While it may be possible to arrange for negotiated sales with one or more buyers, the Company may not be able to realize value from these interests, or acceptable terms, in a timely manner or at all.

     Effect of Technocom Minority Shareholders' Put Options on Company's Ability to Transfer its Stake in Technocom. The Company has put and call agreements with Plicom and Elite which, following the November 1997 acquisition by the Company of a portion of each of their interests in Technocom, beneficially own 14.57% and 5.03%, respectively, of the ordinary shares of Technocom. Under the put and call option agreement with Plicom, Plicom has the right, commencing June 30, 1999 and continuing until June 30, 2019, to require the Company to acquire its remaining holding in Technocom, and the Company has the right to require Plicom to sell such holding, for a purchase price of $17.5 million. Under its put and call option agreement with Elite, Elite has: (i) the right, commencing June 30, 1998 and continuing until June 30, 2019, to require the Company to acquire 2 of its remaining shares in Technocom, and the Company has the right to require Elite to sell such shares, for a purchase price of $1 million or, at Elite's option, that number of shares of Common Stock which results from dividing $1 million by the lower of $5.85 and the average closing price of such shares over the preceding ten trading days; and (ii) the further right, commencing June 30, 1999 and continuing until June 30, 2019, to require the Company to acquire its 8 remaining shares in Technocom, and the Company has the right to require Elite to sell such shares, for a purchase price based on the Company's valuation of Technocom, provided that such purchase price shall not be less than $6,689,655 nor more than $9,620,689. In the event the Company determined to sell its stake in Technocom, the existence of these agreements could adversely affect the Company's ability to do so. The Company has no present intention to dispose of its shares in Technocom.

     Management of Growth. The Company is at a relatively early stage of development and has experienced, and may continue to experience, rapid growth resulting from the continued development of PeterStar, ALTEL, Technocom and its other operating businesses. The Company's future growth will require the Company to manage its expanding operations and to adapt its operational systems to respond to changes in the business environment. The expansion of the Company's operations has placed and will continue to place significant demands on the Company and its management to improve the Company's operational, financial and management information systems, to develop further the management skills of the Company's managers and supervisors and to continue to train, motivate and effectively manage the Company's employees. The failure of the Company to manage its growth effectively could have a material adverse effect on the Company.

     Shares Eligible for Future Sale. As of June 30, 1998, the Company had outstanding 33,520,748 shares of Common Stock and options, warrants and other rights (including the Warrants, the Initial Purchaser Warrants, the Travelers Warrants and the Convertible Notes) to acquire an additional 13,234,380 shares of Common Stock. Of the outstanding shares of Common Stock, 22,089,269 are freely transferable without restriction or further registration under the Securities Act. The remaining 11,431,479 shares of Common Stock outstanding are held by "affiliates" of the Company (or entities which were "affiliates" of the Company during the three-month period ending June 30, 1998) and are subject to certain resale restrictions under the Securities Act; of these, 5,140,264 shares are held by parties who possess certain registration rights for the resale of such shares. In addition, the Company has registered for resale by the holders thereof the 3,840,645 shares issuable upon conversion of the Convertible Notes (the "Convertible Note Shares") and the 4,182,000 Warrant Shares and has agreed to register for resale by the holders thereof, the 100,000 shares of Common Stock issuable upon conversion of the warrants issued to the initial purchaser in the June 1996 Placement (the "Initial Purchaser Warrant Shares"), the 423,000 shares issuable upon conversion of the Travelers Warrants (the "Travelers Warrant Shares") and the 266,800 shares issuable upon conversion of the Consent Warrants (the "Consent Warrant Shares"). Following the effectiveness of the registration statements covering the resale of the Initial Purchaser Warrant Shares, the Travelers Warrant Shares and the Consent Warrant Shares, and the conversion of the Convertible Notes and the exercise of the Warrants, the Initial Purchaser Warrants, the Travelers Warrants and the Consent Warrants, a total of 30,901,714 shares of Common Stock will be freely transferable without restriction or further registration under the Securities Act. The future sale of the outstanding shares of Common Stock, the Convertible Note Shares, the Warrant Shares, the Initial Purchaser Warrant Shares, the Travelers Warrant Shares, the shares issuable upon the conversion of the Additional Warrants and the Default Warrants and the Consent Warrant Shares and options and warrants pursuant to Rule 144 or pursuant to a registration statement, or the future sale of Common Stock for the Company's own account, could have an adverse effect on the market price of the Common Stock.

     Anti-takeover and Other Effects of Issuance of Preferred Stock; "Change of Control" Provisions in Notes. The Board of Directors of the Company is authorized to issue preferred stock, in one or more series, and to fix the rights and preferences thereof, without further vote or action by the shareholders. Therefore, preferred stock could, subject to regulatory policies, be issued quickly with terms calculated to defeat an attempted takeover of the Company or to make the removal of management more difficult. This could have the effect of decreasing the market value of the Common Stock. In addition, the issuance of preferred stock could have a negative impact on the level of profits available for distribution to common shareholders and on the voting rights of common shareholders.

     In addition, the rights of the holders of the Senior Notes, the Convertible Notes, the Series A Notes and the Series B Notes to require, subject to certain conditions, the Company to repurchase such notes upon a "Change of Control" may deter a third party from acquiring the Company in a transaction that could constitute a "Change of Control."

     Certain changes of control of the Company may also trigger termination provisions in the employment contracts of certain key executives, allowing them to terminate their employment with the Company and/or realize other benefits under their employment arrangements.

     Absence of Dividends. The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance operations and the expansion of its business. Any future determination to pay cash dividends will be at the discretion of the Company's board of directors and will be dependent on the Company's financial condition, operating results, capital requirements and such other factors as the Company's board of directors deems relevant.

RISKS INVOLVING PETERSTAR COMPANY LIMITED AND BALTIC COMMUNICATIONS LIMITED

     Limited Operating History. PeterStar was formed in May 1992 and started operating a modern digital telephone exchange network in St. Petersburg in February 1993. BCL, which was acquired by the Company in April 1996, was also formed in 1992 to provide international direct dial and private line services for foreign companies in St. Petersburg. While both PeterStar and BCL generated profits in the years ended December 31, 1996 and 1997, in view of their limited operating history there can be no assurance that PeterStar or BCL will be able to generate sufficient revenues or control their costs enough to remain profitable in the future.

     Reliance on Telecommunications Licenses; Risks of Revocation of Renegotiation of Licenses. PeterStar's business is dependent on the maintenance of its principal telecommunications license which permits it to operate a public telephone system in the Russian Federation for a term expiring in November 2004. Other licenses that have been issued to PeterStar include a dedicated network license (expiring September 2001), a data communications license (expiring May
2001), a telematics license (expiring May 2001) and a videoconferencing license (expiring June 2001). The main PeterStar license, governing the provision of public telecommunications services, sets the number of lines which PeterStar may have in St. Petersburg and the surrounding region at 106,000, and requires that capacity equal to 74,200 lines be introduced by June 1999. However, management of PeterStar believes that the maximum and minimum number of lines are not strict requirements but are instead designed to provide general guidance as to the number of lines intended to be included on the system. As of December 31, 1997, PeterStar had 114,774 lines, of which 85,948 were provided to cellular operators. Based on its experience in renewing existing, and obtaining new, licenses and its general knowledge of the licensing environment in Russia, PeterStar does not believe that its license would be terminated or re-negotiated, that it would be forced to reduce the number of its subscribers, or that other penalties would be imposed, by reason of its exceeding its 106,000 line ceiling, but there can be no assurance that the RFCTI would not take a different position. The dedicated network license permits PeterStar to provide long distance and international telephone transmission services to dedicated network operators (such as BCL) in St. Petersburg and the surrounding region for a term expiring in September 2001. This license therefore enables PeterStar to offer its clients the potential cost efficiencies and synergies which come from working with affiliated companies, as well as allowing PeterStar and BCL to explore ways to work together to provide integrated solutions to customer needs. The dedicated network license sets the number of lines which PeterStar may have at no less than 30,000 and requires that capacity equal to 21,000 lines be introduced by September 1999. Once again, based on its experience in renewing existing, and obtaining new, licenses and its general knowledge of the licensing environment in Russia, management of PeterStar believes that these maximum and minimum number of lines are not strict requirements but are instead designed to provide general guidance as to the number of lines intended to be included on the system. There can be no assurance that the RFCTI would not interpret the provisions of the licenses differently, which in turn could result in the revocation of the licenses or their renegotiation on terms unfavorable to PeterStar or the imposition of penalties. It is not possible to calculate the amount of any penalties which might be imposed, which are in the discretion of the RFCTI.

     BCL's primary license permits it to provide long distance and international telephone, facsimile and data transmission services to private networks in St. Petersburg and the surrounding region for a term expiring on December 31, 2003. Based on its experience in renewing existing, and obtaining new, licenses and its general knowledge of the licensing environment in Russia, management believes that, so long as it is being actively utilized, BCL's license will be renewed at the end of its current term. The license limits the number of subscribers to 100,000 and requires that 70,000 of these be in place by January 2001. Based on its experience in renewing existing, and obtaining new, licenses and its general knowledge of the licensing environment in Russia, management of BCL believes that the maximum and minimum line numbers are not strict requirements but are instead designed to provide general guidance as to the number of lines intended to be included on the system. As of December 31, 1997, BCL had approximately 1,200 lines. Based on that knowledge and experience, BCL has no reason to believe that its license would be terminated if it either exceeded 100,000 lines or failed to have 70,000 lines in place by January 2001, but there can be no assurance that the RFCTI would not interpret the license provisions differently, which in turn could result in the revocation of its license or its renegotiation on terms unfavorable to BCL or the imposition of penalties. It is not possible to calculate the amount of any penalties which might be imposed, which are in the discretion of the RFCTI.

     No assurance can be given that either PeterStar or BCL will be able to maintain its licenses, that the terms will not be interpreted, altered or renegotiated to its disadvantage or that they will be renewed upon expiration. See "-- Country Risks -- Legal Risks." The loss of, or a substantial limitation upon the terms of, either PeterStar's or BCL's licenses could have a material adverse effect on the Company.

     Dependence on Interconnect Parties. PeterStar is dependent on PTN, SPMMTS and other operators for the completion of most of its calls. The PeterStar network is linked to the PTN network, which gives PeterStar access to PTN's large local subscriber base. PeterStar is required by the terms of its license to route all long distance and international calls through the public network. PeterStar has been able to negotiate favorable tariffs for interconnection fees and carrier charges with both PTN and SPMMTS. PeterStar's current interconnect agreements with SPMMTS and PTN expire in November and December 1998, respectively. The agreements provide for automatic extensions at the end of their term unless otherwise terminated by either party. The interconnection fees and carrier charges payable under the interconnect agreements are subject to renegotiation between the parties from time to time. There can be no assurance, however, that PeterStar will continue to have access to the PTN network or that PeterStar will continue to receive such favorable tariffs. The loss of access to such network or increases in such tariffs could have a material adverse effect upon the Company.

     Dependence on PTN Facilities. PeterStar is also dependent on PTN' buildings, ducts and tunnels in order to house its exchanges and to reach its customers. To date, PeterStar has not been required to pay rent to PTN to house its exchanges in PTN buildings, nor has it paid rentals for ducts or tunnels. Although PTN is required to provide certain of these facilities under the terms of PeterStar's foundation documents, the presently unforeseen loss of access to these facilities or the availability of access only on unfavorable terms could have a material adverse effect upon the Company. PeterStar anticipates that it will have to pay a local line rental charge to PTN commencing in 1998. The exact fee, and the timing of the fee, has not yet been determined.

     Capital and Management Resources Required for Expansion of Direct Dial Services; Management of Growth. PeterStar has recently commenced several projects designed to expand its direct dial services in St. Petersburg and Northwest Russia. PeterStar has agreed with PTN to undertake an infrastructure project centering on the replacement of analog exchanges with digital exchanges for certain parts of the network on Vassilievski Island, a city district in St. Petersburg. This project will require the conversion of approximately 30,000 business and residential lines that are currently operated by PTN, after which such lines become a part of the PeterStar network. In addition, PeterStar plans to further enhance its transit network capabilities in order to provide continued support to the cellular and other network providers in terminating traffic in St. Petersburg and to the national and international gateway. PeterStar also expects to increase its operating presence in Northwest Russia through the targeted development of digital infrastructure to connect business customers and develop operational relationships with the regional telephone companies. These projects represent a major expansion of PeterStar's operations which will require substantial capital and special management efforts if they are to be carried into effect successfully. See "-- Risks Involving the Company -- Capital Requirements."

     Pressure to Provide Residential Service. The Vassilievski Island project also represents part of a continuing effort on the part of PTN to deal with unanswered demand for improved residential service in St. Petersburg. The local calling element of residential service is presently provided free of charge (other than connection fees and line rental charges), and there has been considerable political resistance to the introduction of time-based charges for local calls. Even after calling charges have been introduced, it is likely to remain a low margin business for the foreseeable future. Even though PTN has now been privatized, the Company does not believe that the pressures on PTN to improve residential service have lessened. Although the Company believes that PeterStar has, following long and detailed negotiations with PTN, fulfilled its commitment to the residential customers, there can be no assurance that PTN will not continue to try to involve PeterStar in this effort, or that PTN's continued support for PeterStar's access to the business market may be linked to PeterStar's further commitment to develop the residential market in St. Petersburg.

RISKS INVOLVING ALTEL

     Limited Operating History. ALTEL was formed in January 1994 and commenced commercial operations in September 1994. Although ALTEL generated profits for the years ended December 31, 1996 and 1997, there can be no assurance that ALTEL will be able to generate sufficient revenues or control its costs sufficiently to remain profitable in the future.

     Reliance on Telecommunications License; Elimination of Exclusivity Provision. ALTEL's business is dependent on the 15-year renewable license issued in February 1994 for the creation and operation of cellular communications networks in Kazakhstan for local, long distance and international calling, using the 800 MHZ frequency band and "AMPS" technology. Under the terms of the license ALTEL was required to provide cellular services to Almaty and ten to twelve additional regional centers by the end of 1996, a condition which has been met. The license specifies that ALTEL is to be the exclusive provider of cellular service in Kazakhstan for the first five years of the license term. The exclusivity provision of ALTEL's license has recently been the subject of scrutiny by various governmental agencies in Kazakhstan, and questions have been raised as to its validity. In order to put the matter to rest, ALTEL has been discussing with the KMOC substituting a new license with revised terms for its existing license. While those terms are not finally negotiated, they would likely include eliminating the exclusivity provision (which terminates in any event in February 1999). Management of ALTEL believes that a resolution of the kind envisaged would put to rest the issues that have been raised regarding ALTEL's existing license and assure ALTEL a suitable environment in which to continue the development of its business. Management also believes that, by virtue of its cost structure and its market penetration to date, it is in a good position to compete with any parties who are hereafter licensed to operate cellular networks in Kazakhstan, even those which may enjoy the backing of the KMOC or other agencies of the government of Kazakhstan. However, there can be no assurance that efforts to limit the scope of its license or otherwise revise its terms in a way which could be detrimental to ALTEL will not continue, or that ALTEL will in fact be able to compete successfully with any new licensees. See "-- Country Risks -- Legal Risks."

     Effect of Network Expansion on Management Resources; Management of
Growth. ALTEL has engaged in a significant expansion of its cellular network, from its initial base of operations in Almaty to a total of 12 cities throughout Kazakhstan as of December 31, 1997. The timing of such expansion was dictated by the terms of the license, so that in some regions it occurred at a time when economic activity in those regions was still at a sufficiently low level as to raise a question as to whether, and if so, when, cellular service in such regions will be commercially viable. Furthermore, because of the distances involved, the difficulty of hiring, training and supervising staff at remote locations and the underdeveloped nature of the business infrastructure, such as banks and professional advisers in many of the proposed locations for expansion, the establishment and provision of cellular service will present significant challenges to the management of ALTEL, and there can be no assurance that these challenges will be met successfully in all cases. In addition, further network development is planned on a targeted basis to address key market sectors. Failure to manage the ALTEL network, and any future expansion of the network, successfully could have a material adverse effect on the Company.

     Effect of Sale of Stake in Kazakhtelekom on ALTEL and the Telecommunications Market in Kazakhstan. Since its formation, ALTEL has been 50% owned, directly or indirectly, by the government of Kazakhstan. ALTEL believes that the attitude of the government towards its operations has generally been favorable and that this has derived in some part from the government's interest in ALTEL. Currently, the government's 50% interest in ALTEL is held through Kazakhtelekom, which until May 1997 was owned 100% by the government. In May 1997, the Kazakh government announced that it had sold a 40% interest in Kazakhtelekom to Daewoo. However, in March 1998, it was reported that Daewoo had sold a portion of its stake (reported to be approximately 10%) to an unnamed third party. The Company understands that Daewoo may have disposed, or may be in the process of disposing, of the remainder of its stake in Kazakhtelekom. These transactions create considerable uncertainty as to the government's attitude towards Kazakhtelekom. In addition, the KMOC recently issued a revised license to Kazakhtelekom specifically naming it as the exclusive national network operator in Kazakhstan, and giving it a wide range of powers to carry out this function. The Company has not yet fully assessed what impact these matters may or will have on ALTEL and its business. There can be no assurance that the government's favorable attitude towards ALTEL will continue to the same degree. Any significant change in the government's attitude toward ALTEL could have a material adverse effect on the Company.

     Dependence on Interconnect Parties. Under the terms of its license, ALTEL is entitled to interconnection free of charge to networks operated by Kazakhtelekom, the public switched telephone network operator, for the completion of its local, long distance and international calls. The loss of, or any significant limitation on, its access to such network could have a material adverse effect on the Company. Further, under its revised license, Kazakhtelekom was directed to assess interconnection charges for connection to its network, and to levy such charges on a basis which will yield it a profit. Kazakhtelekom may try to use this authority to endeavor to assess interconnection charges on ALTEL, notwithstanding the fact that its license exempts it from payment of such charges. The imposition of such interconnection charges would impact ALTEL's profitability, perhaps materially.

RISKS INVOLVING TECHNOCOM LIMITED AND TELEPORT-TP

     Limited Operating History. Technocom was formed in January 1992. Until 1995, its principal business was Teleport-TP, which commenced operations in late 1993. In view of their limited operating history, there can be no assurance that they will generate sufficient revenues or control their costs sufficiently to become and remain profitable in the future. Nor can there be any assurance that Technocom's other businesses, all of which have only just commenced operations or are still in the planning stage, will become or remain profitable.

     Reliance on Telecommunications Licenses; Risks of Revocation or Renegotiation of Licenses. Teleport-TP holds four licenses from the RFCTI with respect to its operations. Two licenses expire in 2004, one in 2002 and one in 2001. One of the licenses, expiring in November 2004, limits the number of subscribers under such license to 18,050 (15,000 within Moscow's city limits) and requires that 12,635 be in place by November 1997. Another license, expiring in October 2004, limits the number of subscribers to 1,700 and requires that 1,190 be in place by October 28, 1997. The third license, expiring in January 2002, provides that the installed subscriber capacity of Teleport-TP's data network must permit the connection of at least 70,000 subscribers by December 2000 and at least 100,000 subscribers by the expiration of the term of the license, but it does not impose any limit on the number of subscribers. The fourth license, expiring in 2001, provides that the total installed capacity of Teleport-TP's long distance network should be at least 100,000 numbers with at least 70,000 numbers operational by May 2000. Based on its experience in renewing existing, and obtaining new, licenses and its general knowledge of the licensing environment in Russia, management of Teleport-TP believes that the subscriber numbers are not strict requirements but are instead designed to provide general guidance as to the number of subscribers intended to be included on the system. Based on that knowledge and experience, management further believes that, so long as a license is being actively utilized, such license will not be terminated nor other sanctions imposed if Teleport-TP failed to have the minimum number of subscribers in place by the specified date or if it exceeded the maximum number of subscribers permitted by the license, but there can be no assurance that the RFCTI would not take a different position, which in turn could result in the revocation of the license or its renegotiation on terms unfavorable to Teleport-TP or the imposition of penalties. It is not possible to calculate the amount of any penalties which might be imposed, which are in the discretion of the RFCTI. The loss of, or the failure to obtain renewal of, or any substantial limitation upon the terms of, any of Teleport-TP's licenses could have a material adverse effect on the Company.

     No assurance can be given that Teleport-TP will be able to maintain its licenses, that the terms will not be interpreted, altered or renegotiated to its disadvantage or that they will be renewed upon expiration. See "-- Country
Risks -- Legal Risks." The loss of, or a substantial limitation upon the terms of, Teleport-TP's licenses could have a material adverse effect on the Company.

     Although Teleport-TP's failure to satisfy any of the conditions of the foregoing licenses could result in the revocation of such licenses, which in turn could have a material adverse effect upon Teleport-TP and the Company, the management of Technocom believes that this would be unlikely to occur as long as Teleport-TP is otherwise providing needed services to its customers. The Company also knows of no reason why any of these licenses will not be renewed upon their expiration; however, the expiration of these licenses without renewal, or their renewal on less favorable terms, could have a material adverse impact upon the Company.

     Dependence on Rostelecom as Customer; Necessity to Further Develop Customer Base. Rostelecom accounted for approximately 27% of Teleport-TP's total revenues for the year ended December 31, 1997, as compared to 41% for the year ended December 31, 1996. Teleport-TP will seek, through the installation of its long distance network facilities, to develop a substantial alternative customer base in order to reduce its dependance on Rostelecom; however, there can be no assurance that it will be able to do so successfully. Thus, for the immediate future Rostelecom will likely remain Teleport-TP's single largest customer. While the risk of Rostelecom taking action which could harm Teleport-TP should be ameliorated because of the fact that Rostelecom itself owns 44% of Teleport-TP, any significant negative change in the relationship with Rostelecom could have a material adverse effect upon both Teleport-TP and Technocom. See "-- Capital and Management Resources Required for Network Expansion; Management of Growth." Additionally, while Rostelecom currently utilizes approximately 900 circuits, it is only contractually committed to utilize, on a long-term basis, 100 circuits. Until Teleport-TP is able to develop a broader customer base, any significant cutback by Rostelecom in the number of circuits it utilizes could have a material adverse impact on Teleport-TP and Technocom.

     In addition, at this time it is unclear what impact the consolidation of the Russian government's holdings in Sviazinvest and Rostelecom and the sale of significant stakes in Sviazinvest to Russian and foreign investors will have on the Russian telecommunications market in general and the Company and Technocom in particular. See "-- Risks Involving the Company -- Impact of Auction of Stakes in Sviazinvest on the Company and the Telecommunications Market in Russia."

     Dependence on MGTS Facilities. Teleport-TP is dependent upon the facilities of MGTS for the operation of its existing network in Moscow, since a substantial part of the fiber optic cabling it uses is laid in the ducts of MGTS pursuant to agreements under which Teleport-TP pays MGTS for the use of such facilities. The agreements between Teleport-TP and MGTS are one year agreements which are subject to automatic one year renewals unless MGTS provides a timely notice of cancellation. The current agreements expire on December 31, 1998. Technocom knows of no reason why MGTS would refuse to renew these agreements. However, the failure on the part of MGTS to renew these agreements or to honor their terms could have a material adverse effect on Teleport-TP.

     Dependence on MTR-Sviaz Facilities. Teleport-TP is dependent upon the facilities of MTR-Sviaz to terminate certain traffic to users on the MTR-Sviaz network. MTR-Sviaz uses leased circuits from a number of providers, access to the Teleport-TP fiber cable facilities and the Mosenergo internal communications network to terminate its calls. Teleport-TP uses the MTR-Sviaz facilities to locate its Internet gateway, from which links to Internet service providers
(ISPs) are provided via leased and dial-up lines on the public network. Furthermore, Teleport-TP acts as the long distance gateway for subscribers to the MTR-Sviaz network. Teleport-TP and MTR-Sviaz have developed a carrier services agreement to formally set out the relationship between the operators.

     In addition, like many major Russian companies, Mosenergo experiences liquidity problems from time to time. While the relationship with Mosenergo has the potential to be mutually beneficial as described above, the increased dependence on the Mosenergo network may make Technocom more vulnerable to Mosenergo's liquidity problems, both in terms of pressure for financial support for the expansion of its network, and in its ability to achieve prompt settlement of accounts.

     Capital and Management Resources Required for Network Expansion; Management of Growth -- Capital and Management Resources. Technocom, through Teleport-TP, has commenced a major program for the provision to cities and other locations throughout the Russian Federation of satellite-based long distance and international telecommunications service (the latter through Teleport-TP's international gateway in Moscow). Installation of the first phase of the long distance network program commenced in 1996, with 29 sites installed as of December 31, 1997. The Company currently plans to install equipment in a total of 45 sites by the end of the first half of 1998. This represents a major expansion of Teleport-TP's operations which will require substantial capital and special management efforts if it is to be carried into effect successfully. See "-- Risks Involving the Company -- Capital Requirements."

     Further expansion of the network program beyond the initial 45 sites will be defined by customer demand and, therefore, has yet to be fully determined. The ability of the Company to expand such a program further will also be heavily dependent on the efforts of management, as well as the availability of additional capital on favorable terms or internally generated cash. Failure on the part of Teleport-TP to manage the development of this network successfully could have a material adverse effect on the Company.

      -- Difficulties in Implementing Network Expansion. Teleport-TP has experienced significant delays in its network roll-out program. Factors in these delays have included: (i) logistical difficulties installing sites during the winter season; (ii) unsuitable local site conditions; (iii) administrative difficulties with local and regional governmental authorities; (iv) technical interconnect difficulties with local switching exchanges; and (v) availability of suitable human resources. In particular, notwithstanding the licenses granted to Teleport-TP by the Former MOC, and administered by its successor, the RFCTI, local and regional governmental authorities have imposed, and may continue to attempt to impose, licensing and other conditions with respect to Teleport-TP's operations in their respective jurisdictions or areas of influence. The need on the part of Teleport-TP to comply with such unanticipated local regulations has significantly delayed, and may continue to delay, the implementation of the network program. See "-- Country Risks -- Political Risks" and "-- Legal
Risks -- Underdeveloped Legal System."

     For the program to be commercially successful, Teleport-TP will have to identify commercially viable markets for its services in each of the locations which it intends to serve. In many areas of the Russian Federation the economic conditions are still very weak and growth rates uncertain, and hence the ability of a particular region to be, or to become within the short term, a successful market for the network may be difficult to gauge. The results of operations will be directly affected by Teleport-TP's success in identifying economically viable locations for the development of its network.

     Furthermore Teleport-TP has had, and in all likelihood will continue to have, to form alliances with suitable regional partners. There can be no assurance that the arrangements made so far, or any future arrangements, will prove to be commercially viable.

      -- Significant Competition. Teleport-TP anticipates significant competition from other companies seeking to serve the Russian long distance telephone market. While Rostelecom, the principal long distance carrier in the Russian Federation, appears to be supportive of Teleport-TP's development program, any decision by Rostelecom to compete directly with Teleport-TP or to impede the implementation of Teleport-TP's network could have a material adverse effect upon the program itself and upon the Company. See "-- Dependence upon Rostelecom as Customer; Necessity to Further Develop Customer Base." In addition, at this time, it is unclear what impact the consolidation of the Russian government's telecommunications holdings (including Rostelecom) in Sviazinvest and the auctions of significant stakes in Sviazinvest will have on the Russian telecommunications market in general and the Company in particular. See "-- Risks Involving the Company -- Impact of Auction of Stakes in Sviazinvest on the Company and the Telecommunications Market in Russia."

RISKS INVOLVING BELCEL

     The Company has only recently acquired BELCEL and is currently in the process of assessing the risks involving BELCEL and its operations. From its pre-acquisition assessment of BELCEL, it would appear that the principal risks affecting BELCEL are:

     - BELCEL is as reliant as the Company's other operating companies on the licenses under which it operates. The termination, non-renewal or re-negotiation on unfavorable terms of these licenses could have a material adverse effect on BELCEL's business and operations.

     - BELCEL's business has been and will continue to be adversely affected by the weak state of the Belarus economy.

     - BELCEL's ability to service its U.S. dollar- and other hard currency-denominated indebtedness and other obligations will be severely impacted by the essential inconvertibility of the Belarus Ruble, the currency in which it receives payments from customers. This could lead to default in respect of those hard currency obligations, which could have a material adverse effect upon its business.

     - BELCEL's operations are dependent upon the facilities of Beltelekom, the Belarus national telephone operator, for the connection of its calls. These facilities are of limited capacity and in urgent need of upgrading, which will inhibit the further expansion of BELCEL's network and customer base.

     - BELCEL will likely be dependent upon the availability of Western expatriate personnel to oversee its operations. Recent initiatives by the Government of Belarus which may restrict the entry of such personnel into Belarus may adversely affect the Company's ability to oversee and develop BELCEL's business.

     At the same time, the impact of these risks upon the Company is significantly ameliorated by the fact that the Company's investment in BELCEL, which the Company valued at approximately $4.4 million, is relatively insignificant in relation to the Company's overall assets, and the further fact that the Company intends to limit further investment in BELCEL until such time as the uncertainties described above have been better defined and/or the commercial viability of any additional investment has been established.

                      DESCRIPTION OF THE CONVERTIBLE NOTES
                     AND OTHER PRIVATE PLACEMENT SECURITIES

     The following section provides a summary of the material terms of the Senior Notes, the Convertible Notes and the Warrants. However, this Prospectus relates solely to the resale, by the holders thereof, of the Convertible Notes and the Convertible Note Shares. Separate registration statements, incorporating separate prospectuses, have been filed with the Commission with respect to the resale, by the holders thereof, of (i) the Exchange Offer with respect to the Senior Notes, in which Exchange Notes will be issued in substitution for Outstanding Notes and (ii) the resale, by the holders thereof, of the Warrants and the Warrant Shares. The description of the terms of the Senior Notes and the Warrants is contained herein in order to provide additional information regarding the other securities issued in the Private Placement Offering.

     Further, the description set forth below includes the amendments to the terms of the Senior Note Indenture and the Convertible Note Indenture effected by the Supplemental Indentures. See "-- Supplemental Indenture, Amendment Agreement, Consent and Waiver." See "-- The Notes -- Certain Definitions" for definitions of certain capitalized terms used in this section but not otherwise defined.

BOOK-ENTRY; DELIVERY AND FORM

     All Outstanding Notes are, and all Exchange Notes will be, represented by a permanent global Note in fully registered form without coupons (the "Global Outstanding Note" and the "Global Exchange Note", respectively, and each, a "Global Senior Note"). All Convertible Notes are represented by a permanent global Convertible Note in fully registered form without coupons (the "Global Convertible Note"). All Warrants are represented by a permanent global Warrant in fully registered form (the "Global Warrant"). The Global Outstanding Note, the Global Convertible Note and the Global Warrant have been, and the Global Exchange Note will be deposited with the Trustee or Warrant Agent, as the case may be, as custodian for the Depositary, and registered in the name of the Depositary or of a nominee of the Depositary. The Global Outstanding Note, the Global Exchange Note and the Global Convertible Note are referred to individually as a "Global Note" and collectively as "Global Notes".

     Upon issuance of the Global Outstanding Note, the Global Convertible Note and the Global Warrant, the Depositary credited, and upon the issuance of the Global Exchange Note, the Depositary will credit, on its internal system, the respective amount of the individual beneficial interests in such Global Note, or the respective amount of the individual beneficial interests in the Global Warrant, to persons who have accounts with the Depositary ("Participants"). Such accounts initially will be designated by or on behalf of the Initial Purchaser. Ownership of beneficial interests in the Global Notes or the Global Warrant will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Qualified institutional buyers may hold their interests in any Global Senior Note, the Global Convertible Note or the Global Warrant directly through the Depositary if they are Participants, or indirectly through organizations which are Participants.

     So long as the Depositary or its nominee is the registered owner of any Global Senior Note or the Global Convertible Note, the Depositary or such nominee, as the case may be, will be considered the sole owner of the Notes represented by such Global Note for all purposes under the applicable Indenture and such Notes except for the determination of any Additional Amounts (as defined below in "-- The Notes -- Additional Amounts"), if any, payable with regard to such Notes. So long as the Depositary or its nominee is the registered owner of the Global Warrant, the Depositary or such nominee, as the case may be, will be considered the sole owner of the Warrants represented by the Global Warrant for all purposes under the Warrant Agreement and the Warrants. Accordingly, beneficial owners of an interest in a Global Note or the Global Warrant must rely on the procedures of the Depositary, and if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a holder under the Indentures or the Warrant Agreement, as the case may be. No beneficial owner of an interest in a Global Note or the Global Warrant will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for in the Indenture or the Warrant Agreement.

     Payments of the principal of, premium, if any, and interest (including Special Interest (as defined below in "-- The Notes -- Registration Rights"), if any, and Additional Amounts, if any) on, any Global Senior Note or the Global Convertible Note, and payments made with respect to the Global Warrant, will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. Neither the Company, any Trustee, the Warrant Agent or any Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any Global Senior Note or the Global Convertible Note or the Global Warrant or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal, premium or interest (including Special Interest, if any) and Additional Amounts, if any, in respect of any Global Senior Note or the Global Convertible Note, as applicable, or upon receipt of any payment made in respect of the Global Warrant, will credit Participants' accounts with payments in amounts proportionate to such Participants' respective beneficial interests in the principal amount of such Global Note or the amount of such Global Warrant, as the case may be, as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in any Global Senior Note or the Global Convertible Note or the Global Warrant held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Notes or Warrants (including the presentation of Notes or Warrants for exchange as described below) only at the direction of one or more Participants to whose accounts interests in the Global Notes or Global Warrant is credited and only in respect of such portion of the aggregate principal amount of Notes or aggregate amount of Warrants, as the case may be, as to which such Participant or Participants has or have given such direction.

     The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant ("Indirect Participants").

     Although the Depositary and its Participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes and the Global Warrant among Participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, any Trustee, the Warrant Agent or any Paying Agent will have any responsibility for the performance by the Depositary, Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Owners of beneficial interests in any Global Senior Note or the Global Convertible Note or the Global Warrant will be entitled to receive Senior Notes, Convertible Notes or Warrants in definitive form ("Definitive Senior Notes", "Definitive Convertible Notes" and "Definitive Warrants", respectively), as the case may be, if the Depositary is at any time unwilling or unable to continue as, or ceases to be, a "Clearing Agency" registered under Section 17A of the Exchange Act, and a successor to the Depositary registered as a "Clearing Agency" under Section 17A of the Exchange Act is not appointed by the Company within 90 days. Any Definitive Senior Notes, Definitive Convertible Notes or Definitive Warrants issued in exchange for beneficial interests in any Global Senior Note or the Global Convertible Note or the Global Warrant will be registered in such name or names as the Depositary shall instruct the applicable Trustee or the Warrant

Agent, as the case may be. It is expected that such instructions will be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in any Global Senior Note or the Global Convertible Note or Global Warrant.

     In addition to the foregoing, on or after the occurrence of an Event of Default under either Indenture, owners of beneficial interests in any Global Senior Note or the Global Convertible Note will be entitled to request and receive Definitive Senior Notes or Definitive Convertible Notes, as the case may be. Such Definitive Senior Notes or Definitive Convertible Notes will be registered in such name or names as the Depositary shall instruct the applicable Trustee.

THE NOTES

  General

     The Senior Notes have been issued under the Senior Note Indenture among the Company, the Guarantors and The Bank of New York, as trustee under the Senior
Note Indenture (the "Senior Note Trustee"). The Convertible Notes have been issued pursuant to the Convertible Note Indenture among the Company, the Guarantors and The Bank of New York, as trustee (the "Convertible Note Trustee" and together with the Senior Note Trustee, the "Trustees"). For purposes of this description of the Notes, the term "Company" refers to PLD Telekom Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

     The terms of the Senior Notes and the Senior Note Guarantees include those stated in the Senior Note Indenture, the related Senior Note Collateral Documents and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Senior Note Indenture (the "Trust Indenture Act"). Similarly, the terms of the Convertible Notes and the Convertible Note Guarantees include those stated in the Convertible Note Indenture, the related Convertible Note Collateral Documents and those made a part of the Convertible Note Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and holders of the Notes are referred to the applicable Indenture, the applicable Collateral Documents and the Trust Indenture Act for a complete statement of such terms. Copies of the Indentures and the related Collateral Documents are available from the Company on request. The statements and definitions of terms under this caption relating to the Notes, the Guarantees, the applicable Indentures and the related Collateral Documents are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indentures and are qualified in their entirety by express reference to the applicable Indentures. Certain terms used herein are defined below under "-- Certain Definitions."

     The Senior Notes are senior obligations of the Company, limited in an aggregate principal amount to $123.0 million plus additional amounts accreted over the period June 1, 1998 through November 30, 1998 (see "-- Principal, Maturity and Interest"), and are secured by a first lien on the Property and assets constituting collateral as described in the Senior Note Collateral Documents (the "Senior Note Collateral") and a second lien on the Property and assets constituting collateral as described in the Convertible Note Collateral Documents (the "Convertible Note Collateral"). See "-- Collateral and Security." The Senior Notes are generally senior in right of payment to the Convertible Notes, except as set forth in the next succeeding paragraph. Otherwise, the Senior Notes rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company. The obligations of the Company to pay the principal of and premium, if any, and interest and Special Interest (as defined below in "-- Registration Rights"), if any, and Additional Amounts (as defined below in "-- Additional Amounts"), if any, on the Senior Notes and all other obligations of the Company under the Senior Note Indenture, the Senior Note Collateral Documents and the Convertible Note Collateral Documents are, jointly and severally, irrevocably and unconditionally guaranteed by the Company's Wholly-Owned Restricted Subsidiaries which are the Guarantors (the "Guarantors"). See "-- Guarantees."

     The Convertible Notes are senior obligations of the Company, limited in an aggregate principal amount to $26.5 million, and are secured by a first lien on the Convertible Note Collateral and a second lien on the Senior Note Collateral. See "-- Collateral and Security." The Convertible Notes are generally subordinated in right of payment to the Senior Notes, provided that the Convertible Notes are secured by a first priority lien on Convertible Note Collateral which consists principally of all of the Technocom Preferred Stock owned directly or indirectly by the Company, and the Convertible Notes rank as to such Convertible Note Collateral pari passu in right of payment to the Senior Notes. Otherwise, the Convertible Notes rank pari passu in right of payment with all other existing and future unsecured indebtedness of the Company and are senior in right of payment to all existing and future subordinated indebtedness of the Company. The obligations of the Company to pay the principal of and premium, if any, and interest and Special Interest, if any, and Additional Amounts, if any, on the Convertible Notes and all other obligations of the Company and the other Guarantors under the Convertible Note Indenture and the Convertible Note Collateral Documents, are jointly and severally, irrevocably and unconditionally guaranteed on a senior subordinated basis by the Guarantors. See "-- Guarantees". Each $1,000 of principal amount at Stated Maturity of the Convertible Notes is convertible into
144.93 shares of Common Stock, subject to adjustment in certain events. See
"-- Conversion Rights of Convertible Notes."

     All net proceeds of the Senior Notes, other than $14.5 million which is available to be used by the Company for general corporate purposes and $22.5 million which has been used to repay existing Indebtedness owed to a Canadian chartered bank on the Issue Date, were deposited in an account in the name of and beneficially owned by the Company, which has been pledged to, and is under the sole dominion and control of, the Senior Note Trustee acting for its benefit and the benefit of the holders of the Senior Notes and the Convertible Note Trustee, acting for its benefit and the benefit of the holders of the Convertible Notes (the "Company Senior Note Escrow Account"). Such funds will, at the direction of the Company except during the existence of a Default or an Event of Default, be invested in Eligible Cash Equivalents. Up to $9 million of the net proceeds of the Senior Notes were permitted to be used by the Company to make Investments in entities primarily engaged or proposing to engage in the Telecommunications Business in Russia or Kazakhstan constituting Qualified Investments and, pursuant thereto, in November 1997 the Company withdrew $9 million from the Company Senior Note Escrow Account and used such funds, together with other borrowed funds to acquire an additional 29.65% interest in Technocom. A further $12 million of the net proceeds of the Senior Notes has been invested by the Company in PLD Capital Asset (U.S.) Inc. and used by it to purchase Telecommunications Assets. A further $8 million of the net proceeds of the Senior Notes has been advanced to Technocom as authorized by and subject to certain conditions set forth in the Supplemental Indenture. The remaining portion of the net proceeds of the Senior Notes (approximately $25 million), together with any interest earned on the Investments of such funds in Eligible Cash Equivalents, is available to be invested by the Company in the Leasing Companies. Each Leasing Company is a U.S. or a Cypriot corporation, a Guarantor and a Wholly-Owned Restricted Subsidiary organized for the limited purpose of acquiring Telecommunications Assets and leasing or selling such Telecommunications Assets to Restricted Subsidiaries and Qualified Joint Ventures in the Russian Federation and Kazakhstan pursuant to leases or installment sales (the "Telecommunications Asset Agreements") and, to the limited degree permitted by the Senior Note Indenture, making new or additional Investments in entities primarily engaged or proposing to engage in the Telecommunications Business in the Russian Federation or Kazakhstan constituting Qualified Investments with funds received from payments under the Telecommunications Asset Agreements or from other Qualified Investments or investment of such funds in Eligible Cash Equivalents. The Senior Note Indenture provides that each Leasing Company will be a separate, special-purpose Subsidiary with corporate organizational documents containing certain limitations (including restrictions on the nature of the Leasing Company's business, the requirement of independent directors being on its Board of Directors, and a restriction on its ability to commence a voluntary case or proceeding under any applicable bankruptcy or insolvency law without the prior unanimous affirmative vote of all of its directors). The Company's Investments in a Leasing Company will be either in the form of an equity investment or an intercompany loan and will be evidenced by means of Capital Stock or an Intercompany Note of such Leasing Company, as applicable. Any such Intercompany Note will be secured by the related Telecommunications Asset Agreements and Qualified Investments, if any, of such Leasing Company. Any such Capital Stock of a Leasing Company, and all Telecommunications Asset Agreements, Intercompany Notes and Qualified Investments, and Intercompany Notes received in respect of loans, will constitute part of the Senior Note Collateral, subject to certain exceptions for Qualified Investments made with funds constituting Convertible Note Collateral. See "-- Collateral and Security" and "-- Possession, Use and Release of Collateral."

     $20 million of net proceeds of the Convertible Notes has been utilized by the Company to acquire Technocom Preferred Stock and the balance thereof has been used for general corporate purposes. All Technocom Preferred Stock owned directly or indirectly by the Company constitutes part of the Convertible Note Collateral. See "-- Collateral and Security" and "-- Possession, Use and Release of Collateral."

     The Convertible Note Indenture does not contain any restrictions on the payment of dividends or the making of distributions, investments or certain other restricted payments or any financial covenants. Other than the protection afforded by the Convertible Note Collateral, the Convertible Note Indenture and the Convertible Note Collateral Documents contain no covenants or other provisions against a sudden and dramatic decline in credit quality of the Convertible Notes, except as described below in "-- Right to Require Repurchase of Convertible Notes Upon a Termination of Trading."

     As of December 31, 1997, the total outstanding indebtedness and other liabilities of the Company ranking in right of payment pari passu with the Senior Notes and the Convertible Notes was approximately $21.8 million and the total outstanding indebtedness and other liabilities of the Guarantors on a combined consolidated basis that ranked in right of payment pari passu with the Senior Note Guarantees and the Convertible Note Guarantees of such Guarantors was $2.2 million. The Convertible Notes and Convertible Note Guarantees are generally subordinated to the Senior Notes and the Senior Note Guarantees, respectively, except that the Convertible Notes rank pari passu in right of payment with the Senior Notes with regard to the Convertible Note Collateral and are secured by a first priority Lien in the Convertible Note Collateral. The Notes are effectively subordinated in right of payment to all existing and future third-party liabilities (including trade payables and other non-debt obligations) of the non-Guarantor Subsidiaries of the Company. As of December 31, 1997, the liabilities of such non-Guarantor Subsidiaries on a combined consolidated basis was approximately $42.1 million. In addition, the Senior Note Indenture permits under limited circumstances the creation of, or the designation of existing Restricted Subsidiaries as, Unrestricted Subsidiaries. Such Unrestricted Subsidiaries are not generally subject to the covenants applicable to the Company and the Restricted Subsidiaries under the Senior Note Indenture and will not be parties to Telecommunication Asset Leases or receive Qualified Investments. The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. Accordingly, the Company anticipates that the primary source of cash to pay the Company's obligations under the Notes will be derived from the operations of the Restricted Subsidiaries. See "Risk
Factors -- Risks Involving the Company -- Holding Company Structure; Difficulties in Enforcing Guarantees and Security; Effective Subordination of Notes to Indebtedness of Subsidiaries."

  Principal, Maturity and Interest

     Except as described in the next paragraph, the Senior Notes are limited in aggregate principal amount to $123.0 million and will mature on June 1, 2004. The Senior Notes have been issued at a discount to the aggregate principal amount to generate gross proceeds to the Company of $87,697,300. The Senior Notes will accrete interest from the Issue Date at a rate computed as if the Senior Notes had been issued bearing interest at the rate of 14% per annum on May 31, 1996 (being at a rate of 14.9445% per annum for the period from the Issue Date through November 30, 1996), compounded semi-annually, to an aggregate principal amount of $123.0 million by December 1, 1998. Thereafter, interest on the Senior Notes will accrue at the rate of 14% per annum (except as described in the next paragraph) and will be payable in cash semi-annually on June 1 and December 1 of each year, commencing June 1, 1999, to the person in whose name the Senior Note (or any predecessor Senior Note) is registered at the close of business on May 15 or November 15 next preceding such interest payment date. The effect of the foregoing is that the Senior Notes will bear interest at the rate of 14.9445% per annum from the Issue Date through November 30, 1996 and 14% per annum thereafter (except as described in the next paragraph). The payment of interest on the Senior Notes in respect of the period from the Issue Date to December 1, 1998, however, will effectively be deferred until Maturity and such deferred interest will be compounded semi-annually and added to the outstanding principal amount of the Senior Notes. Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Pursuant to the terms of the Senior Notes, because the Company did not receive, on or before May 31, 1998, $20 million in Cash Proceeds from a sale or sales of Qualified Stock of the Company occurring subsequent to the Issue Date (other than Qualified Stock issued upon the exercise of Warrants or upon conversion of the Convertible Notes), the interest rate on the Senior Notes increased to 14.5% per annum commencing on June 1, 1998 and continuing until the interest payment date prior to which the Company shall have received such $20 million in Cash Proceeds from such a sale of Qualified Stock. Commencing on any such interest payment date, the Senior Notes will again bear interest at the rate of 14% per annum. For purposes of this interest rate adjustment provision, the Company will be deemed to have raised such $20 million in Cash Proceeds if a Change of Control has occurred. The exact accreted value of the Senior Notes as of December 1, 1998 may exceed $123.0 million, depending on the interest rate at which the Senior Notes accrete up to such date and whether the Company elects to pay the additional accreted interest on the Senior Notes in full on December 1, 1998.

     The Convertible Notes are limited in aggregate principal amount to $26.5 million and will mature on June 1, 2006. The Convertible Notes will bear interest from the Issue Date at a rate computed as if the Convertible Notes had been issued bearing interest at the rate of 9% per annum on May 31, 1996 (being the rate of 9.5858% per annum from the Issue Date through November 30, 1996), and the Convertible Notes will bear interest at the rate of 9% per annum from December 1, 1996. Interest will be payable in cash semi-annually on June 1 and December 1 of each year, commencing December 1, 1996, to the person in whose name the Convertible Note is registered at the close of business on May 15 or November 15 next preceding such interest payment date. Interest on the Convertible Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Notwithstanding any other term of the Indentures, the Company shall not be obliged to pay any interest or other amounts under or in connection with either Indenture in excess of the amount or rate permitted under or consistent with applicable law.

     If the Company does not comply with certain deadlines set forth in the Registration Agreement with respect to the conduct of an exchange offer for the Senior Notes or the registration of either the Senior Notes or the Convertible Notes for resale under a shelf registration statement, holders of the Senior Notes and/or holders of the Convertible Notes become entitled to Special Interest. As a result of missing a deadline respecting the filing of the several Registration Statements, the Company incurred an obligation to pay Special Interest on the Senior Notes and the Convertible Notes for the period from July 27, 1996 until August 9, 1996. As a result of missing a further deadline relating to the effectiveness of the several Registration Statements, the Company became obligated to pay Special Interest on the Senior Notes and the Convertible Notes starting on October 10, 1996 and with respect to the Senior Notes such obligation continues as of the date hereof. The obligation to pay Special Interest on the Convertible Notes terminated on July 30, 1998, the date the Registration Statement was declared effective by the Commission. Special Interest will continue to accrue on the Senior Notes until the Exchange Offer is consummated, which is expected to occur in September 1998. See "-- Registration Rights."

     Principal of, premium, if any, and interest, Additional Amounts, if any, and Special Interest, if any, on the Senior Notes and the Convertible Notes will be payable, and the Senior Notes and the Convertible Notes may be presented for registration of transfer or exchange, at the applicable office or agency of the Company maintained for such purposes, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, interest, Additional Amounts and Special Interest may be paid by check mailed to the registered holders at their registered addresses. The Senior Notes and the Convertible Notes will each be issued without coupons and in fully registered form only, in denominations of $1,000 and integral multiples thereof. Unless otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustees maintained for such purpose located at 101 Barclay Street, Floor 21 West, New York, New York 10286,
Attention: Corporate Trust Department.

  Guarantees

     Each Indenture provides that each of the Leasing Companies, NWE Cyprus, WTC, BCL, and any future Wholly-Owned Subsidiaries of the Company (and any other Subsidiaries that guarantee any Indebtedness of an Obligor) shall, jointly and severally, irrevocably and unconditionally guarantee to each holder of Senior

Notes and to the Senior Note Trustee, and to each holder of Convertible Notes and the Convertible Note Trustee, that: (i) the principal of, premium, if any, and interest, Additional Amounts, if any, and Special Interest, if any, on the Senior Notes or the Convertible Notes, as the case may be, will be paid in full when due, whether at maturity or on any interest payment date, by acceleration, call for redemption, upon a Change of Control Offer, Asset Sale Offer, purchase or otherwise, and interest on the overdue principal of and interest, if any, Additional Amounts, if any, and Special Interest, if any, on such Notes, if lawful, and all other obligations of the Company to the holders or the Trustees under the Indentures or the Notes will be promptly paid in full or performed, all strictly in accordance with the terms of the applicable Indenture, the applicable Collateral Documents and the applicable Notes; and (ii) in case of any extension of time of payment or renewal of any Senior Notes or Convertible Notes, as the case may be, or any of such other obligations, they will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, Asset Sale Offer, purchase or otherwise. Failing payment by the Company when due of any amount so guaranteed for whatever reason, the Guarantors shall, subject to the following paragraph, be jointly and severally obligated to pay the same before failure so to pay becomes an Event of Default. Holders of the Senior Notes shall have priority over the holders of the Convertible Notes with respect to all payments made by any Guarantor except as to assets of any Guarantor constituting Convertible Note Collateral, as to which holders of the Convertible Notes shall have priority. Payments under the Guarantee to be given by BCL (and any other Russian company that becomes a Guarantor under the Indentures) may require a license from the Russian Central Bank. See "Risk Factors -- Risks Involving the Company -- Currency Controls."

     The obligations of each Guarantor will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Senior Note Guarantee or its Convertible Note Guarantee, as applicable, or pursuant to its contribution obligations under the Senior Note Indenture or the Convertible Note Indenture, as applicable, result in the obligations of its Senior Note Guarantee or its Convertible Note Guarantee, as applicable, not constituting a fraudulent conveyance or fraudulent transfer, or not otherwise being void, voidable or unenforceable under any bankruptcy, reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each Guarantor that makes a payment or distribution under a Senior Note Guarantee or a Convertible Note Guarantee shall be entitled to a contribution from each other Guarantor having a Senior Note Guarantee or a Convertible Note Guarantee, as applicable, in a pro rata amount based on the Adjusted Net Assets of each such other Guarantor. See "Risk Factors -- Risks Involving the Company -- Holding Company Structure; Difficulties in Enforcing Guarantees and Security; Effective Subordination of Notes to Indebtedness of Subsidiaries."

     The Senior Note Indenture provides that no Guarantor shall consolidate with or merge with or into (whether or not such Guarantor is the surviving person) another corporation, Person or entity whether or not affiliated with such Guarantor (but excluding any consolidation, amalgamation or merger if the surviving corporation is no longer a Subsidiary) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Senior Note Indenture pursuant to a supplemental indenture and appropriate Senior Note Collateral Documents and Convertible Note Collateral Documents in form reasonably satisfactory to the Senior Note Trustee under the Senior Notes, the Senior Note Indenture and the Senior Note Collateral Documents and Convertible Note Collateral Documents; (ii) in the case of a Leasing Company, such Guarantor or the Person formed by or surviving any such consolidation or merger is a separate, special-purpose, Wholly-Owned Restricted Subsidiary constituting a Leasing Company; (iii) immediately after giving effect to such transaction, no Default or Event of Default under the Senior Note Indenture exists; and (iv) such Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) will have Consolidated Net Worth (immediately after giving effect to such transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (B) will be permitted by virtue of the Company's Indebtedness to Operating Cash Flow Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the terms of the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness." The Convertible Note Indenture provides that no Guarantor shall consolidate with or merge with or into (whether or not such Guarantor is the surviving person) another corporation, Person or entity whether or not affiliated with such Guarantor (but excluding any consolidation, amalgamation or merger if the surviving corporation is no longer a Subsidiary) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Convertible Note Indenture pursuant to a supplemental indenture and appropriate Senior Note Collateral Documents and Convertible Note Collateral Documents in form reasonably satisfactory to the Convertible Note Trustee under the Convertible Notes, the Convertible Note Indenture and the Senior Note Collateral Documents and Convertible Note Collateral Documents; and (ii) immediately after giving effect to such transaction, no Default or Event of Default under the Convertible
Note Indenture exists. In connection with any such consolidation or merger, each Trustee shall be entitled to receive an Officers' Certificate and an Opinion of Counsel stating that such consolidation or merger is permitted by the Indenture to which it is a party.

     Each Indenture provides that in the event of a sale or other transfer or disposition of all of the Capital Stock of any Guarantor other than the Leasing Companies or NWE Cyprus to any person that is not an Affiliate of the Company in compliance with the terms of such Indenture, then such Guarantor shall be deemed automatically and unconditionally released and discharged of any obligations under its Guarantee issued under such Indenture and the related Collateral Documents without any further action on the part of the applicable Trustee or any holder; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of such Indenture. See "-- Asset Sales."

     Although holders of the Senior Notes will be direct creditors of each Guarantor by virtue of its Senior Note Guarantee, and holders of the Convertible Notes will be direct creditors of each Guarantor by virtue of its Convertible Note Guarantee, existing or future creditors of a Guarantor, a trustee in bankruptcy or a Guarantor as a debtor-in-possession could avoid or subordinate such Senior Note Guarantee or such Convertible Note Guarantee, as applicable, under U.S. fraudulent conveyance laws, if applicable, in the event that it were successful in establishing that (i) the Guarantee was incurred with intent to hinder, delay, or defraud any present or future creditor or (ii) the Guarantor in question did not receive fair consideration or reasonably equivalent value for issuing its Senior Note Guarantee or its Convertible Note Guarantee, as applicable, and that it (a) was insolvent at the time of such issuance, or (b) was rendered insolvent by reason of such issuance, or (c) was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured. Among other things, a legal challenge of the Guarantee on U.S. fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor in question as a result of the issuance by the Company of the Senior Notes or the Convertible Notes, as the case may be. Under Cypriot fraudulent preference laws, if applicable, an existing or future creditor of a Guarantor or a liquidator of a Guarantor could avoid (a) its Senior Note Guarantee or its Convertible Note Guarantee, as applicable, or the grant of any lien on property of such Guarantor to secure such Guarantee in the event that a winding up petition were presented within six months of the execution of such Guarantee and such creditor or liquidator were successful in establishing that the giving of such Guarantee or the granting of such lien, as the case may be, was made with the dominant intention of giving a creditor a preference over other creditors and was a voluntary act of such Guarantor or (b) a floating charge created within 12 months of the presentation of a winding up petition unless such Guarantor was solvent immediately after such creation except to the extent of any cash paid to such Guarantor in consideration of the creation of such floating charge. In addition, under Cypriot fraudulent transfer laws, if applicable, an existing or future creditor of a Guarantor could set aside any lien on property of such Guarantor to secure its Senior Note Guarantee or its Convertible Note Guarantee, as applicable, if such creditor were successful in establishing that such lien was granted with the intent to hinder or delay its creditors or any of them. A Guarantee may also be avoided, declared unenforceable or subordinated to other obligations of the applicable Guarantor under any bankruptcy, reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles under any other applicable foreign law, including (in the case of BCL) Russian law. To the extent any Guarantee was avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the applicable Notes would cease to have any claim in respect of the Guarantor in question and would be solely creditors of the Company, and may be required to return all amounts received pursuant to such Guarantee. In such event, or in the event of the subordination of such Guarantee, the claims of the holders of the Notes would be subject to the prior payment of all liabilities of the Guarantor in question. Similarly, the claims of the holders of Convertible Notes would be subject to the prior payment of all obligations of the Guarantor in question under its Senior Note Guarantee other than as a result of the Convertible Note Collateral. There can be no assurance that , after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Senior Notes or the holders of the Convertible Notes relating to any avoided, unenforceable or subordinated portion of the Senior Note Guarantees or the Convertible Note Guarantees, as applicable.

  Additional Amounts

     Except to the extent required by law, any and all payments of, or in respect of, any Note shall be made free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto imposed by Canada, Russia, Cyprus or any other jurisdiction with which the Company or any Guarantor has some connection (including any jurisdiction (other than the United States of America) from or through which payments under the Notes or the Guarantees are made) or any political subdivision of or any taxing authority in any such jurisdiction ("Canadian Taxes," "Russian Taxes," "Cypriot Taxes" or "Other Taxes," respectively). If the Company or any Guarantor shall be required by law to withhold or deduct any Canadian Taxes, Russian Taxes, Cypriot Taxes or Other Taxes from or in respect of any sum payable under a Note or pursuant to a Guarantee, the sum payable by the Company or such Guarantor, as the case may be, thereunder shall be increased by the amount ("Additional Amounts") necessary so that after making all required withholdings and deductions, the holder shall receive an amount equal to the sum that it would have received had no such withholdings and deductions been made; provided that any such sum shall not be paid in respect of any Canadian Taxes, Russian Taxes, Cypriot Taxes or Other Taxes to a holder (an "Excluded Holder") (i) resulting from the beneficial owner of such Note carrying on business or being deemed to carry on business in or through a permanent establishment or fixed base in the relevant taxing jurisdiction or any political subdivision thereof or having any other connection with the relevant taxing jurisdiction or any political subdivision thereof or any taxing authority therein other than the mere holding or owning of such Note, being a beneficiary of the applicable Guarantees, the receipt of any income or payments in respect of such Note or the applicable Guarantees or the enforcement of such Note or the applicable Guarantees, (ii) resulting from the Company or any Guarantor not dealing at arm's length with such holder at the time of such payment or at the time the amount of such payment is deemed to have been paid or credited or (iii) that would not have been imposed but for the presentation (where presentation is required) of such Note for payment more than 180 days after the date such payment became due and payable or was duly provided for, whichever occurs later. The Company or the Guarantors, as applicable, will also (i) make such withholding or deduction and
(ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law, and, in any such case, the Company will furnish to each holder on whose behalf an amount was so remitted, within 30 calendar days after the date the payment of any Canadian Taxes, Russian Taxes, Cypriot Taxes or Other Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company or the Guarantors, as applicable. The Company will, upon written request of each holder (other than an Excluded Holder), reimburse each such holder for the amount of (i) any Canadian Taxes, Russian Taxes, Cypriot Taxes or Other Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to any Notes, and (ii) any Canadian Taxes, Russian Taxes, Cypriot Taxes or Other Taxes so levied or imposed with respect to any reimbursement under the foregoing clause
(i) so that the net amount received by such holder (net of payments made under or with respect to such Notes or the applicable Guarantees) after such reimbursement will not be less than the net amount which the holder would have received if Canadian Taxes, Russian Taxes, Cypriot Taxes or Other Taxes on such reimbursement had not been imposed.

     At least 30 calendar days prior to each date on which any payment under or with respect to the Senior Notes or the Convertible Notes is due and payable, if the Company or the Guarantors, as applicable, will be obligated to pay Additional Amounts with respect to such payment, the Company or the Guarantors, as applicable, will deliver to the applicable Trustee an Officers' Certificate stating the fact that such Additional

Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable such Trustee to pay such Additional Amounts to holders on the payment date.

     At the date of this Prospectus, no Russian Taxes, Cypriot Taxes or Other Taxes are imposed, and therefore no Additional Amounts would be payable in respect of such taxes, in respect of any sum payable by the Company as principal of, premium or interest on the Senior Notes or the Exchange Notes or the Convertible Notes, or in respect of any sum payable by any Guarantor, except that payments made by BCL under its Guarantee (to the extent they represent interest) may be subject to Russian withholding tax. Based in part on a confirmation obtained from Revenue Canada that certain rulings previously obtained from Revenue Canada confirming certain issues with respect to Canadian Taxes will continue to apply, Canadian counsel has advised the Company that no Additional Amounts would be payable in respect of Canadian Taxes, in respect of the Senior Notes, the Exchange Notes or the Convertible Notes.

     In addition, the Company or the Guarantors will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties, in respect of the creation, issue and offering the Senior Notes and the Convertible Notes payable in Canada, the United States, the Russian Federation or Cyprus or any political subdivision thereof or taxing authority of or in the foregoing. The Company and the Guarantors will also pay and indemnify the Trustees, the holders of the Senior Notes and the holders of the Convertible Notes from and against all court fees and taxes or other taxes and duties, including interest and penalties, paid by any of them in any jurisdiction in connection with any action permitted to be taken by the Trustees or such holders to create the Liens on the Senior Note Collateral or the Convertible Note Collateral, as applicable, and to enforce the obligations of the Company or the Guarantors under the Senior Notes, the Senior Note Indenture, the Senior Note Guarantees and the Senior Note Collateral Documents and under the Convertible Notes, the Convertible Note Indenture, the Convertible Note Guarantees and the Convertible Note Collateral Documents.

  Conversion Rights of Convertible Notes

     The Convertible Notes will be convertible into Common Shares of the Company at any time on or after August 11, 1996, and prior to redemption or final maturity, initially at the conversion price of $6.90 per share. The right to convert Convertible Notes which have been called for redemption will terminate at the close of business on the Business Day preceding the Redemption Date. See "-- Optional Redemption" below.

     The conversion price will be subject to adjustment upon the occurrence of any of the following events: (a) the payment of dividends and other distributions in Common Shares on any class of Capital Stock of the Company, (b) the issuance to all holders of Common Shares of rights, options or warrants entitling them to subscribe for or purchase Common Shares or securities convertible into or exchangeable for Common Shares at a price per share less than the Current Market Price of such Common Shares (determined as provided in the Convertible Note Indenture) as of the date fixed for determination of the holders of Common Shares entitled to receive such rights, options or warrants,
(c) subdivisions and combinations of Common Shares, (d) distributions to all holders of Common Shares of evidences of indebtedness, shares of any class of its Capital Stock, cash or other assets (including securities, but excluding any dividend or distribution referred to in clause (a) or (c), any rights, options or warrants referred to in clause (b) and any non-extraordinary cash dividends),
(e) the issuance of Common Shares or securities convertible into or exchangeable for Common Shares for a consideration per share less than the Current Market Price per share (determined as provided in the Convertible Note Indenture) to the extent that the below market portion of such issuances (together with the below market or above market portions (as the case may be) of all other below market issuances and above market tender or exchange offers) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the Convertible Note Indenture) of the Common Shares, (f) distributions consisting exclusively of cash to all holders of Common Shares in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months to all holders of Common Shares and (ii) the aggregate of any cash and the fair market value of other consideration paid in respect of any tender offer by the Company or any Subsidiary for the Common Shares and any purchase by the Company of Common Shares in the open market consummated within the preceding 12 months, exceeds 12.5% of the Company's current Market Capitalization, (g) the consummation of a tender or exchange offer made by the Company or any

Subsidiary for the Common Shares or the purchase by the Company of shares of Common Shares in the open market to the extent the above market portion of such tender or exchange offers (together with the below market or above market portions (as the case may be) of all other above market tender or exchange offers and all below market issuances) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the Convertible Note Indenture), (h) certain reclassifications and (i) certain other events that could have the effect of depriving holders of the Convertible Notes of the benefit of all or a portion of the conversion rights in respect of any Convertible Note. The events described in clause (e) are subject to certain exceptions described in the Convertible Note Indenture, including, without limitation, (A) certain bona fide public offerings and private placements and
(B) Common Shares (and options exercisable therefor) issued to the Company's directors, officers and employees under bona fide employee benefit plans in an aggregate amount not to exceed 1.0% of the Common Shares outstanding at the Issue Date.

     No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the conversion price; provided, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment. Moreover, no adjustment in the conversion price shall be required for any transaction in which holders of Convertible Notes are to participate on a basis and with notice that the Company's Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction.

     In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, subject to the following sentence the holder of any Convertible Note then outstanding will have the right thereafter to convert such Convertible Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Convertible Note might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then closing price at the close of business on the day of conversion. If any Convertible Notes are surrendered for conversion during the period from the close of business on any regular record date through and including the next succeeding interest payment date (except any such Convertible Notes called for redemption), such Convertible Notes when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such record date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Convertible Notes with respect to any interest payment date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

  Subordination Provisions

     The payment of the principal of and premium, if any, and interest (including Additional Amounts, if any, and Special Interest, if any) on the Convertible Notes is, to the extent set forth in the Convertible Note Indenture, subordinated in right of payment to the prior payment in full of such Senior Notes and all other obligations of the Company and the Guarantors under the Senior Notes, the Senior Note Guarantees and the Senior Note Collateral Documents (the "Senior Indebtedness"); except that with regard to Technocom Preferred Stock and other Convertible Note Collateral, the holders of the Senior Notes shall, to the extent set forth in the Senior Note Indenture, be subordinated in right of payment to the prior payment in full of the Convertible Notes and all other obligations of the Company and the Guarantors as to all assets of the Company or the Guarantors constituting Convertible Note Collateral. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or a Guarantor, as applicable, the holders of the Senior Notes will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth must be made before the holders of the Convertible Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest (including Additional Amounts, if any, and Special Interest, if any) on the Convertible Notes other than in respect of the assets constituting Convertible Note Collateral, as to which the holders of the Convertible Notes will first be entitled to receive payment in full of all amounts due or to become due thereon. In the event of the acceleration of the Maturity of the Convertible Notes, the holders of the Senior Notes will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the holders of the Convertible Notes will be entitled to receive any payment for the principal of or premium, if any, or interest (including Additional Amounts, if any, and Special Interest, if any) on the Convertible Notes other than in respect of the Convertible Note Collateral, as to which the holders of the Convertible Notes will first be entitled to receive payment in full of all amounts due or to become due thereon. No payments on account of principal of or premium, if any, or interest (including Additional Amounts, if any, and Special Interest, if any) on the Convertible Notes or on account of the purchase or acquisition of Convertible Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default, other than in respect of the Convertible Note Collateral.

 Collateral and Security

     The Company originally deposited approximately $46 million of the net proceeds of the Senior Notes into the Company Senior Note Escrow Account. Such funds are required to be invested at the direction of the Company except during the continuance of a Default or an Event of Default in Eligible Cash Equivalents. $9 million of such net proceeds have been used by the Company to acquire an additional interest in Technocom, $12 million of such net proceeds has been invested in PLD Capital Asset (U.S.) Inc. and used by it to acquire Telecommunications Assets, a further $8 million has been advanced to Technocom as provided in the Supplemental Indenture, and the remaining portion of such net proceeds retained in the Company Senior Note Escrow Account, together with any interest on the Investments of such funds in Eligible Cash Equivalents, are required to be invested by the Company in the Leasing Companies by means of transferring funds from the Company Senior Note Escrow Account to an account in the name of and beneficially owned by the Leasing Company in question, which will be pledged to and be under the sole dominion and control of the Senior Note Trustee acting for its benefit and the benefit of the holders of the Senior Notes and the Convertible Note Trustee acting for its benefit and the benefit of the holders of the Convertible Notes (each a "Leasing Company Escrow Account"). Each such Investment will be evidenced by Capital Stock of the Leasing Company, or an Intercompany Note of the Leasing Company, as applicable, which Capital Stock or Intercompany Note will be pledged to secure, first, the Senior Notes and, second, the Convertible Notes, pursuant to the Senior Note Collateral Documents. The applicable Leasing Company will contemporaneously utilize such funds to purchase Telecommunications Assets and contemporaneously lease or sell such Telecommunications Assets to a Restricted Subsidiary or Qualified Joint Venture pursuant to a Telecommunications Asset Agreement. All payments made by the lessee or purchaser to a Leasing Company will be required to be deposited into that Leasing Company's Leasing Company Escrow Account. Such funds will also constitute Senior Note Collateral and may be invested in Eligible Cash Equivalents and shall only be utilized to purchase additional Telecommunications Assets for additional Telecommunications Asset Agreements, to pay principal of, premium, if any, on and interest (including Additional Amounts, if any, and Special Interest, if any) on the Senior Notes and after the payment in full of the foregoing, the Convertible Notes, or to the extent permitted by the Senior
Note Indenture, to make Qualified Investments. See "-- Possession, Use and Release of Collateral" and "-- Certain Definitions -- Permitted Investments."

     The Company was required to and did utilize $20.0 million of the net proceeds of the Convertible Notes to acquire Preferred Stock of Technocom. All Technocom Preferred Stock, whether acquired with the net proceeds of the Convertible Notes or otherwise, will be Convertible Note Collateral. The Company is required to deposit dividends, distributions, payments and proceeds of the Technocom Preferred Stock in an account in the name of and beneficially owned by the Company which will be pledged to, and be under the sole dominion and control of the Convertible Note Trustee acting for its benefit and the benefit of the holders of the Convertible Notes and the Senior Note Trustee acting for its benefit and the benefit of the holders of the Senior Notes (the "Company Convertible Note Escrow Account"). Pending the reinvestment of such amounts in Qualified Investments, any funds in such Company Convertible Note Escrow Account will be invested, at the direction of the Company except during the continuance of a Default or an Event of Default in Eligible Cash Equivalents. In addition, such funds and Eligible Cash Equivalents will also constitute Convertible Note Collateral. The Convertible Notes will also be secured by any Qualified Investments, or Intercompany Notes representing intercompany loans or advances, made by the Company with the funds contained in the Company Convertible Note Escrow Account. See "-- Possession, Use and Release of Collateral" and "-- Certain Definitions -- Permitted Investments."

     The Senior Notes are secured in a first position and the Convertible Notes in a second position on, in addition to the Company Senior Note Escrow Account and the Leasing Company Escrow Accounts and the funds and Investments in Eligible Cash Equivalents contained therein, the following Collateral: (i) a pledge by the Company of the Capital Stock of each of the Leasing Companies, NWE Cyprus, BCL and any other future Wholly-Owned Subsidiary of the Company or future Guarantor, and any and all dividends, distributions, payments and proceeds thereof and a pledge by NWE Cyprus of the Capital Stock of WTC and any and all dividends, distributions and proceeds thereof (collectively the "Pledged Stock"); (ii) a pledge by the Leasing Companies of all Telecommunications Asset Agreements, all payments made thereunder and all proceeds thereof; (iii) a pledge by the Company and the Leasing Companies of all Qualified Investments (other than any Qualified Investments made with the dividends, distributions, payments and proceeds of Technocom Preferred Stock) and all dividends, distributions, payments and proceeds thereof; (iv) a pledge by the Company and all Wholly-Owned Subsidiaries of all Intercompany Notes from any Restricted Subsidiary (other than any Intercompany Notes made with dividends, distributions, payments and proceeds of Technocom Preferred Stock) and with regard to Intercompany Notes representing loans to the Leasing Companies of any proceeds of the Senior Notes, a collateral assignment of the related collateral documents which purport to grant a Lien on the Telecommunication Asset Agreements and Qualified Investments to secure the payment of all such Intercompany Notes owing to the Company and all distributions, dividends, interest and principal payments and other payments attributable thereto; and
(vi) all books and records regarding the foregoing.

     The Convertible Notes are secured in a first position and the Senior Notes in a second position on the following Collateral: (i) all Technocom Preferred Stock and all proceeds thereof, (ii) the Company Convertible Note Escrow Account and the funds and investments in Eligible Cash Equivalents contained therein,
(iii) a pledge by the Company of all Qualified Investments, or Intercompany Notes representing intercompany loans or advances, made by the Company with funds contained in the Company Convertible Note Escrow Account, and all proceeds thereof, and (iv) all books and records regarding the foregoing.

     At all times on or after November 30, 1998, the Company will be required to have funds or Eligible Cash Equivalents in an aggregate amount not less than an amount necessary to pay on the next succeeding interest payment date the interest, including Additional Interest, if any, and Special Interest, if any, on the Senior Notes then outstanding, in the Company Senior Note Escrow Account and/or the Leasing Company Escrow Accounts. See "-- Ability to Realize on Collateral" and "-- Possession, Use and Release of Collateral."

     No appraisals of any of the Senior Note Collateral or any Telecommunications Assets proposed to be acquired and leased pursuant to Telecommunications Asset Agreements of the Property or assets proposed to be acquired with the proceeds of the amounts paid in respect of any Qualified Investment or of any of the Technocom Preferred Stock constituting Convertible Note Collateral or the Property or assets acquired or being acquired with the proceeds of the amounts paid in respect thereof have been prepared by or on behalf of the Company in connection with the issuance of the Senior Notes or the Convertible Notes and the value of the Senior Note Collateral, any such Telecommunications Assets or such other Property or assets or the Technocom Preferred Stock or such other Convertible Note Collateral at any time will depend on market conditions and other economic and political conditions including the availability of suitable buyers for the Senior Note Collateral, such Telecommunications Assets or such Technocom Preferred Stock.

     The Senior Note Collateral Documents provide that the Net Cash Proceeds of Asset Sales of assets constituting Senior Note Collateral shall promptly be deposited, without commingling prior to such deposit, in the Company Senior Note Escrow Account or a Leasing Company Escrow Account, as applicable, and be subject to a first priority perfected Lien in favor of the Senior Note Trustee and a second priority perfected Lien in favor of the Convertible Note Trustee. Similarly, the Convertible Note Collateral Documents provide that the Net Cash Proceeds of Asset Sales of assets constituting Convertible Note Collateral shall promptly be deposited, without commingling prior to such deposit, in the Company Convertible Note Escrow Account and be subject to a first priority perfected Lien in favor of the Convertible Note Trustee and a second priority perfected Lien in favor of the Senior Note Trustee. Amounts in such Escrow Accounts shall be released in accordance with the provisions of the applicable Indenture and the related Collateral Documents. All or a part of the cash held in such Escrow Accounts shall be invested, at the direction of the Company except during the continuance of an Default or Event of Default under the appropriate Indenture, in Eligible Cash Equivalents, provided that all such Eligible Cash Equivalents shall continue to be Senior Note Collateral or Convertible Note Collateral, as the case may be. See "-- Possession, Use and Release of Collateral."

     Pursuant to the Senior Note Indenture, upon a Default or the acceleration of the maturity of the principal amount of the Senior Notes, the interest of the holders of the Senior Notes in the Convertible Note Collateral will be expressly subordinated in right of payment to the interest in the Convertible Note Collateral of the holders of the Convertible Notes. To the extent that Convertible Notes are converted or redeemed, the amount of indebtedness with priority over the Senior Notes will be commensurately reduced.

     Pursuant to the Convertible Note Indenture, upon a Default or the acceleration of the maturity of the stated amount of the Convertible Notes, the interest of the holders of the Convertible Notes in the Senior Note Collateral will be expressly subordinated in right of payment to the interest held in the Senior Note Collateral by the holders of the Senior Notes. In the event that the Senior Notes are redeemed, there will be no such subordination and the lien of the Convertible Notes will become a first priority Lien in the Senior Note Collateral. In the event of a default, the Senior Note Trustee will have the sole right to direct enforcement in respect of the Senior Note Collateral. Similarly, in the event of a default, the Convertible Note Trustee will have the sole right to direct enforcement in respect of the Convertible Note Collateral.

  Optional Redemption

     Senior Notes

     The Senior Notes are not redeemable at the option of the Company prior to June 13, 2001 except as provided in "-- Optional Tax Redemption", below. Thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at Stated Maturity) set forth below, plus accrued and unpaid interest (if any), Additional Amounts (if any) and Special Interest (if any), if redeemed during the period from June 13, 2001 through May 31, 2002 at a percentage of 108.000% and thereafter during the twelve months beginning June 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2002......................................................   104.000%
2003 and thereafter.......................................   100.000%

     Convertible Notes

     The Convertible Notes are not redeemable at the option of the Company prior to June 1, 2000, except as provided in "-- Optional Tax Redemption" below. During the period from June 1, 2000 to May 31, 2002 the Company may redeem all but not less than all of the Convertible Notes, upon not less than 30 nor more than 60 days' notice, if the Closing Price (as defined in the Convertible Note Indenture) of the Common Stock is 150% of the Conversion Price for thirty days, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (if any), Additional Amounts, (if any) and Special Interest (if any). On or after June 1, 2002, the Convertible Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount thereof plus accrued and unpaid interest (if any), Additional Amounts (if any) and Special Interest (if any).

  Optional Tax Redemption

     The Senior Notes and the Convertible Notes may be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the applicable Indenture in the case of the Senior Notes at a redemption price equal to the Accreted Value thereof, plus accrued and unpaid interest, if any (including Additional Amounts, if any, and Special Interest, if any), to the date fixed therefor (subject to the right of holders of record on the relevant record date to receive interest (including Additional Amounts, if any, and Special Interest, if any) due on the interest payment date that is on or prior to the redemption date), or in the case of the Convertible Notes at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest (including Additional Amounts, if any, and Special Interest, if any), due on the interest payment date that is on or prior to the redemption date) and any other amounts due if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Canada, Cyprus, Russia or any other jurisdiction with which the Company or any Guarantor has any connection (other than as a result of a merger or consolidation of the Company with or into a newly formed corporation solely for the purpose of moving the Company's domicile out of Canada) or any political subdivision thereof or any authority thereof or having power to tax therein, or any change in the application or official interpretation of such laws or regulations, or any change in administrative policy or assessing practice of the applicable taxing authority, which change or amendment becomes effective on or after May 24, 1996, the Company or the Guarantors (if the Senior Note Guarantees or Convertible Note Guarantees are called) are or would be required on the next succeeding interest payment date to pay Additional Amounts with respect to the Senior Notes, the Exchange Notes or the Senior Note Guarantees or with respect to Convertible Notes or the Convertible Note Guarantees and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Company or the Guarantors, as the case may be. The Company will also pay to holders on the redemption date any Additional Amounts payable in respect of the period ending on the redemption date.

     Prior to the publication of any notice of redemption pursuant to this provision, which in no event will be given earlier than 90 days prior to the earliest date on which the Company or the Guarantors, as the case may be, would be required to pay such Additional Amounts were a payment in respect of either the Senior Notes or the Convertible Notes then due, the Company shall deliver to the applicable Trustee an Officers' Certificate stating that (i) the obligation to pay such Additional Amounts cannot be avoided by the Company or the Guarantors, as the case may be, taking reasonable measures and (ii) an opinion of counsel, independent of the Company and the Guarantors and approved by the applicable Trustee, to the effect that the Company or the Guarantors have or will become obligated to pay such Additional Amounts as a result of such change or amendment. Such notice, once delivered by the Company to the applicable Trustee, will be irrevocable. The applicable Trustee shall accept such Officers' Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the condition precedent set forth in clauses (i) and (ii) above, in which event it shall be conclusive and binding on the holders.

  Mandatory Redemption

     Except as set forth under "-- Repurchase at the Option of Holders upon a Change of Control," "-- Asset Sales" and "-- Right to Require Repurchase of Convertible Notes Upon a Termination of Trading," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

  Repurchase at the Option of Holders upon a Change of Control

     Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such holder's Notes pursuant to an irrevocable and unconditional offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") in the case of the Senior Notes equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, and Additional Amounts, if any, and Special Interest, if any, thereon, or in the case of the Convertible Notes, equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and Additional Amounts, if any, and Special Interest, if any, thereon, to any Change of Control Payment Date (as defined below).

     Within 30 days following any Change of Control, the Company or the applicable Trustee (at the expense of the Company) is required to mail a notice to each holder stating, among other things: (1) that a Change of Control Offer is being made pursuant to the covenant in the applicable Indenture entitled "Repurchase at the Option of Holders upon a Change of Control" and that all Notes properly tendered will be accepted for payment; (2) the Change of Control Purchase Price and the date Notes are to be purchased pursuant to the Change of Control Offer (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 40 days subsequent to the date such notice is mailed; (3) that any Notes or portions thereof not properly tendered will continue to accrete in value or accrue interest, as applicable, and Additional Amounts and Special Interest, if applicable; (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrete in value or accrue interest, as applicable, and Additional Amounts and Special Interest, if applicable, from and after the Change of Control Payment Date; (5) that holders electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice, prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing such holder's election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer; (7) that any holder electing to have Notes purchased pursuant to the Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 at Stated Maturity or an integral multiple thereof; (8) if Certificated Notes have been issued, that any holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount at Stated Maturity or an integral multiple thereof; and (9) the instructions and any other information necessary to enable any holders to accept a Change of Control Offer or effect withdrawal of such acceptance.

     The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of any Notes pursuant to a Change of Control Offer.

     On or before the Change of Control Payment Date, the Company is required to
(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (2) irrevocably deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so accepted, including interest, Additional Amounts and Special Interest, if applicable; and (3) deliver, or cause to be delivered, to the applicable Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof tendered to the Company and accepted for payment. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the Change of Control Purchase Price for such Notes and the applicable Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or any integral multiple thereof. The Company shall publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The existence of the holders' right to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all Notes tendered by holders seeking to accept the Change of Control Offer. In addition, instruments governing other Indebtedness of the Company or any Guarantor may prohibit the Company or such Guarantor from purchasing any Notes prior to their stated maturity, including pursuant to a Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Notes tendered pursuant to such offer or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness), an Event of Default would occur under the Indentures. In addition, one of the events that constitutes a Change of Control under the Indentures is a sale, conveyance, transfer or lease of all or substantially all of the property of the Company or the Company and the Restricted Subsidiaries taken as a whole. Each Indenture is governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

     Except as described herein with respect to a Change of Control, neither Indenture contains any other provisions that permit holders of Notes to require that the Company repurchase or redeem Notes in the event of a takeover, recapitalization or similar restructuring.

  Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) no Event of Default under the Indentures shall have occurred and be continuing or shall occur as a consequence thereof;
(ii) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution of the Company delivered to the Trustees) of the Property or assets sold or otherwise disposed of; (iii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property or assets consists of Cash Proceeds; and (iv) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth below. To the extent that the assets which are the subject of any Asset Sale constitute Senior Note Collateral, all proceeds thereof shall, to the extent permitted by law, be subject to a perfected Lien for the benefit of, first, the Senior Note Trustee and the holders of the Senior Notes, and then the Convertible Note Trustee and the holders of the Convertible Notes, which Lien shall have the same priority as the Lien on the Senior Note Collateral which was the subject of such Asset Sale, and all Net Cash Proceeds from such an Asset Sale shall be deposited in the Company Senior Note Escrow Account or a Leasing Company Escrow Account, if applicable, unless the Senior Notes are no longer outstanding in which case such Net Cash Proceeds shall be deposited in the Company Convertible Note Escrow Account. To the extent that assets which are the subject of any Asset Sale constitute Telecommunications Assets subject to a Telecommunications Asset Agreement which is Senior Note Collateral, all proceeds thereof shall, to the extent permitted by applicable law, be subject to a perfected Lien for the benefit of, first, the Senior Note Trustee and the holders of the Senior Notes, and then the Convertible Note Trustee and the holders of the Convertible Notes, which Lien shall have the same priority as the Lien on such Telecommunications Asset Agreements governing the Telecommunications Assets which were the subject of such Asset Sale, and all Net Cash Proceeds from such an Asset Sale of Telecommunications Assets must be deposited in the applicable Leasing Company's Leasing Company Escrow Account, unless the Senior Notes are no longer outstanding in which case such Net Cash Proceeds shall be deposited in the Company Convertible Note Escrow Account. To the extent that the assets which are the subject of any Asset Sale constitute Convertible Note Collateral, all proceeds thereof shall, to the extent permitted by law, be subject to a perfected Lien for the benefit, first, the Convertible Note Trustee and the holders of the Convertible Notes and then the Senior Note Trustee and the holders of the Senior Notes, which Lien shall have the same priority as the Lien on the Convertible Note Collateral which was the subject of such Asset Sale, and all Net Cash Proceeds from such an Asset Sale shall be deposited in the Company Convertible Note Escrow Account, unless the Convertible Notes are no longer outstanding in which case such Net Cash Proceeds shall be deposited in the Company Senior Note Escrow Account.

     The Senior Note Indenture provides that, to the extent that assets subject to an Asset Sale consist of Senior Note Collateral other than a Telecommunications Asset Agreement or Telecommunications Assets subject to a Telecommunications Asset Agreement, the Company shall have the option, within 365 days of such Asset Sale, to reinvest the Net Cash Proceeds (or any portion thereof) from such Asset Sale in another asset or business in the same or similar lines of business as the Company and its Restricted Subsidiaries (the "Replacement Assets") (or enter into a binding agreement to reinvest such Net Cash Proceeds (or any portion thereof) prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period); provided that such Replacement Assets are subject to a Lien in favor of the Senior Note Trustee or a collateral agent for the benefit of the Senior Note Trustee and for the equal and ratable benefit of the holders and for the benefit of the Convertible Note Trustee and the equal and ratable benefit of holders of Convertible Notes, which Lien has the same priority as had the Lien on such Senior Note Collateral, which was the subject of such Asset Sale. To the extent that assets subject to an Asset Sale consist of Convertible Note Collateral, the Company shall have the option, within 365 days of such Asset Sale, to reinvest the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Replacement Assets (or enter into a binding agreement to reinvest such Net Cash Proceeds (or any portion thereof) prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period); provided that such Replacement Assets are subject to a Lien in favor of the Convertible Note Trustee or a collateral agent for the benefit of the Convertible Note Trustee and for the equal and ratable benefit of the holders of Convertible Notes and for the benefit of the Senior Note Trustee and the equal and ratable benefit of holders of the Senior Notes, which Lien has the same priority as had the Lien on such Convertible Note Collateral, which was the subject of such Asset Sale. To the extent that assets subject to an Asset Sale constitute Telecommunications Assets subject to a Telecommunications Asset Agreement, the Company shall have the option, within 365 days of such Asset Sale, to cause the applicable Leasing Company to reinvest the Net Cash Proceeds from such Asset Sale (or any portion thereof) in Telecommunications Assets to be leased pursuant to a new Telecommunications Asset Agreement ("Replacement Telecommunication Assets") (or enter into, or cause the applicable Leasing Company to enter into, a binding agreement to reinvest such Net Cash Proceeds (or any portion thereof) prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period), and with respect to any proceeds of insurance paid on account of the loss of or damage to any such Telecommunications Assets, or compensation or other proceeds for any such Telecommunications Assets taken by condemnation, eminent domain or similar proceedings, such Net Cash Proceeds are applied as provided above or applied to reimburse the applicable Leasing Company for expenditures made, and costs incurred, to repair, rebuild, replace or restore the Telecommunications Assets subject to such loss, damage or taking. To the extent that assets subject to an Asset Sale do not constitute Senior Note Collateral, Telecommunications Assets subject to a Telecommunications Asset Agreement or Convertible Note Collateral, the Company shall have the option within 365 days of such Asset Sale (i) to reinvest (or enter into a binding agreement to reinvest prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period) an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Replacement Assets, and/or (ii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu in right of payment with the Senior Notes or to the permanent reduction of Indebtedness of any Restricted Subsidiary that is pari passu in right of payment with the Senior Note Guarantees, if applicable (other than Indebtedness owed to, or Preferred Stock owned by, the Company or a Restricted Subsidiary of the Company). Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Replacement Assets or Replacement Telecommunications Assets and/or to reduce pari passu Indebtedness of the Company or the Guarantors to the extent permitted by the Senior Note Indenture shall constitute "Excess Proceeds"; provided that, with respect to any Asset Sale by a Person which is not a Wholly-Owned Restricted Subsidiary, the amount of Net Cash Proceeds which shall constitute Excess Proceeds to be used to make an Asset Sale Offer (as defined below) shall be limited to the percentage of such unused Net Cash Proceeds received by such Person equal to a percentage determined by dividing the direct or indirect interest of the Company in the Capital Stock of such Person by the total then outstanding Capital Stock of such Person determined as of the date of such Asset Sale.

     Subject to the limitations set out in the next following paragraph, if at any time the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall, within 30 days thereafter, use such Excess Proceeds to make an offer to purchase Senior Notes (a "Senior Note Asset Sale Offer") on a pro rata basis from all holders of Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at a purchase price (the "Offer Purchase Price") in cash equal to 100% of the Accreted Value thereof on any purchase date, plus accrued and unpaid interest, if any, Additional Amounts, if any, and Special Interest, if any, to the purchase date, in accordance with the procedures set forth in the Senior Note Indenture; provided that, if any such assets subject to such Asset Sale constitute Convertible Note Collateral, the Company shall be required to apply such Excess Proceeds attributable to such Asset Sale first to an Asset Sale Offer for the Convertible Notes pursuant to the Convertible Note Indenture (a "Convertible Note Asset Sale Offer," a Senior Note Asset Sale Offer and a Convertible Asset Sale Offer being collectively called "Asset Sale Offers") and, to the extent that the aggregate amount of Convertible Notes tendered pursuant to the Convertible Note Asset Sale Offer is less than such Excess Proceeds, then to the Senior Note Asset Sale Offer; and provided further that if such assets subject to such Asset Sale are subject to a Lien which is and is permitted to be pari passu with the Lien in favor of the Senior Note Trustee or a collateral agent, the Company shall only be required to apply a pro rata portion of such Excess Proceeds to the Asset Sale Offer. To the extent that assets subject to an Asset Sale are not and are not required to be subject to a Lien in favor of the Senior Note Trustee or do not constitute Telecommunications Assets subject to a Telecommunications Asset Agreement or Convertible Note Collateral, the Company may apply 100% of the Excess Proceeds thereof to the prepayment of obligations outstanding in respect of Indebtedness that is pari passu to the Senior Notes or the Senior Note Guarantees to the extent required thereunder. If (x) no obligations are outstanding in respect of or under such pari passu Indebtedness or (y) the holders of such pari passu Indebtedness entitled to receive payment elect not to receive the payments provided for in the previous sentence, or (z) the application of such Net Cash Proceeds results in the complete prepayment of all such Indebtedness, then such Excess Proceeds or any remaining portion thereof will be required to be applied by the Company to the Senior Note Asset Sale Offer. Upon completion of a Senior Note Asset Sale Offer (including payment of the Offer Purchase Price), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes. Subject to the limitations set out in the next following paragraph, the Company may at any time by delivering an Officers' Certificate and Board Resolution to the Trustee waive its reinvestment options and proceed to make a Senior Note Asset Sale Offer, notwithstanding that any applicable period for reinvestment shall not have expired.

     The Convertible Note Indenture provides that, to the extent that assets subject to an Asset Sale consist of Convertible Note Collateral, the Company shall have the option, within 365 days of such Asset Sale, to reinvest the Net Cash Proceeds (or any portion thereof) from such Asset Sale in another asset or business in the same or similar lines of business as the Company and its Restricted Subsidiaries (the "Replacement Assets") (or enter into a binding agreement to reinvest such Net Cash Proceeds (or any portion thereof) prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period); provided that such Replacement Assets are subject to a Lien in favor of the Convertible Note Trustee or a collateral agent for the benefit of the Convertible Note Trustee and the equal and ratable benefit of the holders of the Convertible Notes and for the Senior Note Trustee and the equal and ratable benefit of the Senior Notes, which Lien has the same priority as had the Lien on such Convertible Note Collateral which was the subject of such Asset Sale. To the extent that assets subject to an Asset Sale consist of Senior Note Collateral other than a Telecommunications Asset Agreement, the Company shall have the option, within 365 days of such Asset Sale, to reinvest the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Replacement Assets (or enter into a binding agreement to reinvest such Net Cash Proceeds (or any portion thereof) prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period); provided that such Replacement Assets are subject to a Lien in favor of the Senior Note Trustee or a collateral agent for the benefit of the Senior Note Trustee and for the equal and ratable benefit of the holders of Senior Notes and for the benefit of the Convertible Note Trustee and the equal and ratable benefit of holders of Convertible Notes, which Lien has the same priority as had the Lien on such Senior Note Collateral which was the subject of such Asset Sale. To the extent that assets subject to an Asset Sale constitute Telecommunications Assets subject to a Telecommunications Asset Agreement, the Company shall have the option, within 365 days of such Asset Sale, to cause the applicable Leasing Company to reinvest the Net Cash Proceeds from such Asset Sale (or any portion thereof) in Telecommunications Assets to be leased pursuant to a new Telecommunications Asset Agreement ("Replacement Telecommunication Assets") (or enter into, or cause the applicable Leasing Company to enter into, a binding agreement to reinvest such Net Cash Proceeds (or any portion thereof) prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period), and with respect to any proceeds of insurance paid on account of the loss of or damage to any such Telecommunications Assets, or compensation or other proceeds for any such Telecommunications Assets taken by condemnation, eminent domain or similar proceedings, such Net Cash Proceeds are applied as provided above or applied to reimburse the applicable Leasing Company for expenditures made, and costs incurred, to repair, rebuild, replace or restore the Telecommunications Assets subject to such loss, damage or taking. To the extent that assets subject to an Asset Sale do not constitute Convertible Note Collateral, Senior Note Collateral or Telecommunications Assets subject to a Telecommunications Asset Agreement, the Company shall have the option within 365 days of such Asset Sale (x) to reinvest (or enter into a binding agreement to reinvest prior to the end of such 365-day period, provided that such reinvestment is completed within 90 days after the end of such 365-day period) an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Replacement Assets, and/or (y) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu in right of payment with the Notes or to the permanent reduction of Indebtedness of any Restricted Subsidiary that is pari passu in right of payment with the Guarantees, if applicable (other than Indebtedness owed to, or Preferred Stock owned by, the Company or a Restricted Subsidiary of the Company) and/or (z) repurchase Senior Notes pursuant to a "Senior Note Asset Sale Offer" (pursuant to and as defined in the Senior Note Indenture for the purposes thereof as an "Asset Sale Offer") within 545 days of such Asset Sale. Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Replacement Assets or Replacement Telecommunications Assets and/or to reduce pari passu Indebtedness of the Company or the Guarantors to the extent permitted by the Convertible Note Indenture shall constitute "Convertible Note Excess Proceeds"; provided that, with respect to any Asset Sale by a Person which is not a Wholly-Owned Restricted Subsidiary, the amount of Net Cash Proceeds which shall constitute Convertible Note Excess Proceeds to be used to make a Convertible Note Asset Sale Offer shall be limited to the percentage of such unused Net Cash Proceeds received by such Person equal to a percentage determined by dividing the direct or indirect interest of the Company in the Capital Stock of such Person by the total then outstanding Capital Stock of such Person determined as of the date of such Asset Sale.

     Subject to the limitations set out in the next following paragraph, if at any time the aggregate amount of Convertible Note Excess Proceeds exceeds $5 million, the Company shall, within 30 days thereafter, use such Convertible Note Excess Proceeds to make a Convertible Note Asset Sale Offer on a pro rata basis from all holders of Convertible Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Convertible Note Excess Proceeds, at a purchase price (the "Offer Purchase Price") in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, Additional Amounts, if any, and Special Interest, if any, to the purchase date, in accordance with the procedures set forth in the Convertible Note Indenture; provided that, if any such assets subject to an Asset Sale constitute Senior Note Collateral or Telecommunication Assets subject to a Telecommunications Asset Agreement, the Company shall be required to apply that portion of such Excess Proceeds attributable to such Asset Sale of Senior Note Collateral, as is permitted to be so applied under the Senior Note Indenture (the "Permitted Portion"), first, to a Senior Note Asset Sale Offer unless the Senior Notes are no longer outstanding and the Senior Note Indenture has been satisfied and discharged and, to the extent that the aggregate amount paid pursuant to the Senior Note Asset Sale Offer is less than such Permitted Portion, then to a Convertible Note Asset Sale Offer; and provided further that if such assets subject to such Asset Sale are subject to a Lien which is pari passu with the Lien in favor of the Convertible Note Trustee, the Company shall only be required to apply a pro rata portion of such Convertible Note Excess Proceeds to the Convertible Note Asset Sale Offer. To the extent that assets subject to an Asset Sale are not and are not required to be subject to a Lien in favor of the Convertible Note Trustee, the Company may apply 100% of the Convertible Note Excess Proceeds thereof to the prepayment of obligations outstanding in respect of Indebtedness that is pari passu to the Convertible Notes or the Convertible Note Guarantees to the extent required thereunder provided that no such Convertible Note Excess Proceeds may be applied to the prepayment of the Senior Notes except pursuant to a Senior Note Asset Sale Offer. If (x) no obligations are outstanding in respect of or under such pari passu Indebtedness or (y) the holders of such pari passu Indebtedness entitled to receive payment elect not to receive the payments provided for in the previous sentence, or (z) the application of such Net Cash Proceeds results in the complete prepayment of all such Indebtedness, then such Convertible Note Excess Proceeds or any remaining portion thereof will be required to be applied by the Company to the Convertible Note Asset Sale Offer. Upon completion of a Convertible Note Asset Sale Offer (including payment of the Offer Purchase Price), any surplus Convertible Note Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes. Subject to the Company's complying with the provisions of the Senior Note Indenture and to the limitations set out in the next following paragraph, the Company may at any time by delivering an Officers' Certificate and Board Resolution to the Convertible Note Trustee waive its reinvestment options and proceed to make a Convertible Note Asset Sale Offer, notwithstanding that any applicable period for reinvestment shall not have expired.

     The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

  Right to Require Repurchase of Convertible Notes upon a Termination of Trading

     In the event of any Termination of Trading (as defined below) occurring after the Issue Date and on or prior to Maturity, each holder of Convertible Notes will have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Convertible Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Termination of Trading as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, Additional Amounts, if any, and Special Interest, if any, thereon to the Repurchase Date. On or prior to the Repurchase Date, the Company shall irrevocably deposit with the Convertible Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Convertible Notes which are to be repaid on or promptly following the Repurchase Date.

     Failure by the Company to provide timely notice of a Termination of Trading, as provided for below, or to repurchase the Convertible Notes when required under the preceding paragraph will result in an Event of Default under the Convertible Note Indenture whether or not such repurchase is permitted by the subordination provisions of the Convertible Note Indenture.

     On or before the 15th day after the occurrence of a Termination of Trading, the Company is obligated to mail to all holders of Convertible Notes a notice of the occurrence of such Termination of Trading, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Convertible Notes and the procedures which the holder must follow to exercise this right. To exercise the repurchase right, the holder of a Convertible Note must deliver, on or before the close of business on the Repurchase Date, irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and to the Convertible Note Trustee of the holder's exercise of such right, together with the certificates evidencing the Convertible Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice is irrevocable.

     A "Termination of Trading," shall occur if the Common Stock of the Company (or other common stock into which the Convertible Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     The right to require the Company to repurchase Convertible Notes as a result of the occurrence of a Termination of Trading could create an Event of Default under the Senior Note Indenture, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Convertible Notes. See "-- Subordination of Convertible Notes". Failure by the Company to repurchase the Convertible Notes when required will result in an Event of Default under the Convertible Note Indenture whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Convertible Notes upon a repurchase may be limited by certain financial covenants contained in the other then existing Indebtedness of the Company.

     The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Convertible Notes pursuant to an offer to repurchase upon a Termination of Trading.

     The foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company or the Restricted Subsidiaries that may adversely affect such holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such Common Stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

  Certain Covenants

     Set forth below are certain covenants contained in the Senior Note Indenture and, where expressly indicated, the Convertible Note Indenture:

     Limitation on Indebtedness

     The Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue any Disqualified Stock or permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided that the Company and its Restricted Subsidiaries other than the Leasing Companies or NWE Cyprus may incur Indebtedness or issue Disqualified Stock if, after giving effect to such issuance or incurrence on a pro forma basis, the Indebtedness to Operating Cash Flow Ratio of the Company does not exceed 5.0 to 1.0.

     The foregoing limitation will not apply to: (a) the incurrence by the Company of Indebtedness under the Revolving Credit Facilities, provided that the aggregate principal amount of Indebtedness at any time outstanding under or in respect of such facilities, together with any Indebtedness then outstanding which was permitted to be incurred pursuant to clauses (j) and (n) below, shall not exceed $25 million, and provided further that such Indebtedness of the Company may only be secured by Inventory and Receivables of the Company; (b) the Existing Indebtedness; (c) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to any of its Restricted Subsidiaries, provided that any such Indebtedness is junior and subordinate to the Notes and the Guarantees, if applicable, and such Indebtedness is held at all times by the Company or a Restricted Subsidiary of the Company; (d) Indebtedness of any Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary of the Company, provided that such intercompany Indebtedness is evidenced by an Intercompany Note or by a Telecommunications Asset Agreement; (e) Indebtedness of a Restricted Subsidiary constituting a sublease or conditional sale to a Restricted Subsidiary from another Restricted Subsidiary of Telecommunications Assets leased or sold to such other Restricted Subsidiary pursuant to a Telecommunications Asset Agreement; (f) the incurrence by the Company or any of its Restricted Subsidiaries other than the Leasing Companies or NWE Cyprus of Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the covenant described in this paragraph; (g) the incurrence by the Company of any Exchange Rate Obligations, provided that such Exchange Rate Obligations were entered into in connection with transactions in the ordinary course of business or the incurrence of Indebtedness that is permitted by the covenant described in this paragraph; (h) the incurrence of Indebtedness evidenced by the Senior Notes and the Senior Note Guarantees pursuant to the Senior Note Indenture and the Senior Note Collateral Documents and by the Convertible Notes and the Convertible Note Guarantees pursuant to the Convertible Note Indenture and the Convertible Note Collateral Documents; (i) Indebtedness in respect of performance, surety or appeal bonds provided by the

Company in the ordinary course of business; (j) Indebtedness of Restricted Subsidiaries other than Leasing Companies or NWE Cyprus in an aggregate principal amount not to exceed $15 million at any one time outstanding, provided that the aggregate principal amount of all such Indebtedness at any time outstanding, together with Indebtedness then outstanding which was permitted to be incurred pursuant to clauses (a) above and (n) below, shall not exceed $25 million; (k) International Vendor Indebtedness not to exceed an aggregate principal amount of $40 million at any one time outstanding, provided that Leasing Companies and NWE Cyprus may not incur any International Vendor Indebtedness; (l) the incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness permitted pursuant to clause (b) or (h) of this paragraph, provided that (i) the amount of such Refinancing Indebtedness shall not exceed the principal amount of, premium, if any, and accrued interest (and Additional Amounts and Special Interest on the Notes) on the Indebtedness so Refinanced (or if such Indebtedness was issued with original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith, (ii) such Refinancing Indebtedness shall have a stated maturity no earlier than the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, such Refinancing Indebtedness shall be subordinated in right of payment to the Senior Notes or the Senior Guarantees, as applicable, on terms at least as favorable to the holders of the Senior Notes as those contained in the documentation governing the Indebtedness being so Refinanced, and (v) no Restricted Subsidiary shall incur Refinancing Indebtedness to Refinance Indebtedness of the Company or another Restricted Subsidiary; (m) the incurrence of Indebtedness representing reimbursement obligations to issuers of permitted bona fide letters of credit; (n) the incurrence by the Company of Indebtedness under the Revolving Credit Agreement, including all guarantees given in connection therewith, provided that such Revolving Credit Agreement is not changed or amended in any way except to conform the covenants thereof (and the related definitions of terms used therein) to the corresponding covenants (and related definitions) of the Indentures; and (o) Indebtedness of the Company or any Restricted Subsidiary constituting a guarantee of Indebtedness permitted to be incurred pursuant to clauses (j) and (k) above, provided that (A) any such guarantee by the Company shall not, for purposes only of clause (a) above, constitute "Indebtedness", and (B) any such guarantee by a Restricted Subsidiary (other than any guarantee referred to in clause (n) above) shall, constitute "Indebtedness", including for the purposes of clause (a) above, and provided further, that no such guarantee of Indebtedness incurred pursuant to clause (j) or (k) above shall be secured by a Lien on Property of the Company or any Restricted Subsidiary.

     Limitation on Issuances of Guarantees by Restricted Subsidiaries

     Both the Senior Note Indenture and the Convertible Note Indenture provide that the Company will not permit any Restricted Subsidiary to guarantee, directly or indirectly, any Indebtedness of the Company, other than pursuant to the Guarantees or the guarantees given in connection with the Revolving Credit Agreement.

     Limitation on Liens

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) on or with respect to any of its Property or assets now owned or hereafter acquired, or any interest therein or any income or profits therefrom, without effectively providing that the Senior Notes and/or the Senior Note Guarantees, as applicable, shall be secured equally and ratably with (and provided that the Senior Notes and/ or the Senior Note Guarantees, as applicable, shall be secured prior to any secured obligation that is subordinated in right of payment to the Senior Notes and/or the Senior Note Guarantees, as applicable) the obligations so secured for so long as such obligations are so secured.

     Limitation on Sale and Leaseback Transactions

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Senior Note Trustee) of the Property or assets subject to such transaction; (ii) the Attributable Indebtedness of the Company or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted by the covenant described under "-- Limitation on Indebtedness" and any Liens granted thereby would be permitted by the covenant described under "-- Limitation on Liens"; and (iii) the Net Cash Proceeds from such transaction are applied in accordance with the provisions described under "-- Asset Sales."

     Restricted Payments

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment (i) no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness"; and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, plus (B) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale (other than to a Subsidiary) of shares of its Qualified Stock, including Qualified Stock issued upon the exercise of options, warrants or rights to purchase Qualified Stock, plus (C) 100% of the amount of any Indebtedness of the Company or any of its Restricted Subsidiaries (as expressed on the face of a balance sheet in accordance with GAAP), or the carrying value of any Disqualified Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Qualified Stock of the Company subsequent to the Issue Date, less the amount of any cash, or the value of any other Property distributed by the Company or its Restricted Subsidiaries upon such conversion, exchange or satisfaction, plus (D) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and in each such case which was treated as a Restricted Payment, minus (E) 100% of the amount of Investments made or dividends paid pursuant to clauses (v), (vi) and (vii) of the following paragraph subsequent to the Issue Date.

     The foregoing limitations shall not prevent the Company from (i) paying a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Senior Note Indenture; (ii) retiring (A) any Capital Stock of the Company or any Restricted Subsidiary of the Company or (B) Indebtedness of the Company that is subordinate to the Notes or (C) Indebtedness of a Restricted Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale of, Qualified Stock of the Company; (iii) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, retiring any Indebtedness of the Company subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), provided that such new Indebtedness (A) is subordinated in right of payment to the Notes at least to the same extent as,
(B) has an Average Life at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so retired; (iv) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, retiring any Indebtedness of a Restricted Subsidiary of the Company in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company or any Restricted Subsidiary that is permitted under the covenant described under "-- Limitation on Indebtedness" and that (A) is not secured by any assets of the Company or any Restricted Subsidiary to a greater extent than the retired Indebtedness was so secured, (B) has an Average Life at least as long as the retired Indebtedness and (C) is subordinated in right of payment to the Notes or the Guarantees, as applicable, at least to the same extent as the retired Indebtedness; (v) so long as no Default or Event of Default under the Senior
Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, making loans to members of management of the Company as required pursuant to employment agreements with such members, in an aggregate principal amount not to exceed $500,000, provided that any repayment of such loans (but only to the extent such payments are not included in the calculation of Consolidated Net Income of the Company) shall reduce the amount of such Investments; (vi) so long as no Default or Event of Default under the Senior
Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, making Investments in Qualified Joint Ventures in an aggregate amount not to exceed $5 million, provided that any repayment of loans or advances, return of capital or other transfer of Property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income of the Company) shall reduce the amount of such Investments; (vii) paying dividends to minority stockholders or partners of a Restricted Subsidiary (other than to a Person who is otherwise an Affiliate), provided that the Company or the Restricted Subsidiary that is the stockholder or partner of such non-Wholly Owned Restricted Subsidiary shall receive pro rata dividends at the same time and in the same form and composition of consideration as the dividends paid to the minority stockholders or partners; and (viii) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing, the Company may redeem the Convertible Notes pursuant to the terms of the Convertible Note Indenture or repurchase Convertible Notes pursuant to a Change of Control Offer, a Convertible Note Asset Sale Offer or a repurchase offer upon a Termination of Trading of the Common Shares of the Company pursuant to the terms of the Convertible Note Indenture.

     Not later than the date of making any Restricted Payment, any Investment made pursuant to clause (vi) of the previous paragraph, any dividend made pursuant to clause (vii) of the previous paragraph, and any redemption or repurchase made pursuant to clause (viii) of the previous paragraph, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment, dividend, Investment or redemption is permitted and setting forth the basis upon which any required calculations were computed, which calculations may be based upon the Company's or applicable Restricted Subsidiary's latest available financial statements.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective or enter into an encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company; or (iii) to transfer any of its Property or assets to the Company or any other Restricted Subsidiary of the Company, except: (a) any encumbrance or restriction existing as of the Issue Date pursuant to the Senior Note Indenture or the Senior Note Collateral Documents, the Convertible Note Indenture or the Convertible Note Collateral Documents, an agreement relating to the Revolving Credit Facilities or the Existing Indebtedness or any existing agreement listed on a schedule to the Senior Note Indenture or contained in the Telecommunications Asset Leases and the Intercompany Notes and the related collateral documents; (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or Property, so long as the encumbrances or restrictions in any such agreement related solely to the assets or Property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof); (c) any encumbrances or restrictions relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Company or any Restricted Subsidiary (other than Indebtedness incurred by such Restricted Subsidiary in connection with or in anticipation of its acquisition), provided that the EBITDA of such Restricted Subsidiary is not taken into account in determining whether such acquisition is permitted by the terms of the Senior
Note Indenture; (d) any encumbrance or restriction pursuant to an agreement effecting a permitted Refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Refinancing agreement are not materially more restrictive than the encumbrances and restriction contained in such agreements; (e) customary provisions restricting subletting or assignment of any lease of the Company or any Restricted Subsidiary or customary provisions in certain agreements that restrict the assignment of such agreement or any rights thereunder; (f) any temporary encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Restricted Subsidiary; and (g) any restriction on the sale or other disposition of assets or Property securing Indebtedness as a result of a Permitted Lien on such assets or Property permitted by the covenant described under "-- Limitation on Liens."

     Limitation on Issuance and Sale of Preferred Stock of Restricted
Subsidiaries

     The Company (i) shall not permit any Restricted Subsidiary to issue any Preferred Stock other than to the Company or a Restricted Subsidiary (provided that the Leasing Companies and NWE Cyprus may not issue Preferred Stock to a Restricted Subsidiary), and (ii) shall not permit any Person other than the Company or a Restricted Subsidiary to own any Preferred Stock of any Restricted Subsidiary, except for (a) a sale of 100% of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "-- Asset Sales"; (b) Preferred Stock of a Restricted Subsidiary issued and outstanding on the Issue Date and held by Persons other than the Company or any Restricted Subsidiary; (c) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by the Company; and
(d) any Disqualified Stock permitted to be issued under the covenant described under "-- Limitation on Indebtedness".

     Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of, any of its Property or assets to, or purchase any Property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction complies with the other covenants of the Senior Note Indenture, (b) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate and (c) the Company delivers to the Senior Note Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, a Board Resolution certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested directors who have determined that such Affiliate Transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $25 million, an opinion as to the fairness from a financial point of view to the Company or such Restricted Subsidiary issued by an investment banking firm of national standing, or in the case of a transaction involving a sale or transfer of assets subject to valuation such as real estate, an appraisal issue by a nationally recognized appraisal firm, together with an Officers' Certificate to the effect that such opinion complies with this clause (ii); provided that the following shall not be deemed Affiliate

Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director of the Company or any Restricted Subsidiary approved by the Board of Directors and consistent with industry practice; (iii) transactions between or among the Company, its Wholly-Owned Restricted Subsidiaries or its majority-owned Restricted Subsidiaries (so long as no minority interest is owned by a Person which is otherwise an Affiliate, provided that the indirect beneficial ownership interest of Cable & Wireless in PeterStar will not be deemed to be such a minority interest so long as Cable & Wireless does not directly or indirectly own beneficially more than 11% of PeterStar);
(iv) transactions constituting Restricted Payments permitted by the covenant described under "-- Restricted Payments"; and (v) transactions pursuant to contracts existing on the Issue Date and listed on a schedule to the Senior Note Indenture; and (vi) loans and advances to employees and officers of the Company or a Restricted Subsidiary in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, provided that the aggregate principal amount of all such loans and advances shall not exceed $500,000 at any one time outstanding.

     Restricted and Unrestricted Subsidiaries

     Both the Senior Note and the Convertible Note Indentures provide that the Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries, other than the Leasing Companies, NWE Cyprus, WTC and Technocom, as an Unrestricted Subsidiary, provided that (i) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is guaranteed by the Company or any Restricted Subsidiary, (y) is recourse to or obligates the Company or any Restricted Subsidiary in any way or (z) subjects any Property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingent or otherwise, to the satisfaction thereof, (ii) such Subsidiary does not have any obligations which, if in default, would result in a cross default on Indebtedness of the Company or a Restricted Subsidiary (other than Indebtedness to the Company or a Restricted Subsidiary) and (iii) such Subsidiary has total assets of $50,000 or less or such designation is effective immediately upon such Person's becoming a Subsidiary. Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary, directly or indirectly, held Capital Stock of a Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof. Except for Restricted Subsidiaries' having total assets of $50,000 or less, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

     The Senior Note Indenture further provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed Subsidiary having no outstanding Indebtedness (other than Indebtedness to the Company or a Restricted Subsidiary) at the date of determination) becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" and (ii) no Default or Event of Default under the Senior Note Indenture would occur.

     Subject to preceding paragraph in the case of the Senior Note Indenture, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, which designation, in the case of the Senior Note Indenture, shall be made in compliance with the preceding paragraph, shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustees and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustees.

     Limitations on Line of Business

     The Senior Note Indenture provides that neither the Company nor any of its Restricted Subsidiaries will directly or indirectly engage to any substantial extent in any lines or lines of business activity other than the Telecommunications Business.

     Limitation on Sales of Telecommunications Asset Leases or Qualified Investments

     The Leasing Companies will not directly or indirectly transfer, convey, sell, lease or make any other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) of a Telecommunications Asset Agreement or any Qualified Investments.

     Reports

     The Senior Note Indenture and the Convertible Note Indenture provide that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual and other reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Note Register and to any Persons that request such reports in writing, without cost to such holders or Persons, and (ii) file with the applicable Trustee, copies of the annual and other reports and other documents (without exhibits) which the Company has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report with the Commission if the Commission does not permit such filing.

     Leasing Companies and NWE Cyprus

     The Senior Note Indenture and the Convertible Note Indenture provide that each Leasing Company shall at all times remain a special purpose U.S. or Cypriot corporation which is a Guarantor and a Wholly-Owned Restricted Subsidiary with corporate organizational documents containing certain limitations (including restrictions on the nature of the Leasing Company's business, the requirement of independent directors being on its Board of Directors, and a restriction on its ability to commence a voluntary case or proceeding under any applicable bankruptcy or insolvency law without the prior unanimous affirmative vote of all of its directors). NWE Cyprus shall at all times remain a Cypriot corporation and a Wholly-Owned Subsidiary.

     Technocom

     The Senior Note Indenture and the Convertible Note Indenture provide that Technocom may not, in any transaction or series of related transactions, consolidate with, or merge with or into, any other Person or otherwise change its domicile into any other jurisdiction (through a sale of assets or otherwise) unless Technocom or such Person, as the case may be, continues to be owned in an identical proportion and manner as Technocom is owned immediately prior to such consolidation or merger or change of domicile, the preferential $20 million dividend and liquidation, dissolution or winding-up rights of the Technocom Preferred Stock are not changed, there is no class of Capital Stock authorized having rights superior to the Technocom Preferred Stock after giving effect to such transaction or transactions, and such consolidation, merger, or other change of domicile does not adversely affect the perfection or priority of the Liens in the Technocom Preferred Stock.

     Collateral Agents

     The Senior Note Indenture and the Convertible Note Indenture provide that in the event that any collateral agent appointed on or before the Issue Date or thereafter in respect of one or more jurisdictions resigns or is terminated without the contemporaneous appointment of a new collateral agent in such jurisdiction or jurisdictions, the Company shall procure or cause to be procured, within 45 days after the Senior Note Trustee or the Convertible Note Trustee, as the case may be, has given notice to the Company of such resignation or termination, a recognized financial institution, with capital of not less than $10 million, in such jurisdiction or jurisdictions, which the Senior Note Trustee or the Convertible Note Trustee may lawfully appoint as a collateral agent in respect of Senior Note Collateral or Convertible Note Collateral.

     WTC

     The Senior Note Indenture and the Convertible Note Indenture provide that, provided no Default or Event of Default has occurred and is continuing or would occur as a result of the following transaction, WTC may consolidate with or merge with NWE Cyprus or transfer all or substantially all of its assets to NWE Cyprus in connection with a winding-up or liquidation of WTC.

  Consolidation, Merger, Conveyance, Lease or Transfer

     The Indentures provide that the Company shall not, in any transaction or series of related transactions, consolidate with, or merge with or into, any other Person or permit any other Person to merge with or into the Company (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person, unless:

          (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and its Restricted Subsidiaries taken as a whole (any such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of Canada or any province or political subdivision thereof or the United States of America, any political subdivision thereof, any state thereof or the District of Columbia, or the United Kingdom or Bermuda and shall expressly assume, by a supplemental indenture and other appropriate Collateral Documents in form reasonably satisfactory to the applicable Trustee, the due and punctual payment of the principal of (and premium, if any) and interest and Additional Amounts, if any, and Special Interest, if any, on all the Notes and the performance of the Company's covenants and obligations under the applicable Indenture and the related Collateral Documents;

          (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default or Default under the Senior Note Indenture or the Convertible Note Indenture, as applicable, shall have occurred and be continuing or would result therefrom;

          (iii) in the case of the Senior Note Indenture only, immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or scenes of transactions) the Company (or the Surviving Entity, if the Company is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to the Indebtedness to Operating Cash Flow Ratio text set forth in the applicable Indenture and described in the first paragraph of "-- Limitation on Indebtedness";

          (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company (or the Surviving Entity, if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

          (v) the Company (or the Surviving Entity, if the Company is not continuing) would not be subject to any materially adverse tax effect as a result of such transaction or series of transactions.

     In connection with any consolidation, merger, conveyance, lease or other disposition contemplated by the preceding paragraph, the Company shall deliver, or cause to be delivered, to each Trustee, in form reasonably satisfactory to such Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture in respect thereto comply with the applicable Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

  Events of Default

     Each of the following is an "Event of Default" under the Indentures (except where otherwise expressly indicated):

          (a) default in the payment of interest (or Additional Amounts and Special Interest, if any) on, or any other amount due in respect of, any
     Note issued pursuant to such Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of (or premium, if any, on) any Note issued pursuant to such Indenture at its Maturity, upon optional redemption, required repurchase (including pursuant to a Change of Control Offer, an Asset Sale Offer or, in the case of the Convertible Note Indenture, a repurchase offer upon a Termination of Trading of the Common Shares) or otherwise or the failure to make an offer to purchase any Note as required in such Indenture;

          (c) in the case of the Senior Note Indenture, the Company fails to comply with any of its covenants or agreements contained in such Indenture and described in "-- Limitation on Indebtedness", "-- Limitation on Sale and Leaseback Transactions", "-- Restricted Payments" or "-- Collateral Agents", in the case of both Indentures, fails to perform or comply with the provisions described under "-- Repurchase at the Option of Holders upon a Change of Control," "-- Asset Sales" or "-- Consolidation, Merger, Conveyance, Lease or Transfer," or in the case of the Convertible Note Indenture, fails to perform or comply with the provisions described under "-- Right to Require Repurchase of Convertible Notes Upon a Termination of Trading;"

          (d) default in the performance, or breach, of any covenant or warranty of the Company in such Indenture (other than a covenant or warranty addressed in (a), (b) or (c) above) or any Collateral Document and continuance of such Default or breach for a period of 45 days after written notice thereof has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding applicable Notes;

          (e) in the case of the Convertible Note Indenture, the occurrence and continuance of an Event of Default under the Senior Note Indenture for a period of 15 days after written notice of the occurrence of such Event of Default has been given to the Company by the Convertible Note Trustee or a holder or holders of Convertible Notes, which notice states that such an event constitutes a Default under the Convertible Note Indenture;

          (f) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $10 million;

          (g) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

          (h) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging the Company or any Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Company or any Significant Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or ordering the winding-up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

          (i) (i) the commencement by the Company or any Significant Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Significant Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Restricted Subsidiary; or (iii) the filing by the Company or any Significant Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law; or
     (iv) the consent by the Company or any Significant Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary or the making by the Company or any Significant Restricted Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Restricted Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Company or any Significant Restricted Subsidiary in furtherance of any such action;

          (j) any related Guarantee or Collateral Document ceases to be in effect (except as otherwise permitted by such Indenture or the related Collateral Documents), or the Company or any Guarantor shall deny or disaffirm its obligations under its related Guarantee, any related Collateral Document or the applicable Notes, or the applicable Notes and/or the related Guarantees fail to be secured by any theretofore perfected security interests or liens in the Collateral (except as permitted by such Indenture or the related Collateral Documents), which in each circumstance continues for a period of 30 days after receipt of a written notice thereof from the Trustee to the Company, or from holders of at least 25% of the aggregate principal amount of such Notes then outstanding to the Company and the applicable Trustee;

          (k) with respect to the Senior Note Indenture, a Change of Control described in clause (i) of "-- Certain Definitions -- Change of Control" occurs or, with respect to the Convertible Note Indenture, a Change of Control described in any of clauses (i), (ii) or (iii) of "-- Certain Definitions -- Change of Control" occurs; or

          (l) if any assets of the Company or any of its Restricted Subsidiaries shall be nationalized, expropriated, declared forfeit or otherwise permanently taken by governmental action (the "Seized Assets"), and the book value of such Seized Assets (less the book value of the expropriation proceeds) shall constitute more than 15% of the book value, on a consolidated basis, of all of the Company's assets minus current assets as they are reported on the Company's most recent quarterly consolidated balance sheet.

     If any Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing, or if an Event of Default specified in clause (k) above occurs and is continuing and the Company fails to make the Change of Control Offer as described under "-- Repurchase at the Option of the Holders upon a Change of Control", then and in every such case the applicable Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Senior Notes or the Convertible Notes, as the case may be, may declare the Default Amount of, premium, if any, and any accrued and unpaid interest (and Additional Amounts, if any, and Special Interest, if any) on all such Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the applicable Trustee if given by holders of such Notes), and upon any such declaration, all amounts payable in respect of the Senior Notes and the Convertible Notes, as the case may be, will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the Default Amount of, premium if any, and any accrued and unpaid interest (and Additional Amounts, if any, and Special Interest, if any) on the Senior Notes or the Convertible Notes, as the case may be, then outstanding shall become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder of such Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured, or waived by the holders of the relevant Indebtedness, within 60 days after such event of default. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled (A) if the Senior Notes have been repaid,
(B) if the Event of Default under the Senior Note Indenture triggering such Event of Default pursuant to clause (e) above shall be remedied or cured, or waived by the holders of the Senior Notes, or (C) if the Senior Notes have been accelerated, then the acceleration of the Senior Notes shall have been rescinded within 60 days of the occurrence of such Event of Default under the Senior Note Indenture, and, in the case of clauses (A), (B) or (C) above, the Senior Note Trustee so certifies to the Convertible Note Trustee, provided that any such event described in clause (A), (B) or (C) above must occur prior to the commencement of foreclosure proceedings or other enforcement proceedings with respect to the Convertible Note Indenture or any of the Convertible Note Collateral Documents. Until and including November 30, 1998, the "Default Amount" shall equal the Accreted Value of the Senior Notes and 100% of the principal amount at Stated Maturity of the Convertible Notes, as applicable. On or after December 1, 1998, the Default Amount shall equal 100% of the principal amount at Stated Maturity of the Senior Notes or the Convertible Notes, as applicable. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Senior Notes or the outstanding Convertible Notes, as applicable, by notice to the Company and the Trustee may rescind an acceleration and its consequences.

     The holders of a majority in aggregate principal amount at Stated Maturity of the Senior Notes or the outstanding Convertible Notes then outstanding, as applicable, by notice to the applicable Trustee may on behalf of the holders of all such Notes waive any existing Default or Event of Default under the applicable Indenture and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest (and Additional Amounts, if any, and Special Interest, if any) on, premium, if any, on or the principal of, such Notes. Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, the applicable Trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any of the holders, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to the provisions of the Senior Note Indenture or the Convertible Note Indenture, as the case may be, and applicable law, the holders of a majority in aggregate principal amount of the Senior Notes or the Convertible Notes, as applicable, at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred upon such Trustee.

     The Company is required to deliver to each Trustee annually a statement regarding compliance with the respective Indentures, and the Company is required within 5 days after becoming aware of any Default or Event of Default under the respective Indentures, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

  Ability to Realize on Collateral

     The proceeds of any sale of the Senior Note Collateral in whole pursuant to the Senior Note Indenture and the related Senior Note Collateral Documents following an Event of Default may not be sufficient to satisfy payments due on, first, the Senior Notes and/or, second, the Convertible Notes. Similarly, the proceeds of any sale of Convertible Note Collateral in whole pursuant to the Convertible Note Indenture and the related Convertible Note Collateral Documents following an Event of Default may not be sufficient to satisfy payments due on, first, the Convertible Notes and/or, second, the Senior Notes. In addition, the ability of the holders of the Notes to realize upon the Collateral may be limited in the event of a bankruptcy or insolvency or pursuant to applicable laws, including securities laws.

     If an Event of Default occurs and is continuing and the Senior Notes or the Convertible Notes become payable in full, the applicable Trustee, on behalf of the holders of the Senior Notes or the Convertible Notes, as applicable, in addition to any other rights or remedies available to it under the Senior Note Indenture and the Senior Note Collateral Documents or the Convertible Note Indenture and the related Convertible Note Collateral Documents, may take such action as it deems advisable to protect and enforce its rights in the Senior Note Collateral or Convertible Note Collateral, including the institution of sale or foreclosure proceedings. The proceeds received by such Trustee from any such sale or foreclosure will be applied by such Trustee first to pay the expenses of such sale or foreclosure and fees and other amounts then payable to the Trustee under the applicable Indenture, and thereafter to pay amounts due and payable with respect to the applicable Notes.

     The right of the Senior Note Trustee or the Convertible Note Trustee to repossess and dispose of the Senior Note Collateral or the Convertible Note Collateral, as applicable, upon acceleration of the Senior Notes or the Convertible Notes, as applicable, is likely to be significantly impaired by applicable bankruptcy or insolvency law if a bankruptcy or insolvency proceeding were to be commenced by or against the Company or any Guarantor prior to or possibly even after such Trustee has repossessed and disposed of the Senior Note Collateral or the Convertible Note Collateral, as applicable. Under the United States Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable U.S. bankruptcy law generally permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional or replacement security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Notes or the Senior Note Guarantees or under the Convertible Notes or the Convertible Note Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Senior Note Trustee or the Convertible Note Trustee would repossess or dispose of the Senior Note Collateral or the Convertible Note Collateral, as applicable, or whether or to what extent holders of the Senior Notes and the Convertible Notes would be compensated for any delay in payment or loss of value of the Senior Note Collateral or the Convertible Note Collateral, as applicable, through the requirements of "adequate protection." Furthermore, in the event that the bankruptcy court determines that the value of the Senior Note Collateral or the Convertible Note Collateral, as applicable, is not sufficient to repay all amounts due on the Notes, the holders of the Senior Notes or the Convertible Notes, as applicable, would have "undersecured claims." Applicable U.S. bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

     Under applicable Cypriot law, after the presentation of a winding up petition in respect of a Cyprus company any disposition of, including any attachment, sequestration, distress or execution against, property of such company or any transfer of shares or alteration in the status of members of such company is void unless approved by the court. The court has authority to authorize dispositions of property if such disposition would benefit creditors of such company. The liquidator of a company subject to winding up proceedings is required to take under his custody or control all property to which such company is or appears to be entitled. Subject to court approval, a creditor holding a lien, charge or other security interest in property of the company in liquidation may (a) realize the security and prove for any balance as an unsecured creditor, (b) estimate the value of its security and prove for the balance, in which event the liquidator may redeem the security at that value or require a sale of the applicable property, (c) surrender the security and prove as an unsecured creditor or (d) rely entirely on its security.

     Each of the Indentures contains a provision that, during the continuance of an Event of Default thereunder, the applicable Trustee will give no instructions to a collateral agent under any of the Senior Note Collateral Documents or the Convertible Note Collateral Documents, as the case may be, relating to Collateral outside of the United States until the holders of a majority in aggregate principal amount at Stated Maturity of the Senior Notes or holders of a majority in aggregate principal amount of the Convertible Notes, as the case may be, instruct the applicable Trustee to act or give instructions to a collateral agent to act. This procedure may delay the Trustees or any collateral agent from taking on a timely basis actions which are necessary or appropriate with regard to such Collateral.

  Possession, Use and Release of Collateral

     All funds deposited in the Company Senior Note Escrow Account representing net proceeds of the Senior Notes constitute Collateral and will, at the direction of the Company except during the continuance of a Default or an Event of Default, be invested in Eligible Cash Equivalents. Up to $9 million of such funds may be utilized by the Company to make Qualified Investments if, in respect of each such Qualified Investment, (i) no Default or Event of Default under the Senior Note Indenture has occurred and is continuing or will occur as a result thereof, (ii) a Lien on such Qualified Investment is granted to the Senior Note Trustee or a collateral agent for the benefit of the Senior Note Trustee and the equal and ratable benefit of the holders of the Senior Notes and the benefit of the Convertible Note Trustee and the equal and ratable benefit of the holders of the Convertible Notes so long as the Convertible Notes remain outstanding to secure the Senior Notes, the Senior Note Guarantees and the other obligations of the Company and the Guarantors under the Senior Note Indenture and the other Senior Note Collateral Documents and to secure the Convertible Notes and the other obligations of the Company and the Guarantors under the Convertible Notes, the Convertible Note Indenture and the Convertible Note Collateral Documents; (iii) the entity in which such Qualified Investment is made has all licenses, registrations and permits necessary to operate the Telecommunications Business in which it is engaging or proposes to engage on the date of such Qualified Investment; (iv) all licenses, registrations and permits required for such Qualified Investment and such Liens have been obtained; and
(v) appropriate Collateral Documents have been executed and delivered and properly recorded, registered and filed to the extent necessary to make effective the Liens intended to be created therein. Pursuant to such provision, $9 million has been utilized by the Company, together with other borrowed funds, to acquire an additional 29.65% interest in Technocom. $8 million of the funds retained in the Company Senior Note Escrow Account may be advanced to Technocom pursuant to a short-term promissory note (the "Technocom Note"), if (i) no Default or Event of Default under either the Senior Note Indenture or the Convertible Note Indenture has occurred and is continuing, (ii) Technocom is utilizing such funds to make payments due under existing contracts, or contracts (including amendments to or extensions of existing contracts) to be entered into, for the purchase of Telecommunications Assets, (iii) such Telecommunications Assets are being made available by Technocom to Teleport-TP pursuant to a Telecommunications Asset Agreement between them, (iv) first priority Liens on (A) the Technocom Note have been or are contemporaneously granted to the Senior Note Trustee or a collateral agent for the benefit of the Senior Note Trustee and the equal and ratable benefit of the holders of the Senior Notes to secure the Senior Notes, the guarantees under the Senior Note Indenture and the other obligations of the Company and the Guarantors under the Senior Note Indenture and the other Senior Note Collateral Documents, and so long as the Convertible Notes remain outstanding, for the benefit of the Convertible Note Trustee and the holders of the Convertible Notes, to secure the Convertible Notes and the guarantees under the Convertible Note Indenture and the other obligations of the Company and the Guarantors under the Convertible
Note Indenture and the Convertible Note Collateral Documents, and (B) such Telecommunications Asset Agreement have been or are contemporaneously granted to the

Company to secure the Technocom Note, (v) Teleport-TP has or has applied for all licenses, registrations and permits necessary to operate the Telecommunications Assets subject to such Telecommunications Asset Agreement and the Telecommunications Business for which such Telecommunications Assets are intended to be utilized, and (vi) appropriate Collateral Documents have been executed and delivered and properly recorded, registered and filed to the extent necessary to make effective the first priority Lien intended to be created therein and have been delivered to the Senior Note Trustee or the collateral agent. Pursuant to such provision and as authorized by the First Supplemental Indenture, $8 million has been advanced to Technocom pursuant to the Technocom Note. The remaining funds retained in the Company Senior Note Escrow Account are required to be utilized by the Company to purchase Capital Stock of the Leasing Companies, or to make intercompany loans to the Leasing Companies evidenced by Intercompany Notes, which will constitute Collateral, by transferring such funds to the applicable Leasing Company Escrow Accounts of such Leasing Companies, if
(i) no Default or Event of Default under the Senior Note Indenture has occurred and is continuing or will occur as a result thereof, (ii) the applicable Leasing Company utilizes such funds (except for funds to be utilized for Qualified Investments to the extent permitted by the Senior Note Indenture) to purchase, or to collateralize a bona fide letter of credit in favor of the supplier thereof in connection with the purchase of, Telecommunications Assets and in connection therewith to pay associated freight, insurance, import and export license, customs, value added tax, installation and software license (provided that such license relates to software required to operate such Telecommunications Assets) costs required to be paid under, or in order to implement the contract(s) for the purchase of such Telecommunications Assets ("Associated Soft Costs") contemporaneously with such purchase of Capital Stock or intercompany loan, as applicable, from a supplier located in the United States, Canada, Western Europe (including Scandinavia), Israel, Japan, Taiwan and South Korea, provided that the amount of such funds utilized to pay for Associated Soft Costs shall not be greater than 15% of the purchase price of the related Telecommunications Assets, and provided further that any funds utilized to collateralize such a letter of credit and not used to reimburse the issuer thereof shall, upon release of such funds, promptly be deposited in the Company Senior Note Escrow Account, (iii) the Leasing Company contemporaneously enters into a Telecommunications Asset Agreement covering such Telecommunications Assets with a Restricted Subsidiary or Qualified Joint Venture requiring such Restricted Subsidiary or Qualified Joint Venture to pay for such Telecommunications Assets and Associated Soft Costs, (iv) Liens on such Telecommunications Asset Agreement are granted to the Senior Note Trustee or a collateral agent for the benefit of the Senior Note Trustee and the equal and ratable benefit of the holders of the Senior Notes, to secure the Senior Notes, the Guarantees and the other obligations of the Company and the Guarantors under the Senior Note Indenture and the other Senior Note Collateral Documents and to secure any applicable Intercompany Note and, so long as the Convertible Notes remain outstanding, for the benefit of the Convertible Note Trustee and the holders of the Convertible Notes, to secure the Convertible Notes and the Guarantees under the Convertible Note Indenture and the other obligations of the Company or the Guarantors under the Convertible Note Indenture and the Convertible Note Collateral Documents; (v) the Restricted Subsidiary or Qualified Joint Venture that will be the lessee or purchaser under the applicable Telecommunications Asset Agreement has or has applied for all licenses, registrations and permits necessary to operate the Telecommunications Assets subject to such Telecommunications Asset Agreement and the Telecommunications Business for which such Telecommunications Assets are intended to be utilized; and (vi) appropriate Collateral Documents have been executed and delivered and properly recorded, registered and filed to the extent necessary to make effective the Lien intended to be created therein and have been delivered to the Senior Note Trustee or the collateral agent. All payments made by an investee, an obligor or a lessee to any Leasing Company in respect of any Qualified Investments or Intercompany Notes held by such Leasing Company or any Telecommunications Asset Agreement shall be promptly deposited, without commingling prior to such deposit, in the applicable Leasing Company Escrow Account and will also constitute Collateral and be subject to a first priority perfected Lien in favor of the Senior Note Trustee or a collateral agent and may be utilized (x) to purchase additional Telecommunications Assets for additional Telecommunications Asset Agreements if the following conditions are satisfied:
(i) no Default or Event of Default under the Senior Note Indenture has occurred and is continuing or will occur as a result thereof; (ii) the applicable Leasing Company utilized such funds to purchase such Telecommunications Assets from a supplier located in the United States, Canada, Western Europe (including Scandinavia), Israel, Japan, Taiwan and South Korea; (iii) the applicable Leasing Company contemporaneously enters into a

Telecommunications Asset Agreement covering such Telecommunications Assets with a Restricted Subsidiary or a Qualified Joint Venture; (iv) Liens on such Telecommunications Assets and Telecommunications Asset Agreement are granted to the Senior Note Trustee or a collateral agent for the benefit of the Senior Note Trustee and the equal and ratable benefit of the holders to secure the Senior Notes, the Guarantees and the other obligations of the Company and the Guarantors under the Senior Note Indenture and the other Collateral Documents and to secure any applicable Intercompany Note; (v) the Restricted Subsidiary or Qualified Joint Venture that will be the lessee or purchaser under the applicable Telecommunications Asset Agreement has or has applied for all licenses, registrations and permits necessary to operate the Telecommunications Assets subject to such Telecommunications Asset Agreement; and (vi) appropriate Collateral Documents have been executed and delivered and properly recorded, registered or filed to the extent necessary to make effective to the fullest extent permitted by law the Lien intended to be created therein; (y) to pay when due the Accreted Value, premium, if any, on and interest (including Additional Amounts, if any, and Special Interest, if any) on the Notes; and (z) provided that an aggregate amount equal to the interest due on the Senior Notes in the next succeeding 12 months (the "Minimum Amount") exclusive of amounts constituting the net proceeds of the Senior Notes or the Net Cash Proceeds of any Asset Sale (whether or not constituting Excess Proceeds or Aggregate Unused Proceeds) is in the Company Senior Note Escrow Account and the Leasing Company Escrow Accounts, which Minimum Amount may be utilized only for the purposes set forth in clauses (x) and (y) above, any amount in excess of such Minimum Amount may be invested by the Leasing Companies or the Company in Qualified Investments to the extent permitted by the Senior Note Indenture if, in respect of each such Qualified Investment, the following conditions are satisfied: (i) no Default or Event of Default under the Senior Note Indenture has occurred and is continuing or will occur as a result thereof; (ii) a Lien on the Qualified Investment is granted to the Senior Note Trustee or a collateral agent for the benefit of the Senior Note Trustee and the equal and ratable benefit of the holders of the Senior Notes, to secure the Senior Notes and the Guarantees under the Senior
Note Indenture and to secure any applicable Intercompany Note; (iii) the entity in which such Qualified Investment is made has all licenses, registrations and permits necessary to operate the Telecommunications Business in which it is engaging or proposes to engage on the date of such Qualified Investment; (iv) all licenses, registrations and permits required for such Qualified Investment and such Lien have been obtained; and (v) appropriate Collateral Documents have been executed and delivered and properly recorded, registered or filed to the extent necessary to make effective to the fullest extent permitted by law the Lien intended to be created therein. Any Telecommunications Assets purchased with the net proceeds of the Senior Notes that are subject to a Telecommunications Asset Agreement or a series of related Telecommunications Asset Agreements may not be transferred or shipped to the lessee or purchaser under the applicable Telecommunications Asset Agreement or Agreements or to a jurisdiction other than the United States, Canada, Western Europe (including Scandinavia), Israel, Japan, Taiwan and South Korea unless the applicable lessee or purchaser has all licenses, registrations and permits necessary to operate such Telecommunications Assets and the Telecommunications Business for which such Telecommunications Assets are intended and the Company delivers to the Trustee a favorable opinion of counsel to such effect. With respect to any Telecommunications Assets not purchased with the net proceeds of the Senior Notes, up to $5 million of such Telecommunication Assets may be shipped or transferred to such lessee or purchaser at any time without such opinion of counsel being required but thereafter, on each occasion when $5 million in the aggregate of such Telecommunication Assets shall have been shipped or transferred, such opinion of counsel shall be delivered before any additional Telecommunication Assets may be shipped or transferred. See "-- Certain Definitions -- Permitted Investments."

     Although all Pledged Stock, all Intercompany Notes and all other instruments included in the Senior Note Collateral, including those representing Qualified Investments, will be delivered to and held by the Senior Note Trustee, unless and until an Event of Default under the Senior Note Indenture has occurred and is continuing, the Company and/or the Leasing Companies and/or other Restricted Subsidiaries, as applicable, shall be entitled to exercise any voting and consensual rights with respect to such Senior Note Collateral; provided that unless an Event of Default under the Senior Note Indenture has occurred and is continuing, the Company, the Leasing Companies or such other Restricted Subsidiaries will only be entitled to receive and retain free from the Liens of the Senior Note Collateral Documents payments made under such

Intercompany Notes not evidencing loans to Leasing Companies and any instruments not constituting Pledged Stock of the Leasing Companies or Qualified Investments. Prior to payment in full of the Senior Notes in accordance with the terms of the Senior Notes and the Senior Note Indenture and the other obligations then due and owing under the Senior Notes, the Senior Note Indenture and the Senior Note Collateral Documents, any payments received on the Pledged Stock of the Leasing Companies and any Intercompany Notes evidencing loans of the net proceeds of the Senior Notes to the Leasing Companies will be retained in the Company Senior Note Escrow Account and utilized only to make payments on the Senior Notes. Any payments made under a Telecommunications Asset Agreement or received from a Qualified Investment will be retained in the applicable Leasing Company Escrow Account or the Company Senior Note Escrow Account and may be utilized to purchase additional Telecommunication Assets, to make payments on the Senior Notes or to make Qualified Investments if the applicable conditions set forth in the preceding paragraph are complied with. See "-- Certain Definitions -- Permitted Investments."

     In addition, funds or Eligible Cash Equivalents held in any Leasing Company Escrow Account may be loaned or advanced to any other Leasing Company Escrow Account or transferred to the Company Senior Note Escrow Account and, subject to the provisions of the Senior Note Indenture with respect to Investments of funds from the Company Senior Note Escrow Account to a Leasing Company Escrow Account, may be transferred from the Company Senior Note Escrow Account to any Leasing Company Escrow Account.

     The Senior Note Indenture and the Senior Note Collateral Documents provide that Senior Note Collateral may be released from the Liens created by the Senior Note Collateral Documents (a) upon payment in full of (i) the Senior Notes in accordance with the terms of the Senior Notes and the Senior Note Indenture and the other obligations then due and owing under the Senior Notes, the Senior Note Indenture and the Senior Note Collateral Documents, and (ii) the Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible
Note Indenture and the other obligations then due and owing under the Convertible Notes, the Convertible Note Indenture and the Convertible Note Collateral Documents; (b) with respect to inventory, upon the sale of such inventory in the ordinary course of business; (c) with respect to Senior Note Collateral sold or disposed of in an Asset Sale if such sale or other disposition is not prohibited under the Senior Note Indenture and if the Net Cash Proceeds of such sale or other disposition are applied as provided in the Senior Note Indenture (see "-- Asset Sales"), or, after payment in full of the Senior Notes, the Convertible Note Indenture; (d) to the extent that a Lien is granted on such Senior Note Collateral pursuant to subsection (iv) of the definition of Permitted Liens (see "-- Certain Definitions -- Permitted Liens");
(e) with respect to amounts in the Company Senior Note Escrow Account or the Leasing Company Escrow Accounts consisting of Net Cash Proceeds of Asset Sales, upon the expenditure of such cash if such expenditure is made in accordance with the Senior Note Indenture, or, after payment in full of the Senior Notes, the Convertible Note Indenture; (f) with respect to amounts in the Company Senior Note Escrow Account or the Leasing Company Escrow Accounts constituting net proceeds of the Senior Notes if the procedures described in the second preceding paragraph are complied with; (g) with respect to other amounts in the Company Senior Note Escrow Account and the Leasing Company Escrow Accounts other than the Net Cash Proceeds of any Asset Sale, payments received on Pledged Stock of the Leasing Companies, Telecommunications Asset Agreements and Qualified Investments, if the procedures described in the preceding paragraphs are complied with; (h) with respect to Collateral that is Capital Stock of a Guarantor, if such Guarantor is released pursuant to the Senior Note Indenture, or after payment in full of the Senior Notes, the Convertible Note Indenture; and (i) with respect to any Intercompany Note not evidencing a loan of net proceeds of the Senior Notes to the Leasing Companies, upon the repayment, forgiveness or other termination of such note; provided that all such releases described above are in compliance with the Trust Indenture Act.

     Although all Technocom Preferred Stock and all other instruments included in the Convertible Note Collateral, including those representing Qualified Investments, will be delivered to and held by the Convertible Note Trustee, unless and until an Event of Default under the Convertible Note Indenture has occurred and is continuing, the Company shall be entitled to exercise any voting and consensual rights with respect to such Convertible Note Collateral. Prior to payment in full of the Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Note Indenture and the other obligations then due and owing under the Convertible Notes, the Convertible Note Indenture and the Convertible Note Collateral Documents, any payments received on any Convertible Note Collateral, including on the Technocom Preferred Stock or in respect of any Qualified Investments or Intercompany Notes that constitute Convertible Note Collateral, shall be promptly deposited, without commingling prior to such deposit, in the Company Convertible Note Escrow Account and will also constitute Convertible Note Collateral and be subject to a first priority perfected Lien in favor of the Convertible Note Trustee and the holders of the Convertible Notes and a second perfected Lien in favor of the Senior Note Trustee and the holders of the Senior Notes for the benefit of, first, the Senior Note Trustee and the holders of the Senior Notes. All funds deposited in the Company Convertible Note Escrow Account shall be invested at the direction of the Company, except during the continuance of a Default or an Event of Default, and at the direction of the Convertible Note Trustee during the continuance of a Default or an Event of Default, in Eligible Cash Equivalents pursuant to the terms and conditions of and in the manner provided for in the Company Convertible Note Escrow Account Agreement. Funds or Eligible Cash Equivalents in the Company Convertible Note Escrow Account may be utilized (i) to pay when due principal of, premium, if any, interest (including Additional Amounts, if any, and Special Interest, if any) on, and any other amounts due in respect of, the Convertible Notes; or (ii) to make Qualified Investments if such Qualified Investments are made in a manner which complies with the immediately following sentence; or (iii) to make an intercompany loan to a Leasing Company evidenced by an Intercompany Note (which will constitute Convertible Note Collateral), so long as such Leasing Company thereafter utilizes the funds received to make Qualified Investments in a manner which complies with the immediately following sentence. A Qualified Investment shall be deemed to have been made in compliance with this paragraph if, in respect of such Qualified Investment, the following conditions are satisfied: (i) no Default or Event of Default under the Convertible Note Indenture has occurred and is continuing, or will occur as a result thereof; (ii) a Lien on the Qualified Investment is granted to the Convertible Note Trustee or a collateral agent for the benefit of the Convertible Note Trustee and the equal and ratable benefit of the holders of the Convertible Notes and the benefit of the Senior Note Trustee and the equal and ratable benefit of the holders of the Senior Notes so long as the Senior Notes are outstanding to secure the Notes, the Guarantees and the other Obligations of the Company and the Guarantors under the Convertible Note Indenture and the other Collateral Documents and, on a junior basis, to secure any applicable Intercompany Note and to secure the Senior Notes and the other obligations of the Company and the Guarantors under the Senior Notes, the Senior
Note Indenture and the Senior Note Collateral Documents; (iii) the entity in which such Qualified Investment is made has all licenses, registrations and permits necessary to operate the Telecommunications Business in which it is engaging or proposes to engage on the date of such Qualified Investment; (iv) all licenses, registrations and permits required for such Qualified Investment and such Liens have been obtained; and (v) appropriate Collateral Documents have been executed and delivered and properly recorded, registered and filed to the extent necessary to make effective the Liens intended to be created therein. See "-- Certain Definitions -- Permitted Investments."

     The Convertible Note Indenture and the Convertible Note Collateral Documents provide that Convertible Note Collateral may be released from the Liens created by the Convertible Note Collateral Documents (a) upon payment in full of the Convertible Notes or upon conversion of all of the Convertible Notes in accordance with the terms of the Convertible Notes and the Convertible Note Indenture and the other obligations then due and owing under the Convertible Notes, the Convertible Note Indenture and the Convertible Note Collateral Documents, and upon payment in full of the Senior Notes in accordance with the terms of the Senior Notes and the Senior Note Indenture and the other obligations then due and owing under the Senior Notes, the Senior Note Indenture and the Senior Note Collateral Documents; (b) with respect to inventory, upon the sale of such inventory in the ordinary course of business; (c) with respect to Convertible Note Collateral sold or disposed of in an Asset Sale if such sale or other disposition is not prohibited under the Convertible Note Indenture and if the Net Cash Proceeds of such sale or other disposition are applied as provided in the Convertible Note Indenture (see "-- Asset Sales"), or after payment in full or conversion of the Convertible Notes, the Senior Note Indenture; (d) with respect to amounts in the Company Convertible Note Escrow Account consisting of Net Cash Proceeds of Asset Sales, upon the expenditure of such cash if such expenditure is made in accordance with the Convertible Note Indenture or after payment in full or conversion of the Convertible Notes, the Senior Note Indenture; (e) with respect to payments received on

Technocom Preferred Stock, if the procedures described in the preceding paragraph are complied with; and (f) with respect to any Intercompany Note from the Leasing Companies, upon the repayment, forgiveness or other termination of such note; provided that all such releases described above are in compliance with the Trust Indenture Act.

     In the event of any Asset Sale that involves any Senior Note Collateral or involves Telecommunications Assets subject to a Telecommunications Asset Agreement, the Company or the relevant Restricted Subsidiary shall cause the Net Cash Proceeds derived or resulting from such Asset Sale to be deposited in the Company Senior Note Escrow Account or a Leasing Company Escrow Account, as applicable, on or before the Business Day following the fifth Business Day on which such Net Cash Proceeds are received by the Company or such Restricted Subsidiary. Similarly, in the event of any Asset Sale that involves Convertible Note Collateral, the Company or the relevant Restricted Subsidiary shall cause the Net Cash Proceeds derived or resulting from such Asset Sale to be deposited in the Company Convertible Note Escrow Account on or before the Business Day following the fifth Business Day on which such Net Cash Proceeds are received by the Company or such Restricted Subsidiary. In the event that the Company or the relevant Restricted Subsidiary engages in an Asset Sale with respect to any Senior Note Collateral or Convertible Note Collateral which is permitted by the applicable Indenture and the related Collateral Documents (or the Company designates a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable Indenture), the applicable Trustee shall execute and deliver such documents as requested by the Company to evidence the release of the Liens of the applicable Collateral Documents on the assets subject to the Asset Sale or on the assets owned by such Unrestricted Subsidiary, as applicable. The proceeds of such Collateral or such Telecommunications Assets (including any earnings thereon) may be released from the applicable Escrow Account in order to, and in only such amount as is required to, (a) pay the principal amount of the Notes tendered pursuant to an applicable Asset Sale Offer; or (b) purchase Replacement Assets or Replacement Telecommunications Assets, as applicable, to the extent permitted by the covenant "-- Asset Sales" (as provided under "-- Asset Sales," in which case the proceeds of such Senior Note Collateral or Convertible Note Collateral may be released to the Company, the Guarantor or Restricted Subsidiary, as applicable, if such proceeds are to be used in accordance with the applicable Indenture); provided, that upon consummation of such Investment or purchase the applicable Trustee shall have received a first priority fully perfected security interest and the other Trustee shall have received a second priority fully perfected security interest, subject to Permitted Liens, in the Property or assets acquired by the Company or any of its Restricted Subsidiaries in connection therewith or in the case of Replacement Telecommunications Assets, in the relevant Telecommunications Asset Lease. See "-- Asset Sales."

     The disposition of inventory in the ordinary course of the Company's and Guarantors' businesses, as applicable, may be made without delivery to the applicable Trustee of certificates required by the Trust Indenture Act. However, in lieu thereof, the Company will be required to deliver semi-annual Officers' Certificates to the effect that all such dispositions have been made in the ordinary course of the applicable Company's or Guarantors' business and that the proceeds therefrom have been applied in a manner permitted by the respective Indentures. The Trustees shall, in the absence of negligence or bad faith on its part, be entitled to rely on Officers' Certificates and opinions of counsel with respect to the Company's and the Guarantors' compliance with the Collateral release provisions of the respective Indentures.

     The release of any Senior Note Collateral from the terms of the Senior Note Collateral Documents, or the release, in whole or in part, of the Liens created by the Senior Note Collateral Documents, will not be deemed to impair the security under the Senior Note Indenture in contravention of the provisions thereof and of the Senior Note Collateral Documents if and to the extent that the Senior Note Collateral is released pursuant to the Senior Note Indenture and the Senior Note Collateral Documents. In connection with the release of Senior Note Collateral, the Senior Note Trustee shall determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act to permit such release. The release of any Convertible Note Collateral from the terms of the Convertible Note Collateral Documents, or the release, in whole or in part, of the Liens created by the Convertible Note Collateral Documents, will not be deemed to impair the security under the Convertible Note Indenture in contravention of the provisions thereof and of the Convertible Note Collateral Documents if and to the extent that the Convertible Note Collateral is released pursuant to the Convertible Note Indenture and the Convertible Note Collateral Documents. In connection with the release of Convertible Note Collateral, the Convertible Note Trustee shall determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act to permit such release.

  Amendment, Supplement and Waiver

     The Company, the Guarantors and the Senior Note Trustee or the Convertible Note Trustee, as applicable, may, at any time, and from time to time, without notice to or consent of any holder of the Senior Notes or any holder of the Convertible Notes, as applicable, enter into one or more indentures supplemental to the Senior Note Indenture or the Convertible Note Indenture, as the case may be in form satisfactory to the applicable Trustee, (1) to evidence the succession of another Person to the Company or the Guarantors, as applicable, and the assumption by such successor of the covenants and obligations of the Company in such Indenture, such Notes and the related Collateral Documents and the Guarantors in the applicable Guarantees, such Indenture and the related Collateral Documents; (2) to add to the covenants of the Company, for the benefit of the holders of the Notes, or to surrender any right or power conferred upon the Company or the Guarantors by such Indenture or the related Collateral Documents; (3) to add any additional Events of Default; (4) to provide for uncertificated Notes in addition to or in place of certificated Notes; (5) to evidence and provide for the acceptance of appointment under such Indenture of a successor Trustee; (6) to add additional security for such Notes and/or such Guarantees; (7) to cure any ambiguity in such Indenture or the related Collateral Documents, to correct or supplement any provision in such Indenture or the related Collateral Documents which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under such Indenture or the related Collateral Documents; provided that such actions shall not adversely affect the interests of the holders in any material respect; (8) to make provision with respect to the conversion rights of the holders of the Convertible Notes in the event of a consolidation, merger or sale of assets involving the Company, as required by the Convertible Note Indenture; or (9) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     With the consent of the holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Senior Notes or Convertible Notes, the Company, the Guarantors and the Senior Note Trustee or the Convertible Note Trustee, as applicable, may enter into one or more indentures supplemental to the Senior Note Indenture or the Convertible Note Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Indenture or modifying in any manner the rights of the holders; provided that no such supplemental indenture shall, without the consent of the holder of each outstanding Senior Note or Convertible Note, as the case may be: (1) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note or Convertible Note, or reduce as applicable, the principal amount (including, in the case of the Senior Notes, the Accreted Value at any time) thereof (or premium, if any), or the interest (including Additional Amounts, if any, or Special Interest, if any) thereon that would be due and payable upon Maturity thereof, or change the place of payment where, or the coin or currency in which, any Senior Note or Convertible Note, as applicable, or any premium or interest (including Additional Amounts, if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof;
(2) reduce the percentage in principal amount of the outstanding Senior Notes or Convertible Notes, the consent of whose holders is required for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Senior Note Indenture or the Senior Collateral Documents or certain Defaults thereunder, or the provisions of the Convertible Note Indenture or the Convertible Note Collateral Documents or certain Defaults thereunder; (3) modify any of the provisions of the Indentures relating to the waiver of defaults, except to increase the percentage set forth therein or to provide that certain other provisions of the Indentures cannot be amended or waived without the consent of the holder of each outstanding Note affected thereby; or (4) subordinate in right of payment, or otherwise subordinate, the Senior Notes or the Senior Note Guarantees to any other Indebtedness other than senior indebtedness; or (5) modify any provision of either Indenture relating to the obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of an Asset Sale; or (6) make any change in the subordination provisions of either the Senior or the Convertible Notes that would adversely affect the holders of such Notes; (7) adversely affect the right of the holders of Convertible Notes to convert such Convertible Notes; (8) modify the obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales or, in the case of a Termination of Trading of the Common Stock of the Company, the obligation of the Company to make an offer to repurchase the Convertible Notes; (9) modify any provision of this paragraph (except to increase any percentage set forth herein); or (10) amend, supplement or otherwise modify the provisions of the applicable Indenture relating to the Guarantees.

     The holders of not less than a majority in principal amount at Stated Maturity of the outstanding Senior Notes or the Convertible Notes, as the case may be, may, on behalf of the holders of all the Senior Notes or the Convertible Notes, as the case may be, waive any past Default under the applicable Indenture and its consequences, except Default in the payment of the principal of (or premium, if any) or interest on any Senior Notes or Convertible Notes, as the case may be, or in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Senior Note or Convertible Note affected.

     It shall not be necessary for any act of holders to approve the particular form of any proposed supplement indenture, but it shall be sufficient if such act shall approve the substance thereof. Notwithstanding the foregoing, so long as the Convertible Notes are outstanding and the Convertible Note Indenture has not been satisfied and discharged, the Senior Note Trustee, and so long as the Senior Notes are outstanding and the Senior Note Indenture has not been satisfied, the Convertible Note Trustee, shall not cause to become effective a supplemental indenture (i) amending any Collateral Documents unless a supplemental indenture to the applicable Indenture making the same amendment to such Collateral Document becomes simultaneously effective, or (ii) amending either the provisions relating to "Asset Sales" or "Possession, Use and Release of Collateral" in any Indenture unless a supplemental indenture to the other Indenture making the same amendment to the comparable provisions of the other Indenture, as the case may be, becomes simultaneously effective.

  Satisfaction and Discharge of the Indentures, Defeasance

     The Company may terminate its obligations and the obligations of the Guarantors to the holders of the Senior Notes under the Senior Notes, the Senior
Note Indenture, the Senior Note Guarantees and the Senior Note Collateral Documents when (i) either (A) all outstanding Senior Notes have been delivered to the Senior Note Trustee for cancellation or (B) all such Senior Notes not theretofore delivered to the Senior Note Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Senior Note Trustee for the giving of notice of redemption by the Senior Note Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Senior Note Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest (including Additional Amounts, if any, and Special Interest, if any) to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company to the holders of the Senior Notes under the Senior
Note Indenture; and (iii) the Company has delivered an Officers' Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Senior Note Indenture. The Company may also terminate its obligations and the obligations of the Guarantors to the holders of the Convertible Notes under the Convertible Notes, the Convertible Note Indenture, the Convertible Note Guarantees and the Convertible Note Collateral Documents when (i) either (A) all outstanding Convertible Notes have been delivered to the Convertible Note Trustee for cancellation or (B) all such Convertible Notes not theretofore delivered to the Convertible Note Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Convertible Note Trustee for the giving of notice of redemption by the Convertible Note Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Convertible Note Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Convertible Notes not theretofore delivered to the Convertible Note Trustee for cancellation, for principal of (premium, if any, on) and interest

(including Additional Amounts, if any, and Special Interest, if any) to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Convertible Note Indenture; and (iii) the Company has delivered an Officers' Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture; provided that notwithstanding the provisions above, the holders of the Convertible Notes will retain their conversion rights until the applicable redemption date.

     The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Senior Notes or the Convertible Notes, as the case may be, and the respective Indentures, Guarantees and Collateral Documents shall cease to be of further effect as to all outstanding Senior Notes or the Convertible Notes, as the case may be, (except as to (i) rights of registration of transfer, substitution and exchange of Senior Notes or the Convertible Notes, as the case may be, and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest (including Additional Amounts and Special Interest, if applicable) on the Senior Notes or the Convertible Notes, as the case may be, (but not the Change of Control Purchase Price or the Offer Purchase Price) and any rights of the holders with respect to such amounts, (iii) the rights, obligations and immunities of the applicable Trustee under the applicable Indenture, (iv) conversion rights under the Convertible Note Indenture, and (v) certain other specified provisions in the applicable Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "-- Certain Covenants," after the irrevocable deposit by the Company with the applicable Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Senior Notes or the Convertible Notes, as the case may be, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of such Notes, money in an amount, or (C) a combination thereof sufficient to pay and discharge the principal of, and interest (including Special Interest, if applicable) on, such Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the applicable Indenture and of such Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the applicable Trustee of an opinion of outside counsel acceptable to such Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in the trust or such Trustee being subject to regulation under the Investment Company Act of 1940.

  The Trustee

     The Bank of New York is the Trustee under each Indenture and its current address is 101 Barclay Street, Floor 21 West, New York, New York 10286.

     The holders of not less than a majority in principal amount of the outstanding Senior Notes or Convertible Notes, as applicable, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. Except during the continuance of an Event of Default under the Indentures, the Trustees will perform only such duties as are specifically set forth in the Indentures. The Indentures provide that in case an Event of Default thereunder shall occur (which shall not be cured or waived), the Trustees will be required, in the exercise of their respective rights and powers under the Indentures, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of the Senior Notes or Convertible Notes, as applicable, unless such holders shall have offered to the Trustees indemnity satisfactory to it against any loss, liability or expense.

  No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his or her status as a director, officer, employee, incorporator or stockholder of the

Company or of any Guarantor. By accepting a Note each holder waives and releases all such liability (but only such liability) as part of the consideration for issuance of such Note to such holder. The waiver and release expressed in this paragraph are part of the consideration for issuance of the Notes. Nonetheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

  Transfer and Exchange

     A holder may transfer or exchange Notes in accordance with the applicable Indentures. The Company, the Registrars and the Trustees may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the applicable Indentures.

  Consent to Jurisdiction and Service

     Each Indenture provides that the Company and each Guarantor will irrevocably appoint CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in any suit, action or proceeding with respect to such Indenture, the related Guarantees and the related Collateral Documents, and that any such action may be brought in any federal or state court located in New York County and that the Company and each Guarantor will submit to the jurisdiction of such courts.

  Waiver of Immunity

     Except as provided in the final sentence of this paragraph, the Senior Notes Indenture, the Senior Notes, the Senior Notes Guarantees and the Senior Notes Collateral Documents, and the Convertible Notes Indenture, the Convertible Notes, the Convertible Note Guarantees and the Convertible Note Collateral Documents, each include a waiver of sovereign immunity in which the Company and each Guarantor agree to waive any defense of foreign sovereign immunity from jurisdiction, attachment in aid of execution and execution to which it might otherwise be entitled in any action or proceeding related to the Senior Note Indenture, the Senior Notes, the Senior Note Guarantees and the Senior Note Collateral Documents, and the Convertible Notes Indenture, the Convertible Notes, the Convertible Note Guarantees and the Convertible Note Collateral Documents. Notwithstanding the foregoing, the Company and each Guarantor will not waive any immunity from attachment prior to judgment to which they may now or hereafter be entitled.

  Governing Law

     The Senior Note Indenture, the Senior Notes, the Senior Note Guarantees and the Senior Note Collateral Documents, and the Convertible Note Indenture, the Convertible Notes, the Convertible Note Guarantees and the Convertible Note Collateral Documents, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

  Currency Indemnity

     The U.S. Dollar is the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the Senior Notes, the Senior Note Guarantees, the Senior Note Indenture and the Senior Note Collateral Documents, and under or in connection with the Convertible Notes, the Convertible Note Guaranties, the Convertible Note Indenture and the Convertible Note Collateral Documents, including damages. Any amount received or recovered in a currency other than U.S. Dollars (whether as a result of a judgment or order of a court of any jurisdiction or the enforcement thereof, in the winding-up or dissolution of the Company or any Guarantor or otherwise) by the Trustee or any holder of Notes in respect of any sum expressed to be due to it from the Company or such Guarantor shall only constitute discharge of the Company or such Guarantor to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of such receipt or recovery (or, if it is not practicable to make such purchase on such date; provided that such purchase shall be made on the first date on which it is practicable to do so). If the amount of U.S. Dollars so purchased is less than the U.S. Dollar amount expressed to be due to such recipient under any Note, the Company or such Guarantor shall indemnify such recipient against any loss sustained by it as a result and, in any event, the Company or such Guarantor shall indemnify such recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for any such recipient to certify that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable). To the extent permitted by applicable law, these indemnities constitute a separate and independent obligation from the other obligations of the Company or any Guarantor's other obligations and shall give rise to a separate and independent cause of action in favor of the Trustee or any holder of Notes, as the case may be.

  Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indentures, except where the context otherwise indicates. Reference is made to the Indentures for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

     "Accreted Value" of any outstanding Senior Note as of or to any date of determination prior to December 1, 1998 shall mean an amount equal to the sum of
(i) the issue price of such Note as determined in accordance with Section 1273 of the Code, plus (ii) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Note within the meaning of Section 1273(a)(2) of the Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Note) that shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Note (a) for each six-month or shorter period ending June 1 or December 1 prior to the date of determination and (b) for the shorter period, if any, from the end of such immediately preceding six-month or shorter period, as the case may be, to the date of determination plus (iii) accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (ii) above), minus all amounts theretofore paid in respect of such Note, which amounts are considered as part of the "stated redemption price at maturity" of such Note within the meaning of
Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest). On or after December 1, 1998, the Accreted Value of any outstanding Senior Note will equal the principal amount of such Note.

     "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

     "Adjusted Net Assets" of a Guarantor at any date means the amount by which the fair value of the assets and property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under any of its Guarantees, of such Guarantor at such date.

     "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary of the Company; provided that, except for purposes of provisions relating to determining outstanding Notes, the payment of Notes and the release of Guarantors, neither the Company nor any of its Wholly-Owned Restricted Subsidiaries shall be deemed to be Affiliates of each other. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with," and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, further, that beneficial ownership of 10% or more of the Voting Stock of a Person (on a fully diluted basis) shall be deemed to be control.

     "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation, amalgamation or merger) by such Person or any of its Restricted Subsidiaries to any Person other than to such Person or a Restricted Subsidiary of such Person, in one transaction, or a series of related transactions (each hereinafter referred to as a "Disposition"), of (a) Capital Stock of or other equity interests in any Restricted Subsidiary (other than director's qualifying shares), (b) all or substantially all of the assets of any division or line of business of such Person or of any of the Restricted Subsidiaries or (c) of Property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $1 million, other than (i) a Disposition of Property in the ordinary course of business consistent with industry practice, (ii) a Disposition of Eligible Cash Equivalents, (iii) a Disposition that constitutes a Restricted Payment under the Senior Note Indenture that is permitted under "-- Restricted Payments", (iv) a Disposition by Technocom of all of its assets and liabilities to a newly-formed corporation organized in a jurisdiction other than Ireland formed to acquire such assets and owned in a substantially identical proportion and manner (and the preferential $20 million dividend and liquidation, dissolution or winding-up rights of the Technocom Preferred Stock are not changed) as Technocom is owned immediately prior to such Disposition and such Disposition does not adversely affect the perfection or priority of the Liens in the Technocom Preferred Stock,
(v) a Disposition by WTC of its interest in ALTEL to NWE Cyprus, in connection with a winding-up or liquidation of WTC, and (vi) a Disposition by the Company in connection with a transaction permitted pursuant to Article V hereof, the Company in connection with a transaction permitted under "-- Consolidation, Merger, Conveyance, Lease or Transfer", and (vi) a Disposition by PLD Leasing pursuant to the Supplemental Indenture of substantially all of its assets to a newly-formed Leasing Company formed under the laws of one of the United States of America."

     "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

     "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

     "Board of Directors" means the Board of Directors of the Company or any Guarantor or any committee thereof duly authorized to act on behalf of such Board.

     "Board Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

     "Cash Proceeds" means, with respect to any Asset Sale or issuance or sale of Capital Stock by any Person, the aggregate consideration received in respect of such sale or issuance by such Person in the form of cash or Eligible Cash Equivalents; provided that with regard to an Asset Sale, any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or the Senior Note Guarantees, or the Convertible Notes or the Convertible Note Guarantees) which are assumed by the transferee of any such assets and from which the Company and such Restricted Subsidiary are completely released shall be deemed Cash Proceeds.

     "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer or lease, whether direct or indirect, of all or substantially all of the assets of the Company or the Company and the Restricted Subsidiaries taken as a whole to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) (other than any Wholly-Owned Restricted Subsidiary of the Company) shall have occurred; (ii) any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     "Collateral" means collectively the Senior Note Collateral and the Convertible Note Collateral.

     "Collateral Documents" means collectively the Senior Note Collateral Documents and the Convertible Note Collateral Documents.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to preferred stock or Disqualified Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its stated maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP. For purposes of clause (ii) above, dividend requirements attributable to any Preferred Stock or Disqualified Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Disqualified Stock times a fraction, the numerator of which is the amount of such dividend requirements, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of the Company and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication,
(i) all items classified as extraordinary, unusual or nonrecurring, (ii) for any Person (the "Other Person") in which the Person in question or any of its Restricted Subsidiaries has less than a 100% interest which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) any net income of such other Person, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period, (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan,
(v) net gains (but not net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries, (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person, and (vii) with regard to a non-Wholly-Owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-Wholly-Owned Restricted Subsidiary's net income (or loss).

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person.

     "Convertible Note Collateral" means all "collateral" referred to in the Convertible Note Collateral Documents and all other Property or assets that become subject to a Lien in favor of the Convertible Note Trustee or a collateral agent for the benefit of the Convertible Note Trustee and the holders of the Convertible Notes and, if the Senior Notes are outstanding and the Senior
Note Indenture so requires, for the benefit of the Senior Note Trustee and the holders of the Senior Notes, but Convertible Note Collateral shall not include Senior Note Collateral.

     "Convertible Note Collateral Documents" means the Company Convertible Note Security and Pledge Agreement among the Company, the Convertible Note Trustee, the Senior Note Trustee and the collateral agent named therein, the Company Convertible Note Escrow Account Agreement among the Company, the Convertible Note Trustee, the Senior Note Trustee and the escrow agent named therein, and/or any other document creating a Lien that secures the Convertible Notes other than the Senior Note Collateral Documents.

     "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date on which the Notes mature.

     "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense of such Person and its consolidated Subsidiaries, (iii) depreciation expense, (iv) amortization expense, (v) any non-cash expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity and minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period. This definition of EBITDA is used only for the purpose of this Description of the Senior Notes and the Senior Note Indenture.

     "Eligible Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits, certificates of deposit, or Eurodollar deposits of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within ninety days after the date of acquisition thereof and, at the time of acquisition having a rating of A or better from Standard & Poor's or A-2 or better from Moody's, (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD and has total assets in excess of $500 million and commercial paper issued by non-bank issuers rated A-1 by Standard & Poor's or P-1 by Moody's and in each case maturing within 270 days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD and has total assets in excess of $500 million, (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD and has total assets in excess of $500 million, (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through
(vi), and (ix) with respect to a Restricted Subsidiary conducting operations in the Russian Federation or Kazakhstan, demand deposits, certificates of deposit and bank promissory notes denominated in Russian Roubles or Kazakh Tenge, as the case may be, and used for ordinary course of business operations by such Restricted Subsidiary solely in the jurisdiction where such Restricted Subsidiary does business.

     "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

     "Existing Indebtedness" means Indebtedness outstanding on the date of the Senior Note Indenture (other than Indebtedness under the Revolving Credit Facilities or permitted by in clauses (j) or (k) of the second paragraph of "-- Limitation on Indebtedness") and disclosed in a schedule attached to the Senior Note Indenture.

     "Fair Market Value" means, with respect to any asset or Property, the net sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company or a Restricted Subsidiary, as applicable.

     "First Supplemental Indenture" means the First Supplemental Indenture, Amendment Agreement, Consent and Waiver, dated March 20, 1998, among the Company, the Guarantors, Clayton Waite, Apropos Investments Ltd., and The Bank of New York, as Senior Note Trustee, Convertible Note Trustee and collateral agent or escrow agent under certain Collateral Documents.

     "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indentures shall utilize GAAP as in effect on the Issue Date.

     "guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "guaranteed", "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing).

     "Guarantees" means collectively the Senior Note Guarantees and the Convertible Note Guarantees.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence", "incurred", "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Restricted Subsidiary of the Company shall be deemed to have been incurred at the time at which it becomes a Restricted Subsidiary.

     "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of the Senior Notes outstanding at any date, the amount of such Senior Notes shall be the Accreted Value thereof as of such date unless cash interest has commenced to accrue pursuant to the Senior Note Indenture, in which case the amount of the Senior Notes outstanding will be determined pursuant to the Senior Note Indenture and will not include any accrued and unpaid cash interest which would otherwise be included in Accreted Value because of clause (iii) of the definition thereof.

     "Indebtedness to Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that (x) if the transaction giving rise to the need to calculate the Indebtedness to Operating Cash Flow Ratio would have the effect of increasing or decreasing Indebtedness or EBITDA in the future, Indebtedness or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and (y) if during such four fiscal quarter period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such four fiscal quarter period or (z) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any material assets outside the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such four fiscal quarter period.

     "Intercompany Notes" means a promissory note representing Indebtedness of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary, which, if representing a loan of net proceeds of the Senior Notes to a Leasing Company, shall have substantially the same Maturity as the Senior Notes and substantially the same interest payment dates, the same interest rate and substantially the same covenants as are contained in the Senior Note Indenture and the Senior Note Collateral Documents and shall be secured by the applicable Telecommunications Asset Agreements and by the applicable Qualified Investments.

     "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Restricted Subsidiaries' exposure to fluctuations in interest rates.

     "International Vendor Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary other than the Leasing Companies or NWE Cyprus incurred or assumed in connection with the purchase within 180 days of such incurrence or assumption of Property or assets to be used in the business of such Person or any of its Restricted Subsidiaries in the Russian Federation or Kazakhstan; provided that the net cash proceeds from the issuance of such Indebtedness do not exceed 100% of the lesser of the cost or Fair Market Value of the Property or assets constructed or acquired.

     "Inventory" means, with respect to any Person, all present or future inventory in which a Person has any interest, including goods, wares and merchandise held for sale or lease or leased or furnished or to be leased or furnished under a contract of service and all of a Person's present and future raw materials, work in process, finished goods, parts, components, assemblies, and packing and shipping materials, wherever located, and documents of title representing any of the above.

     "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, guarantee of any Indebtedness of, or extension of credit or capital contribution to, such Person, (ii) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or
(iii) the acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that Investments shall exclude accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. The amount of an Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decrease in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

     "Issue Date" means the date on which the Senior Notes or the Convertible Notes are first authenticated and delivered under the Senior Note Indenture or the Convertible Note Indenture, being June 12, 1996.

     "Joint Venture" means a Telecommunications Company of which less than 50 percent of the Voting Stock is held by the Company; provided that the Telecommunications Business of such Person is principally conducted in the Russian Federation and/or Kazakhstan.

     "Leasing Company" means a special purpose corporation formed under the laws of Cyprus or one of the United States of America which is a Guarantor and a Wholly-Owned Restricted Subsidiary organized for the limited purpose of (i) acquiring Telecommunications Assets and leasing or selling them pursuant to Telecommunications Asset Agreements to Restricted Subsidiaries in transactions in which the monetary consideration for such Telecommunications Assets is paid immediately or payable over time by such Restricted Subsidiaries and/or (ii) making Qualified Investments.

     "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

     "Maturity" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the applicable Indenture, whether at Stated Maturity, on the Change of Control Payment Date or purchase date established pursuant to the terms of the applicable Indenture with regard to a Change of Control Offer, an Asset Sale Offer or an offer to repurchase upon Termination of Trading of the Common Shares of the Company, as applicable, or by declaration of acceleration, call for redemption or otherwise.

     "Net Cash Proceeds" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, Cash Proceeds (other than any liabilities assumed by the transferee constituting Cash Proceeds referred to in the proviso contained in the definition of "Cash Proceeds" set forth above) received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; provided, further, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indenture.

     "Obligors" means the Company and the Guarantors, collectively; "Obligor" means any of the Obligors, singly.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, a Guarantor or a Restricted Subsidiary, as applicable, and delivered to a Trustee, which shall comply with the applicable Indenture.

     "Permitted Holders" means Cable and Wireless plc, Navona Communications Corporation Ltd. and Dominion Resources Inc. and their respective Affiliates (other than the Company and the Restricted Subsidiaries).

     "Permitted Investments" means (i) Eligible Cash Equivalents; (ii) Investments in Property used in the ordinary course of business; (iii) Investments in any Wholly-Owned Restricted Subsidiary or any Person as a result of which such Person becomes a Wholly-Owned Restricted Subsidiary, provided that the aggregate amount of Investments in non-Guarantor Wholly-Owned Subsidiaries shall be $1 million reduced by any repayments of loans or advances, return of capital or other distributions of Property but only to the extent that such repayments, returns or distributions are not included in the calculation of Consolidated Net Income of the Company); (iv) Investments pursuant to certain agreements or obligations of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments, and disclosed in a schedule attached to the Senior Note Indenture; (v) Investments in the Leasing Companies of funds constituting the net proceeds of the Senior Notes; (vi) Investments in Restricted Subsidiaries and Qualified Joint Ventures by the Leasing Companies; provided that such Investments shall be made as Telecommunications Asset Agreements; (vii) Qualified Investments, if (a) such Qualified Investments are made with no more than $9 million of net proceeds of the Senior Notes contained in the Company Senior Note Escrow Account or in Leasing Company Escrow Accounts, and are otherwise made in compliance with the applicable conditions contained in the first paragraph of "-- Possession, Use and Release of Collateral", (b) such Qualified Investments are made with funds in the Leasing Company Escrow Accounts or, if applicable, the Company Senior Note Escrow Account not representing net proceeds of the Senior Notes in compliance with the applicable conditions contained in the first paragraph of "-- Possession, Use and Release of Collateral," provided that the aggregate amount of Qualified Investments constituting Capital Stock or other equity pursuant to this clause (b) shall be $5 million reduced by any return of capital or other distributions of Property but only to the extent that such returns or distributions are not included in the calculation of Consolidated Net Income of the Company, (c) such Qualified Investments are made directly by the Company with the proceeds of distributions, dividends or payments by Technocom to the Company or loans by Technocom to the Company, or are utilized by the Company to make an intercompany loan to a Leasing Company evidenced by an Intercompany Note (which will constitute Convertible Note Collateral), which Leasing Company thereupon shall make such Qualified Investments with the proceeds of such Investment by the Company so long as such Qualified Investments are made in compliance with the conditions in the second proviso in the sixth paragraph in "-- Possession, Use and Release of Collateral", provided that the aggregate amount of Qualified Investments constituting Capital Stock or other equity that pursuant to this clause (c) shall be $5 million reduced by any return of capital or other distribution of Property but only to the extent that such returns or distributions are not included in the calculation of Consolidated Net Income of the Company, (d) such Qualified Investment is Capital Stock of a Restricted Subsidiary, which Investment has the effect of increasing the percentage of ownership interest of the Company or a Restricted Subsidiary in Capital Stock of such Restricted Subsidiary, or (e) such Qualified Investment is in a Person that as a result of such Qualified Investment becomes a Restricted Subsidiary of the Company; (viii) Investments by Restricted Subsidiaries which are lessees or buyers of Telecommunications Assets under Telecommunications Asset Agreements in transactions in which the monetary consideration for such Telecommunications Assets is paid immediately or is payable over time, provided that such Investments shall be made as a sublease or installment sale of the Telecommunications Assets subject to the Telecommunications Asset Agreement to which such Restricted Subsidiary is a party as lessee or buyer; (ix) Investments in Restricted Subsidiaries, provided that such Investments in excess of an aggregate principal amount of $5 million shall be made as loans evidenced by Intercompany Notes or such Investments are Technocom Preferred Stock and are made with funds constituting proceeds of the Senior Notes; (x) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (xi) Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (xii) Exchange Rate Obligations, provided that such Exchange Rate Obligations were entered into in connection with transactions in the ordinary course of business or the incurrence of Indebtedness that is permitted by the terms of the Senior Note Indenture to be outstanding; (xiii) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "-- Asset Sales"; and (xiv) Investments in existence on the Issue Date.

     "Permitted Liens" means (i) Liens created by the Senior Note Indenture and the Senior Note Collateral Documents or that otherwise secure the payment of the Senior Notes or the Senior Note Guarantees, and liens created by the Convertible
Note Indenture or the Convertible Note Collateral Documents or which otherwise secure the payment of the Convertible Notes or the Convertible Note Guarantees;
(ii) Liens on Property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any Property or assets of the Company or any of its Restricted Subsidiaries other than the Property or assets subject to the Liens prior to such merger or consolidation; (iii) Liens on Property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, provided that such Liens were not given in contemplation of such acquisition; (iv) Liens to secure the payment of all or a part of the purchase price or construction cost of Property or assets acquired or constructed in the ordinary course of business after the Issue Date, provided that the Indebtedness secured by such Liens shall not exceed the lesser of 80% of the cost or Fair Market Value of the Property or assets acquired or constructed and such Liens shall not extend to any other Property or assets; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases not constituting Capitalized Lease Obligations, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (vi) Liens existing as of the Issue Date and disclosed in a schedule attached to the Senior
Note Indenture; (vii) Liens on Receivables and Inventory of the Company and its Restricted Subsidiaries to secure Indebtedness permitted to be incurred under clause (a) of the second paragraph of "-- Limitation on Indebtedness"; (viii) any Lien on Property of the Company in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (ix) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP); (x) easements, rights-of-way, licenses and other similar restrictions on the use of Properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (xi) any Lien to secure obligations under workmen's compensation laws or similar legislation, including any Lien with respect to judgments which are not currently dischargeable; (xii) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP); (xiii) Liens to secure any International Vendor Indebtedness, provided that such Liens do not extend to any Property or assets other than the Property or assets the acquisition of which was financed by such Indebtedness;
(xiv) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary, including Liens securing the Intercompany Notes and the Telecommunications Asset Agreements; (xv) Liens in favor of Technocom securing any leases by Technocom of Telecommunications Assets to its Restricted

Subsidiaries; (xvi) Liens in favor of a Restricted Subsidiary which is a lessor or seller of Telecommunications Assets under a Telecommunications Asset Agreement securing a sublease or re-sale of such Telecommunications Assets to another Restricted Subsidiary; (xvii) Liens securing reimbursement obligations with respect to bona fide letters of credit that encumber documents and other Property (including, without limitation, the proceeds of funds withdrawn from the Company's Senior Note Escrow Account) relating to such letters of credit and the products and proceeds thereof, provided that such reimbursement obligations secured by funds withdrawn from the Company Senior Note Escrow Account shall not be otherwise secured with Property of the Company or any Restricted Subsidiary; (xviii) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (ii) and (iii), provided that such Liens do not extend to any other Property or assets and the principal amount of the Indebtedness secured by such Liens is not increased; and (xix) Liens securing the Travelers Revolving Credit Agreement.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

     "Qualified Investment" means an Investment in a Telecommunications Company primarily engaged or proposing to engage in the Telecommunications Business in the Russian Federation or Kazakhstan.

     "Qualified Joint Venture" means a Joint Venture in which the Company owns directly or indirectly Voting Stock thereof on the Issue Date, which Joint Ventures are disclosed in a schedule to the Senior Note Indenture, and any future Joint Venture in which the Company owns 20% or more of the Voting Stock thereof.

     "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

     "Receivables" means, with respect to any Person, all of the following Property and interests in Property of such Person, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance, (iii) all unpaid seller's or lessor's rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom, (iv) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (v) all reserves and credit balances with respect to any such accounts receivable or account debtors, (vi) all letters of credit, security or guarantees for any of the foregoing, (vii) all insurance policies or reports relating to any of the foregoing, (viii) all collection or deposit accounts relating to any of the foregoing, (ix) all proceeds of any of the foregoing, and (x) all books and records relating to any of the foregoing.

     "Refinancing Indebtedness" means any Indebtedness incurred in connection with the Refinancing of other Indebtedness.

     "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than to the Company or any Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted Subsidiary, (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary of the Company) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary of the Company, (iii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of the Company) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Senior Notes, or the Senior Note Guarantees, as applicable) or which was scheduled to mature on or after the maturity of the Senior Notes or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been classified as an "Unrestricted Subsidiary."

     "Revolving Credit Facilities" means credit facilities pursuant to which the borrower can increase or decrease at its option its borrowings under such facilities up to a specified maximum by making drawdowns and repayments and further drawdowns from time to time during the term of the facilities and for which the only liens are Liens on Receivables and Inventories; provided that a credit facility shall not be a Revolving Credit Facility for the purposes hereof where the purpose to which the borrowings are applied is limited directly or indirectly by the terms of such facility.

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "Second Supplemental Indenture" means the Second Supplemental Indenture dated as of June 15, 1998, among the Company, the Guarantors, Clayton Waite, Apropos Investments Limited, and The Bank of New York, as Senior Note Trustee, Convertible Note Trustee and collateral agent or escrow agent under certain Collateral Documents.

     "Senior Note Collateral" means all "collateral" referred to in the Senior Note Collateral Documents and all other Property or assets that become subject to a Lien in favor of the Senior Note Trustee for its benefit and the benefit of the holders of the Senior Notes.

     "Senior Note Collateral Documents" means the Company Senior Note Security and Pledge Agreement among the Company, the Senior Note Trustee and the collateral agent named therein, the Company Senior Note Escrow Account Agreement among the Company, the Senior Note Trustee and the escrow agent named therein, the Leasing Company Security and Pledge Agreements, each among a Leasing Company, the Senior Note Trustee and the collateral agent named therein, the Leasing Company Escrow Account Agreements, each among a Leasing Company, the Senior Note Trustee and the escrow agent named therein, a Pledge Agreement among NWE Cyprus, the Senior Note Trustee and the collateral agent named therein, and/or any other document creating a Lien that secures the Senior Notes.

     "Significant Restricted Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred), and, when used with respect to any installment of interest on such security, the fixed date on which such installment of interest is due and payable.

     "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person, or (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, and ALTEL, provided that the Company owns directly or indirectly 50% of the then outstanding shares of Voting Stock of ALTEL.

     "Technocom" means Technocom Limited, an Irish company and a Restricted Subsidiary, provided that, in the event of any Disposition of all of Technocom's assets and liabilities as contemplated in the definition of "Asset Sale", "Technocom" shall mean the transferee in such Disposition.

     "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights of way, trademarks and licenses to use copyrighted material), that are utilized by such Person, directly or indirectly, in a Telecommunications Business. For purposes of determining a Telecommunications Company but not for purposes of determining whether Property or assets may be subject to a Telecommunications Asset Agreement, Telecommunications Assets shall also include stock, joint venture or partnership interests in another Person, provided that substantially all of the assets of such other Person consist of Telecommunications Assets, and provided, further, that if such stock, joint venture or partnership interests are held by the Company or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of the Company pursuant to the terms of the applicable Indentures. The determination of what constitutes Telecommunication Assets shall be made by the Board of Directors of the Company and evidenced by a Board Resolution delivered to the Trustees.

     "Telecommunications Asset Agreement" means a lease or installment sale agreement where title is transferred to the buyer pursuant to which a Leasing Company leases or sells, in a transaction in which the monetary consideration therefor is paid immediately or is payable over time, Telecommunications Assets which consist of equipment and rights acquired in connection with the lease or sale thereof (including, without limitation, software licenses) to a Restricted Subsidiary or Qualified Joint Venture in the Russian Federation or Kazakhstan, provided that if the lessor or seller does not retain title to such Telecommunications Assets until payment of the full amount of the lease payments or purchase price due from the lessee or purchaser, such Telecommunications Assets are subject to all necessary pledges, assignments, mortgages, trusts, liens or other security interests which are valid and perfected so as to create a first priority interest under Russian or Kazakh law, as applicable.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in
(i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above and includes, without limitation, any business which the Company and its Restricted Subsidiaries are currently engaged on the Issue Date.

     "Telecommunications Company" means any Person substantially all of the assets of which consist of Telecommunications Assets.

     "Teleport" means Teleport-TP, a Russian joint stock company of the closed type.

     "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereon, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary," and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indentures.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

THE WARRANTS

  General

     Pursuant to the Private Placement Offering, the Company issued an aggregate of 123,000 Warrants to the purchasers of the Units. The Warrants were issued pursuant to a Warrant Agreement, dated as of May 31, 1996 (the "Warrant Agreement"), between the Company and The Bank of New York, as Warrant Agent (the "Warrant Agent"). The Warrants are subject to all terms in the Warrant Agreement and holders of Warrants are referred to the Warrant Agreement, a copy of which is available from the Company on request, for a complete statement of such terms. The statements and definitions of terms under this caption relating to the Warrants are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Warrant Agreement and are qualified in their entirety by express reference to the Warrant Agreement.

     Each Warrant is evidenced by a Warrant Certificate which entitles the holder thereof to purchase 34 Common Shares (each a "Warrant Share") from the Company at an Exercise Price of $6.60 per share, subject to adjustment as described below. Subject to certain limitations, the Warrants may be exercised at any time beginning December 10, 1996 and on or prior to the close of business on June 12, 2006 (the "Expiration Date"). Warrants that are not exercised by the Expiration Date will expire. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to registered holders of the then outstanding Warrants.

     The aggregate number of Warrant Shares issuable upon exercise of the Warrants is equal to approximately 8.9% of the outstanding Common Shares, on a fully diluted basis as of the date of this Prospectus.

  Certain Terms

     Exercise

     In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate and payment in full of the Exercise Price for each Warrant Share or other security as to which a Warrant is being exercised. Payment for securities upon exercise of a Warrant may be made in cash or by certified check, official bank check or bank cashier's check payable to the order of the Company. Upon the exercise of any Warrant in accordance with the Warrant Agreement, the Warrant Agent shall instruct the Company to transfer promptly to, or upon the written order of, the holder of such Warrant appropriate evidence of ownership of any Warrant Share or other securities or property to which such holder is entitled, registered or otherwise placed in such name or names as such holder may direct in writing, and the Company shall deliver such evidence of ownership to the person or persons entitled to receive the same, including, without limitation, any cash payable to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. All Warrant Shares or other securities issuable by the Company upon the exercise of the Warrants shall be validly issued, fully paid and nonassessable.

     No fractional Warrant Shares will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the Current Market Price per share of Common Shares, as determined on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

     Certificates for Warrants will be issued in global form or registered form as definitive warrant certificates and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. See
"-- Book-Entry; Delivery and Form." The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of the Warrants; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered under the exercise of a Warrant. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

     Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then effective under, or the exercise of such Warrants is exempt from the registration requirements of, the Securities Act.

     Adjustments

     The Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants will be subject to adjustment upon the occurrence of any of the following events: (a) the payment of dividends and other distributions in Common Shares on any class of Capital Stock of the Company, (b) the issuance to all holders of Common Shares of rights, options or warrants entitling them to subscribe for or purchase Common Shares or securities convertible into or exchangeable for Common Shares at a price per share less than the Current Market Price of such Common Shares (determined as provided in the Warrant Agreement) as of the date fixed for determination of the holders of Common Shares entitled to receive such rights, options or warrants, (c) subdivisions and combinations of Common Shares, (d) distributions to all holders of Common Shares of evidences of indebtedness, shares of any class of its Capital Stock, cash or other assets (including securities, but excluding any dividend or distribution referred to in clause (a) or (c), any rights, options or warrants referred to in clause (b) and any non-extraordinary cash dividends), (e) the issuance of Common Shares or securities convertible into or exchangeable for Common Shares for a consideration per share less than the Current Market Price per share (determined as provided in the Warrant Agreement) to the extent that the below market portion of such issuances (together with the below market or above market portions (as the case may be) of all other below market issuances and above market tender or exchange offers) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the Warrant Agreement) of the Common Shares, (f) distributions consisting exclusively of cash to all holders of Common Shares in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months to all holders of Common Shares and (ii) the aggregate of any cash and the fair market value of other consideration paid in respect of any tender offer by the Company or any Subsidiary for the Common Shares and any purchase by the Company of Common Shares in the open market consummated within the preceding 12 months, exceeds 12.5% of the Company's current Market Capitalization, (g) the consummation of a tender or exchange offer made by the Company or any Subsidiary for the Common Shares or the purchase by the Company of Common Shares in the open market to the extent the above market portion of such tender or exchange offers (together with the below market or above market portions (as the case may be) of all other above market tender or exchange offers and all below market issuances) is greater than 2.0% of the Company's total market capitalization (as determined pursuant to the Warrant Agreement), (h) certain reclassifications and (i) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the conversion rights in respect of any Warrant. The events described in clause (e) are subject to certain exceptions described in the Warrant Agreement, including, without limitation,
(A) certain bona fide public offerings and private placements and (B) Common Shares (and options exercisable therefor) issued to the Company's directors, officers and employees under bona fide employee benefit plans in an aggregate amount not to exceed 1.0% of the Common Shares outstanding at the Issue Date.

     No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment. Moreover, no adjustment in the Exercise Price shall be required for any transaction in which holders of Warrants are to participate on a basis and with notice that the Company's Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction.

     In addition to the foregoing adjustments, the Company will be permitted to reduce the Exercise Price as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Shares or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

     No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Exercise Price, provided that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

     Mergers, Consolidations and Certain Other Transactions

     Except as otherwise provided herein, in the event the Company consolidates with, merges with or into, or sells all or substantially all of its property and assets to another Person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a Common Share is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all of its property and assets to, another Person and, in connection therewith, consideration to the holders of Common Shares in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Shares or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease.

     In case of any such merger, consolidation or sale of assets, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly with the Warrant Agent the funds or other consideration, if any, necessary to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificate are received, the Warrant Agent shall make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, shall transfer such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the holders surrendering such Warrants.

     No Rights as Stockholders

     The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions with respect to the Common Shares, receive notice of any meeting of the stockholders of the Company, consent to any action of the stockholders of the Company, receive notice of any other stockholder proceedings, or to any other rights as stockholders of the Company.

  Reservation of Shares

     The Company is authorized to issue such number of Common Shares as shall be issuable upon the exercise of all outstanding Warrants. Such Common Shares, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

  Amendment

     From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

  General

     Pursuant to the Registration Agreement, the Company agreed, for the benefit of the holders of the Senior Notes, the Convertible Notes and the Warrants, to file registration statements with the Commission with respect to (i) the Exchange Offer with respect to the Senior Notes (the "Exchange Offer Registration Statement") or, alternatively, a shelf registration statement for the resale of the Senior Notes by the holders thereof, (ii) the resale, by the holders thereof, of the Convertible Notes and the Convertible Note Shares (the "Convertible Note Shelf Registration Statement" and the "Convertible Note Shares Shelf Registration Statement", respectively) and (iii) the resale, by the holders thereof, of the Warrants and the Warrant Shares (the "Warrant Shelf Registration Statement").

     The Company filed the foregoing registration statements with the Commission in August 1996 and each such registration statements was declared effective on July 30, 1998.

  Senior Notes; Exchange Offer

     Pursuant to the Registration Agreement, the Company agreed with respect to the Outstanding Notes, unless not permitted by applicable federal law, to cause to be filed with the Commission, on or before July 26, 1996, the Exchange Offer Registration Statement under the Securities Act and to use its reasonable best efforts to cause such Exchange Offer Registration Statement to become effective on or prior to October 10, 1996. The Company also agreed, upon the effectiveness of the Exchange Offer Registration Statement, to commence and consummate the Exchange Offer and cause the Exchange Offer Registration Statement to be effective continuously, and keep the Exchange Offer open for a period of at least 30 days, and use its best efforts to consummate the Exchange Offer within 60 days (or longer, if required by applicable law).

     In the event that either (a) any changes in law or applicable interpretation of the staff of the Commission do not permit the Company to effect the Exchange Offer, (b) the Exchange Offer Registration Statement is not declared effective on or prior to October 10, 1996, or (c) the Exchange Offer is not consummated on or prior to December 9, 1996, then the Company has agreed to cause to be filed on or prior to 60 days thereafter a shelf registration statement under the Securities Act (which may be an amendment to the Exchange Offer Registration Statement) (the "Senior Note Shelf Registration Statement"), relating to all Outstanding Notes, the transfer of which is subject to restriction and to use its reasonable best efforts to cause such Senior Note Shelf Registration Statement to become effective under the Securities Act on or prior to 120 days thereafter. The Company shall use its best efforts to keep the Senior Note Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for transfers of Outstanding Notes by the holders thereof for a period of at least two years following the date on which the Senior Note Shelf Registration Statement becomes effective. The Company has elected not to file the Senior Note Shelf Registration Statement but instead is continuing to endeavor to cause the Exchange Offer Registration Statement to become effective.

     The Registration Agreement provides for the payment of additional interest to Holders of Outstanding Notes upon the nonoccurrence of certain events. If (i) either the Exchange Offer Registration Statement or the Senior Note Shelf Registration Statement (either, a "Senior Note Registration Statement") is not filed with the Commission on or prior to the date specified for such filing in the Registration Agreement, (ii) any Senior Note Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer has not been consummated on or prior to the date specified in the Registration Agreement, or
(iv) any Senior Note Registration Statement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Senior Note Registration Statement that cures such failure and that is itself declared effective for a period of more than 30 consecutive days (each such event referred to in clauses (i) through (iv), a "Senior Note Registration Default"), then commencing on the day following the date on which such Senior Note Registration Default occurs, the Company has agreed to pay to each holder of Outstanding Notes, during the 90-day period immediately following the occurrence of such Senior Note Registration Default, additional interest ("Special Interest") in an amount equal to $0.01 per week per $1,000 principal amount of Outstanding Notes held by such holder for so long as the Senior Note Registration Default continues. The amount of Special Interest payable to each holder shall increase by an additional $0.01 per week per $1,000 principal amount of Outstanding Notes held by such holder for each subsequent 90-day period up to a maximum of $0.5 per week per $1,000 principal amount of Outstanding Notes held by such holder.

     A Senior Note Registration Default shall cease, and Special Interest shall cease to be payable with respect to such Senior Note Registration Default (1) upon the filing of the applicable Senior Note Registration Statement in the case of clause (i) above, (2) upon the effectiveness of the applicable Senior Note Registration Statement, in the case of clause (ii) above, (3) upon the consummation of the Exchange Offer, in the case of clause (iii) above, and (4) when the applicable Senior Note Registration Statement becomes effective or usable in the case of clause (iv) above. Anything in the foregoing to the contrary notwithstanding, (I) the amount of Special Interest payable shall not increase because more than one Senior Note Registration Default has occurred and is pending, (II) a holder of Outstanding Notes who is not entitled to the benefits of the Senior Note Shelf Registration Statement (i.e., such holder has not elected to include Outstanding Notes in such Senior Note Shelf Registration Statement or has failed to provide all the required information) shall not be entitled to Special Interest with respect to a Senior Note Registration Default that pertains to the Senior Note Shelf Registration Statement, and (III) a holder of Outstanding Notes constituting an unsold allotment from the original sale of the Outstanding Notes or who is otherwise not entitled to participate in the Exchange Offer shall not be entitled to Special Interest by reason of a Senior Note Registration Default that pertains to the Exchange Offer. Holders of Exchange Notes will not be eligible to receive Special Interest.

     The Company did not file the Exchange Offer Registration Statement until August 9, 1996 and therefore incurred Special Interest for the period from July 27, 1996 until August 9, 1996. The Exchange Offer Registration Statement was not declared effective by October 10, 1996 and accordingly the Company has been incurring Special Interest since October 10, 1996. Since the Exchange Offer was not consummated by December 9, 1996, the Company will continue to accrue Special Interest on the Senior Notes until the Exchange Offer is consummated, which is expected to be in September 1998.

     All accrued Special Interest shall be paid to Holders in the same manner in which payments of interest are made pursuant to the Senior Note Indenture.

  Convertible Notes

     Pursuant to the Registration Agreement, the Company agreed to cause to be filed, on or before July 26, 1996, the Convertible Note Shelf Registration Statement under the Securities Act and to use its reasonable best efforts to cause such Convertible Note Shelf Registration Statement to become effective on or prior to October 10, 1996. The Company also agreed to use its best efforts to keep the Convertible Note Registration Statement continuously effective, supplemented and amended to ensure that it is available for sales of Convertible Notes by the Holders thereof until the earlier of (a) such time as all Convertible Notes have been sold thereunder or converted and (b) ten years after its effective date.

     The Company also agreed to cause to be filed on or prior to July 26, 1996 a shelf registration statement under the Securities Act (the "Convertible Note Shares Shelf Registration Statement"), relating to the Convertible Note Shares and to use its reasonable best efforts to cause such Convertible Note Shares Shelf Registration Statement to become effective on or prior to October 10, 1996. The Company also agreed to use its best efforts to keep the Convertible Note Shares Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Convertible Note Shares by the Holders thereof entitled to the benefit of such Registration Statement until the earlier of (A) three years after all Convertible Notes have been converted and (B) ten years after its effective date.

     The Registration Agreement provides for the payment of additional interest to Holders of the Convertible Notes upon the nonoccurrence of certain events. If
(i) the Convertible Note Registration Statement is not filed with the Commission on or prior to July 26, 1996, (ii) the Convertible Note Registration Statement is not declared effective by the Commission on or prior to October 10, 1996, or
(iii) the Convertible Note Registration Statement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective for a period of more than 30 consecutive days (each such event referred to in clauses (i) through (iii), a "Convertible Note Registration Default"), then commencing on the day following the date on which such Convertible Note Registration Default occurs, the Company has agreed to pay to each holder of Convertible Notes, during the 90-day period immediately following the occurrence of such Convertible Note Registration Default, additional interest ("Special Interest") in an amount equal to $0.01 per week per $1,000 principal amount of Convertible Notes held by such holder for so long as the Convertible Note Registration Default continues. The amount of Special Interest payable to each holder shall increase by an additional $0.01 per week per $1,000 principal amount of Convertible Notes held by such holder for each subsequent 90-day period up to a maximum of $0.5 per week per $1,000 principal amount of Convertible Notes held by such holder.

     A Convertible Note Registration Default shall cease, and Special Interest shall cease to be payable with respect to such Convertible Note Registration Default (1) upon the filing of the Convertible Note Registration Statement in the case of clause (i) above, (2) upon the effectiveness of the Convertible Note Registration Statement, in the case of clause (ii) above, and (3) when the Convertible Note Registration Statement becomes effective or usable in the case of clause (iii) above. Notwithstanding the foregoing to the contrary, (I) the amount of Special Interest payable shall not increase because more than one Convertible Note Registration Defaults have occurred and are pending and (II) a holder of Convertible Notes who is not entitled to the benefits of the Convertible Note Registration Statement (i.e., such holder has not elected to include Convertible Notes in such Convertible Note Registration Statement or has failed to provide all the required information) shall not be entitled to Special Interest with respect to a Convertible Note Registration Default that pertains to the Convertible Note Registration Statement.

     The Company did not file the Convertible Note Registration Statement until August 9, 1996 and therefore incurred Special Interest for the period from July 27, 1996 until August 9, 1996. The Convertible Note Registration Statement was not declared effective by October 10, 1996 and accordingly the Company incurred Special Interest from October 10, 1996 until July 30, 1998, the date on which the Convertible Note Registration Statement was declared effective by the Commission.

     All accrued Special Interest shall be paid to Holders in the same manner in which payments of interest are made pursuant to the Convertible Note Indenture.

     The registration statement with respect to the resale by the holders thereof of the Convertible Notes and the Convertible Note Shares was declared effective by the Commission on July 30, 1998.

  Warrants and Warrant Shares

     The Company is required, under the terms of the Registration Agreement, to
(i) file a shelf registration statement with respect to resale of the Warrants by the holders thereof (the "Warrant Shelf Registration Statement") with the Commission within 45 days after the date of original issuance of the Warrants;
(ii) cause the Warrant Shelf Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Warrants; and (iii) keep effective the Warrant Shelf

Registration Statement until the earlier of (A) such time as all Warrants have been sold thereunder or exercised and (B) ten years after its effective date.

     The Company also is required, under the terms of the Registration Agreement, to (i) file a shelf registration statement with respect to the Company's issuance of the Warrant Shares to holders upon exercise of the Warrants (the "Warrant Shares Shelf Registration Statement") with the Commission within 270 days after the date of original issuance of the Warrants, (ii) cause the Warrant Shares Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Warrants and (iii) keep effective the Warrant Shares Shelf Registration Statement (or a successor registration statement thereto) until the earlier of
(A) three years after all Warrants have been exercised and (B) ten years after its effective date.

     The registration statement with respect to the resale by the holders thereof of the Warrants and the Warrant Shares was declared effective by the Commission on July 30, 1998.

                                    TAXATION

     This summary of certain U.S. federal income tax considerations addresses tax considerations applicable to a purchaser of Convertible Notes that is a citizen or resident of the United States of a United States domestic corporation or partnership or that otherwise will be subject to United States federal income taxation on a net income basis in respect of the Convertible Notes (a "U.S. Holder"). The summary deals only with U.S. Holders that will hold Convertible Notes as capital assets but does not address tax consequences applicable to (i) U.S. Holders that may be subject to special tax rules, such as U.S. tax-exempt entities, banks, insurance companies, or dealers in securities or currencies,
(ii) U.S. Holders that will hold Convertible Notes as a position in a straddle for tax purposes, and (iii) U.S. Holders that have a "functional currency" other than the U.S. Dollar.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code") as in effect on the date of this Prospectus, as well as regulations promulgated thereunder and existing administrative interpretations and court decisions.

     PERSONS WHO WOULD BE CONSIDERED TO BE U.S. HOLDERS AND THAT ARE CONSIDERING THE PURCHASE OF CONVERTIBLE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER JURISDICTION.

PAYMENT OF INTEREST AND ADDITIONAL AMOUNTS

     A U.S. Holder generally will be required, for U.S. federal income tax purposes, to report stated interest on the Convertible Note as ordinary interest income in accordance with the holder's method of accounting for income tax purposes.

TREATMENT OF SUBSEQUENT PURCHASERS OF CONVERTIBLE NOTES

     Premium. The U.S. Holder of a Convertible Note that purchases the Convertible Note at a cost greater than its stated redemption amount will be considered to have purchased the Convertible Note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the Convertible Note. Such election, once made, generally applies to all Convertible Notes held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the permission of the Internal Revenue Service (the "IRS"). A U.S. Holder that elects to amortize such premium must reduce its tax basis in a Convertible Note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize the bond premium, the amount of bond premium will be included in the holder's tax basis when the Convertible Note matures or is disposed of by the U.S. Holder.

     Market Discount. If a subsequent U.S. Holder of a Convertible Note purchases the Convertible Note at a price that is lower than its stated redemption amount by .025% or more of its stated redemption amount multiplied by the number of remaining whole years to maturity, the Convertible Note will be considered to bear "market discount" (in an amount equal to the difference between such purchase price and such stated redemption price) in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the sale or retirement of the Convertible Note will be treated as ordinary interest income to the extent of the market discount that accrued on the Convertible Note while held by such U.S. Holder. In addition, the U.S. Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Convertible Note. In general terms, market discount on a Convertible Note will be treated as accruing ratably over the term of such Convertible Note, or, at the election of the U.S. Holder, under a constant yield method. Alternatively, a U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule regarding deferral of interest deductions will not apply. Such election, once made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and may not be revoked without the consent of the IRS.

SALE OR OTHER DISPOSITION OF CONVERTIBLE NOTES

     Upon the sale, exchange, retirement or other disposition of a Convertible Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the U.S. Holder's adjusted tax basis in such Convertible Note. The adjusted tax basis of a Convertible Note for a U.S. Holder that has purchased the Convertible Note in the Offering generally will equal the issue price of the Convertible Notes (increased by the accrual of market discount, if any, which the holder has previously elected to include in gross income on an annual basis and reduced by any amortized premium).

     Except as discussed under "Market Discount" above, gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other disposition of a Convertible Note generally will be long-term capital gain or loss if the U.S. Holder has held the Convertible Note for more than eighteen months at the time of disposition, mid-term capital gain or loss if the U.S. Holder has held the Convertible Note for more than twelve months, but not more than eighteen months and otherwise will be short-term capital gain or loss. The Code provides preferential treatment under certain circumstances for net long-term and mid-term capital gains realized by individual investors. The ability of U.S. Holders to offset capital losses against ordinary income is limited.

     A U.S. Holder's conversion of Convertible Notes into shares of Common Stock generally will not be a taxable event (except with respect to cash received in lieu of a fractional share of Common Stock) for U.S. federal income tax purposes. A U.S. Holder's basis and holding period in shares of Common Stock received upon conversion generally will be the same as the U.S. Holder's basis (exclusive of any tax basis allocable to a fractional share of Common Stock) and holding period in the underlying Convertible Note.

ADJUSTMENTS UNDER THE CONVERTIBLE NOTES

     Section 305 of the Code and the applicable Treasury Regulation provide that in certain circumstances a change in the conversion price for the Convertible Note will be treated as a deemed distribution with respect to any U.S. Holder of a Convertible Note whose interest in the assets or earnings and profits of the Company is increased by such change. In such case, a U.S. Holder of a Convertible Note could recognize ordinary dividend income in an amount equal to the fair market value of any additional shares of Common Stock (and cash in lieu of fractional shares) deemed received as a result of the change in the conversion ratio or exercise price of the Convertible Note. In certain other circumstances, Section 305 of the Code and the applicable Treasury Regulations provide that the absence of appropriate adjustments in the conversion price for the Convertible Note will produce dividend income for the Holders of the Common Stock. Further, the Convertible Notes provided for payment to holders of Reset Penalties in certain circumstances. See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Conversion Rights of Convertible Notes." This Reset Penalty payment provision should not result in a deemed taxable exchange of the Convertible Notes. Although the characterization of such additional payment is uncertain, such additional payments probably constitute contingent interest which is generally not included in income before it is fixed or paid.

REGISTRATION OF THE CONVERTIBLE NOTES

     The Company was obligated under the terms of the June 1996 Placement to register with the Commission the resale by the holders thereof of the Convertible Notes and the Convertible Note Shares. As a result of missing a deadline respecting the filing of the Registration Statement, the Company incurred an obligation to pay Special Interest on the Convertible Notes from July 27, 1996 until August 9, 1996. As a result of missing a further deadline relating to the effectiveness of the Registration Statement, the Company became obligated to pay Special Interest on the Convertible Notes starting on October 10, 1996 and such obligation continued until July 30, 1998, the date on which the Registration Statement was declared effective by the Commission. See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Registration Rights." This Special Interest should not result in a deemed taxable exchange of the Convertible Notes. Although the characterization of such Special Interest is uncertain, such Special

Interest probably constitutes contingent interest which is generally not includable in income before it is fixed or paid, but which is generally included in income as ordinary interest income, when it is paid.

SHARES RECEIVED UPON CONVERSION OF CONVERTIBLE NOTES

     Upon conversion, as a holder of shares of Common Stock, under U.S. federal income tax law, U.S. Holders of Common Stock will include in gross income as a dividend the gross amount of any distribution paid by the Company to the extent of its current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) as ordinary income when the dividend is received by the U.S. Holder.

BACKUP WITHHOLDING

     A U.S. Holder of a Convertible Note may be subject to backup withholding at the rate of 31% with respect to interest paid on a Convertible Note, including OID, and gross proceeds upon sale or retirement of a Convertible Note unless such holder (a) is a corporation or other exempt recipient and, when required, demonstrates this fact or (b) provides, when required, a correct taxpayer identification number, certifies under the penalty of perjury that the holder is not subject to backup withholding and otherwise complies with applicable requirements, of the backup withholding rules. Furthermore, a holder of a Convertible Note that does not provide the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding will be made when cash payments are made with respect to the Convertible Note. Backup withholding is not an additional tax; any amounts so withheld will be allowed as a refund or credit against the holder's federal income tax liability provided that the required information is furnished to the IRS.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

     On November 26, 1997 the Company, and its wholly-owned subsidiaries, WTC and BCL, entered into a Revolving Credit Note and Warrant Agreement (the "Revolving Credit Agreement") with The Travelers Insurance Company and The Travelers Indemnity Company (collectively, the "Travelers Parties"). Under the Revolving Credit Agreement the Company is permitted to borrow up to $12,400,000 to fund up to 80% of the cost of acquiring additional capital stock in its Restricted Subsidiaries, and a further $3,100,000 for general corporate purposes (but not including acquisition of additional capital stock in its Restricted Subsidiaries). Its borrowings with respect to acquisition of additional capital stock in its Restricted Subsidiaries are to be evidenced by its issuance of its 12% Series A Senior Secured Revolving Credit Notes due 1998 (the "Series A Notes"), and its borrowings for general corporate purposes are to be evidenced by its issuance of its 12% Series B Senior Revolving Credit Notes due 1998 (the "Series B Notes" and, together with the Series A Notes, the "Revolving Credit Notes"). All borrowings under the Revolving Credit Agreement are required to be guaranteed by WTC and BCL. Also, in connection with the Revolving Credit Agreement the Company issued warrants to purchase its Common Stock to the Travelers Parties, and may be required to issue further warrants upon the occurrence of certain events hereafter.

     On November 26, 1997 the Company borrowed $12,320,000 under the Revolving Credit Agreement in order to acquire 28 ordinary shares of Technocom (the "Technocom Shares"), as part of a larger transaction in which the Company increased its percentage holdings of Technocom ordinary shares from 50.75% to 80.4% (see, "Summary -- Recent Developments), and issued $12,320,000 in aggregate principal amount of its Series A Notes to the Travelers Parties. Also on the same day, the Company borrowed a further $3,100,000 for general corporate purposes and issued $3,100,000 in aggregate principal amount of its Series B Notes to the Travelers Parties

     Set forth below is a summary of the material terms of the Revolving Credit Agreement, the Revolving Credit Notes and the guarantees given and warrants issued in connection therewith. A substantial number of the terms, particularly the covenants, in the Revolving Credit Agreement, match the terms of the Senior
Note Indenture and various related documents. Under the terms of the Revolving Credit Agreement, any amendments to the terms of the Senior Note Indenture and related documents are automatically incorporated in the Revolving Credit Agreement. Pursuant to this, the Revolving Credit Agreement has been amended, to the extent its terms match the terms of the Senior Note Indenture, by the Supplemental Indenture. Unless the context requires otherwise, any reference herein to the Revolving Credit Agreement, the Revolving Credit Notes and the guarantees and warrants given in connection therewith shall refer to such documents and securities as so amended.

DESCRIPTION OF THE REVOLVING CREDIT NOTES AND GUARANTEES

     The Series A Notes are senior secured obligations of the Company, limited in an aggregate principal amount to $12,400,000, and are secured by a first lien on the Technocom Shares and on the Company's inventory and accounts receivable. The Series B Notes are senior obligations of the Company, limited in an aggregate principal amount to $3,100,000, and are secured by a first lien on the Company's inventory and accounts receivable. The Series A Notes and the Series B Notes rank pari passu in right of payment to each other, except to the extent of the value of the Technocom Shares, as to which the Series A Notes rank senior in right of payment to the Series B Notes. Otherwise, the Series A and Series B Notes rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company and, to the extent of the value of the collateral for the Series A and Series B Notes, to all other indebtedness of the Company, including the Senior Notes and the Convertible Notes. The Series A and Series B Notes are effectively subordinated to all existing and future indebtedness, including trade payables, of the subsidiaries of the Company other than the Travelers Guarantors.

     The obligations of the Company to pay the principal of, and interest and Additional Amounts, if any, on the Series A and Series B Notes and all other obligations of the Company under the Revolving Credit Agreement are, jointly and severally, irrevocably and unconditionally guaranteed by BCL and WTC, and are required to be so guaranteed by any future Wholly-Owned Restricted Subsidiary of the Company and any other subsidiary which guarantees any indebtedness of the Company or any other obligor under the Series A or Series B Notes (collectively, the "Travelers Guarantors").

     The Series A Notes are limited in aggregate principal amount to $12,400,000 and will mature on December 31, 1998. The Series A Notes bear interest from November 26, 1997 at a rate of 12% per annum, payable in cash monthly on the last day of each month. Interest on the Series A Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

     The Series B Notes are limited in aggregate principal amount to $3,100,000 and will mature on September 30, 1998. The Series B Notes bear interest from November 26, 1997 at a rate of 12% per annum, payable in cash monthly on the last day of each month. Interest on the Series B Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

     If the Company has not received on or before May 31, 1998, $20 million in net cash proceeds from an Equity Issuance, the Series A Notes and the Series B Notes will bear interest at the rate of 15% per annum for the period commencing on June 1, 1998 until maturity. The Company did not complete such Equity Issuance prior to May 31, 1998 and accordingly the interest rate on the Series A and Series B Notes increased to 15% per annum.

     The Company is also obligated to pay as "Additional Amounts" any taxes which it or any Travelers Guarantor may be required to withhold or deduct from any payment due to any holders of the Series A or Series B Notes, together with any additional amounts needed to "gross up" such payment to take account of any taxes payable in respect of the receipt thereof.

     Both the Series A and the Series B Notes come due in full upon any Change of Control.

     The obligation of the Travelers Parties to make advances under the Revolving Credit Agreement is permanently reduced on January 1, 1998 by the amount by which the amount which may be borrowed thereunder exceeds the amount actually borrowed. Pursuant to the foregoing, the maximum amount which may be borrowed for the acquisition of additional capital stock in Restricted Subsidiaries was reduced from $12,400,000 to $12,320,000.

     In addition, the Company is permitted voluntarily to reduce the amount which may be borrowed under the Revolving Credit Agreement at any time, provided that the minimum amount of any such voluntary reduction shall be $300,000, and all such voluntary reductions shall be in integral multiples of $100,000.

     The Company is required to reduce the aggregate commitments by $1,000,000 on July 31, 1998 and on the last day of each succeeding month.

     The Company is also required to repay any amounts borrowed out of the proceeds received by the Company from any sale of assets which do not constitute Senior Note Collateral, Telecommunications Assets subject to a Telecommunications Asset Agreement or Convertible Note Collateral, and from any Equity Issuance. Upon any such repayment, the Commitments shall be permanently reduced by the amount of such repayment.

     Because the Company did not receive net cash proceeds of at least $20,000,000 from an Equity Issuance on or prior to May 31, 1998, commencing with August 31, 1998, the aggregate commitments will be permanently reduced by the difference between the amount of cash the Company had on hand as of the end of the preceding month, reduced by the amount applied during the succeeding month for operating expenses, taxes and payments of interest and principal on account of indebtedness and the amount of certain "required reserves". The amount of the "required reserve" for July 1998 is $11,000,000 and the amount of such "required reserve" reduces by $1,000,000 each month thereafter.

     The Company is obligated to issue additional warrants to the holders of the Series A and Series B Notes in the event that the Company does not effect certain "targeted reductions in commitment" as follows:

                                                           TARGETED
              COMMITMENT REDUCTION DATE                REDUCTION AMOUNT
              -------------------------                ----------------
July 31, 1998........................................     $  500,000
August 31, 1998......................................        500,000
September 30, 1998...................................      1,000,000
October 31, 1998.....................................      1,500,000
November 30, 1998....................................      1,500,000

     In the event that at the time any commitment is reduced, the amount borrowed exceeds the amount of the commitment as so reduced, the Company is obligated to repay so much of the amount borrowed as is necessary to bring the amount borrowed within the reduced commitment.

     All reductions in commitment made pursuant to the foregoing are to be applied first to the Series B Commitment until it is reduced to zero, and thereafter to the Series A Commitment.

     The Revolving Credit Agreement contains covenants restricting the ability of the Company and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of the Company's capital stock, make investments or certain other restricted payments, create liens, engage in sale-leaseback transactions, enter into transactions with affiliates, sell assets, engage in mergers and acquisitions, and engage in businesses other than the telecommunications business. In addition, the Revolving Credit Agreement limits the ability of certain of the Company's subsidiaries to issue guarantees and preferred stock, or to create restrictions on their ability to pay dividends and make certain other payments to the Company. These covenants are essentially a "mirror image" of the covenants contained in the Senior Note Indenture and, as such, have been amended to the extent that the Senior Note Indenture has been amended by the Supplemental Indenture. The holders of the Series A and Series B Notes have agreed to incorporate in the Revolving Credit Agreement all further amendments made to the Senior Note Indenture hereafter.

     However, in addition to the foregoing, the Company has agreed that, because it did not receive net cash proceeds of at least $20,000,000 from an Equity Issuance prior to May 31, 1998, following May 31, 1998 it will not (i) make any unscheduled payments in respect of outstanding indebtedness, (ii) make any "Restricted Payment", or (iii) make any capital expenditures, or contribute funds to its subsidiaries to permit them to make capital expenditures, other than out of funds in the Senior Note Escrow Account.

DESCRIPTION OF WARRANTS

     On November 26, 1997, in connection with the issuance of the Series A and Series B Notes, the Company issued warrants to purchase a total of 315,000 shares of its common stock to the holders of the Series A Notes, and further warrants to purchase a total of 108,000 shares of its common stock to the holders of the Series B Notes. Such warrants are hereinafter referred to as the "Initial Warrants".

     In the event that the Company does not effect any of the "targeted reductions in commitment" referred to in "-- Description of the Revolving Credit Notes and Guarantees" above, the holders of the Series A Notes shall receive 30,000 additional warrants to purchase shares of the Company's common stock on each date on which such reduction was not made. In the event that the Company does not effect the "targeted reductions in commitment" scheduled for July 31, 1998 and August 31, 1998, the holders of the Series B Notes (which otherwise come due on September 30, 1998) shall receive 16,000 additional warrants to purchase shares of such common stock. Such warrants are hereinafter referred to as the "Additional Warrants." The Company did not effect the "targeted reduction in commitment" for July 31, 1998 and accordingly will issue 30,000 Additional Warrants to the holders of the Series A Notes and 16,000 Additional Warrant to the holders of the Series B Notes.

     The exercise price for the Initial and Additional Warrants referred to above is $8.625 per share, except that, if the Series B Notes are not repaid in full by September 30, 1998, the exercise price of all warrants issued to the holders of the Series B Notes becomes $0.01, and, if the Series A Notes are not repaid in full by

December 31, 1998, the exercise price of all warrants issued to the holders of the Series A Notes also becomes $0.01. All of the warrants expire on December 31, 2008.

     If the Series B Notes are not repaid in full on September 30, 1998, then, commencing September 30, 1998 and on the last day of each succeeding month until the Series B Notes have been repaid in full, the holders of the Series B Notes shall receive 32,000 additional warrants to purchase shares of the Company's common stock at a price of $0.01 per share. If the Series A Notes are not repaid in full on December 31, 1998, then, commencing December 31, 1998 and on the last day of each succeeding month until the Series A Notes have been repaid in full, the holders of the Series A Notes shall receive 70,000 additional warrants to purchase shares of such common stock at a price of $0.01 per share. All such warrants (hereinafter referred to as the "Default Warrants") have an expiration date ten years after their respective dates of issue.

     Upon the request of the holders of a majority of the applicable class of warrants, which may only be made once a majority of the warrants of such class have been exercised, the Company will file a shelf registration statement with the Commission with respect to the shares acquired or to be acquired upon the exercise of such warrants within 90 days, and will use its best efforts to cause such registration statement to become effective on or prior to 150 days from the date of the original request, and thereafter to keep the registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of the shares of common stock acquired or to be acquired upon the exercise of such warrants, until the earlier of (i) two years after a majority of the applicable class of warrants have been exercised, and (ii) ten years after the applicable registration statement becomes effective.

CERTAIN DEFINITIONS

     The terms "Additional Amounts", "Asset Sale", "Change of Control", "Convertible Note Collateral", "Restricted Payment", "Restricted Subsidiary", "Telecommunications Assets", "Telecommunications Asset Agreement" and "Wholly-Owned Restricted Subsidiary", as used in the Revolving Credit Agreement, have substantially the same meanings as the meanings given to those terms in the Senior Note Indenture.

     The term "Equity Issuance" means the issuance by the Company of shares, interests, participations or other equivalents in the equity interest (however designated) in the Company, and any rights (other than indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of June 30, 1998, there were 33,520,748 shares of Common Stock, 405,217 shares of Preferred Stock, Series II, and 41,667 shares of Preferred Stock, Series III outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, to receive any dividend declared thereon, and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, to receive the remaining property of the Company upon dissolution.

PREFERRED STOCK

     The Preferred Stock as a class are issuable in series by resolution of the Board of Directors. The Preferred Stock of each series rank on a parity with the Preferred Stock of every other series with respect to priority in payment of dividends and in the distribution of assets and return of capital. The Preferred Stock as a class is entitled to a preference over the Common Stock and over any other shares ranking junior to the Preferred Stock with respect to priority in payment of dividends and in the distribution of assets and return of capital of the Company. Subject to the provisions of the Delaware General Corporation Law and to the provisions of any particular series, Preferred Stock of any series may be purchased for cancellation or redeemed by the Company, in whole or in part, and may have attached thereto a right of conversion into Common Stock or other securities of the Company. The holders of the Preferred Stock are not, except as otherwise specifically provided by law or by the provisions attaching to any series, entitled to receive notice, to attend or to vote at any meeting of the shareholders of the Company.

     The following is a description of the outstanding series of Preferred Stock of the Company:

          Preferred Stock, Series II. The Preferred Stock, Series II consist of 405,217 shares issued at a price of Cdn.$1.00 per share. The shares do not pay dividends. The holders thereof have no voting rights except as otherwise specifically provided by law. The Preferred Stock, Series II are subject to redemption at the option of the Company at a price of Cdn.$1.00 per share. The Company may at any time and from time to time purchase for cancellation the whole or any part of the outstanding Preferred Stock, Series II by invitation for tenders at a price per share not exceeding Cdn.$1.00 per share. The Preferred Stock, Series II are not convertible into Common Stock.

          Preferred Stock, Series III. The Preferred Stock, Series III consist of 41,667 shares issued at a price of Cdn.$1.00 per share. The shares do not pay dividends. The holders thereof have no voting rights except as otherwise specifically provided by law. The Preferred Stock, Series III are subject to redemption at the option of the Company at a price of Cdn.$1.00 per share. The Company may at any time, and from time to time, purchase for cancellation the whole or any part of the outstanding Preferred Stock, Series III by invitation for tenders at a price per share not exceeding Cdn.$1.00 per share. The Preferred Stock, Series III are not convertible into Common Stock.

OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK

     Pursuant to the Company's Stock Option Plan as in effect prior to June 12, 1997 (the "Prior Plan"), options to purchase shares of Common Stock of the Company could be granted to directors, officers and key employees of the Company and its subsidiaries.

     At the Company's Annual Meeting of Shareholders held on June 12, 1997 the Company's shareholders approved an amendment and restatement of the Prior Plan (as so amended and restated, the "Plan") to broaden the scope of grants which could be made thereunder, as well as the range of persons eligible to receive such grants, to introduce for the first time an overall ceiling on the number of shares of Common Stock which could be issued, and to make various other revisions to the terms of the Prior Plan. Pursuant to the Plan, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and "performance units" (pursuant to which cash payments may be made depending on the achievement with specified periods of time of certain goals) may be granted. The eligible participants under the Plan are the Company's directors and employees, as well as outside consultants and advisors to the Company and designated key employees of the Company's subsidiaries. The maximum number of shares issued or reserved for issuance under the Plan may not at any time exceed fifteen percent (15%) of the total issued and outstanding shares of Common Stock, and the maximum number of shares that shall be subject to grants to any individual may not exceed 1,500,000 at any time. Holders of options issued under the Prior Plan were permitted to elect to have their grants governed by the terms of the Plan as amended and restated, and also, where their exercise prices were denominated in Canadian dollars, to have such exercise prices converted into, and thereafter expressed in terms of, U.S. dollars, at the rate of exchange in effect on June 12, 1997. All of the holders of options issued under the Prior Plan have made this election. As of June 30, 1998, options to purchase an aggregate of 4,022,000 shares of Common Stock were outstanding (including options granted under the Prior Plan) at exercise prices ranging from $4.875 to $11.3817.

     As of June 30, 1998, warrants to purchase an aggregate of 5,371,800 shares of Common Stock were outstanding, including the Warrants and the Initial Purchaser Warrants.

     Dominion held warrants to purchase (i) 100,000 shares of Common Stock, at an exercise price of Cdn.$14.50 per share of Common Stock, granted as consideration for the provision by Dominion of a short-term credit facility and
(ii) 50,000 shares of Common Stock, at an exercise price of Cdn.$11.3125, granted as consideration for Dominion's guarantee of the initial bank facility. Cable & Wireless held warrants to purchase 250,000 shares of Common Stock, at an exercise price of Cdn.$11.3125, granted as consideration for Cable & Wireless' guarantee of the initial bank facility, which it has agreed to sell to News America. See "Summary -- Recent Developments -- Transactions with Cable & Wireless and News."

     In November 1997, in connection with the issuance of the Revolving Credit Notes, the Company issued to the Travelers Parties the Travelers Warrants to purchase an aggregate of 423,000 shares of Common Stock at an initial exercise price of $8.625. The Travelers Warrants expire on December 31, 2008.

     See "Description of the Convertible Notes and Other Private Placement Securities -- The Warrants" for a description of the terms of the Warrants.

     See "Summary -- Recent Developments -- The Consent Solicitation" for a description of the terms of the Consent Warrants issued to the holders of the Senior Notes and the Convertible Notes pursuant to the Consent Solicitation.

REGISTRATION RIGHTS

     As of June 30, 1998, 6,250,264 shares of Common Stock were held by parties possessing certain demand registration and/or piggyback registration rights. With certain exceptions (such as underwriting discount and commissions), all expenses incurred in a Demand Registration or Piggyback Registration will be borne by the Company. Navona held registration rights for 5,140,264 shares of Common Stock. Dominion held Piggyback Registration rights for the resale of 1,110,000 shares of Common Stock it acquired upon conversion of Preferred Stock Series VIII.

     The Travelers Parties have demand registration rights with respect to the 423,000 shares of Common Stock issuable upon exercise of the Travelers Warrants, and with respect to any shares of Common Stock issuable upon exercise of any Additional Warrants or Default Warrants. See "Description of Certain Other Indebtedness -- Description of Warrants."

     The Company has also granted demand and piggyback registration rights to News in respect of the shares of Common Stock acquired by News from Cable & Wireless and the shares issued to News by the Company in August 1998, together with any other security of the Company owned from time to time by News which is registrable under the United States securities laws.

     In addition to demand registration and piggyback registration rights, see "Description of the Convertible Notes and Other Private Placement
Securities -- Registration Rights" for a description of the registration rights granted in connection with the June 1996 Placement pursuant to the Registration Agreement.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agents and Registrars for the Common Stock are The Bank of Nova Scotia Trust Company of New York, One Liberty Plaza, 23rd Floor, New York, NY 10006, (212) 225-5470 and Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario, Canada M5J 2N1, (416) 981-9500.

                                USE OF PROCEEDS

     Neither the Company nor the Guarantors will receive any cash proceeds in connection with the resale of the Offered Securities by the holders thereof.

                                SELLING HOLDERS

     The Convertible Notes being offered hereby by the Selling Holders were acquired by them from the Initial Purchaser, on June 12, 1996, in private placement transactions pursuant to Rule 144A under the Securities Act. The Convertible Note Shares being offered hereby may be acquired, from time to time, by the Selling Holders upon conversion of the Convertible Notes.

     The Registration Statement of which this Prospectus forms a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Offered Securities the opportunity to sell such Offered Securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Offered Securities and request that the Company file a supplement to this Prospectus or an amendment to the Registration Statement, if required, identifying such holder as a Selling Holder and disclosing such other information concerning the Selling Holder and the Offered Securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective (i) as to the Convertible Notes, until the earlier to occur of (a) such time as all Convertible Notes have been sold thereunder or converted and (b) ten years after the date of effectiveness of the Registration Statement and (ii) as to the Convertible Note Shares, until the earlier of (a) three years after all of the Convertible Notes have been converted and (b) ten years after the date of effectiveness of the Registration Statement. See "Description of the Convertible Notes and Other Private Placement Securities -- The Notes -- Registration Rights."

                              PLAN OF DISTRIBUTION

     The Offered Securities offered hereby by the Selling Holders may be sold from time to time by the Selling Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including, in the case of the Convertible Note Shares, the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Offered Securities may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Holder and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Holder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Holder in amounts to be negotiated immediately prior to the sale. The Selling Holders, such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any commissions received by them and any profit on the resale of the Offered Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     At the time a particular sale of any of the Offered Securities is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of Offered Securities being sold and the terms of the sale, including the name or names of any underwriters, brokers, dealers or agents (whether such party is acting as a principal or as agent for the Selling Holders), any discounts, commissions, concessions and other items constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The Company is bearing all costs relating to the registration of the Offered Securities (other than fees and expenses, if any, of counsel or other advisers to the Selling Holders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Offered Securities will be borne by the Selling Holder selling such Offered Securities.

     The Company has agreed to indemnify the Selling Holders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Holder has agreed to indemnify the Company and its directors, and its officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act.

                                    EXPERTS

     The consolidated financial statements of PLD Telekom Inc. as of December 31, 1997 and for the year then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of PLD Telekom Inc. as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of NWE Capital (Cyprus) Ltd. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Wireless Technology Corporations Limited, as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Technocom Limited, as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Convertible Notes and the Convertible Note Shares offered hereby are being passed upon for the Company by E. Clive Anderson, Esq., Senior Vice President and General Counsel of the Company.

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  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Forward-Looking Statements............    1
Additional Information................    1
Incorporation of Certain Documents by
  Reference...........................    2
Summary...............................    3
Risk Factors..........................   27
Description of the Convertible Notes
  and Other Private Placement
  Securities..........................   52
Taxation..............................  115
Description of Certain Other
  Indebtedness........................  118
Description of Capital Stock..........  122
Use of Proceeds.......................  124
Selling Holders.......................  124
Plan of Distribution..................  124
Experts...............................  125
Legal Matters.........................  125

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                                  $26,500,000
                       9% CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2006

                              3,840,645 SHARES OF
                                  COMMON STOCK
                                PLD TELEKOM INC.
                               -----------------
                                   PROSPECTUS
                               -----------------
                                AUGUST 25, 1998

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